                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement            [ ] Confidential, For Use of the
[ ] Definitive Proxy Statement                 Commission Only (as permitted
[ ] Definitive Additional Materials            by Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to
     Section 240.14a-12

                              SILICON GAMING, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    Common Stock, $.001 par value per share.

2)  Aggregate number of securities to which transaction applies:

    285,355,592

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    $45,000,000  (Rule 0-11 (c)(1))

4)  Proposed maximum aggregate value of transaction:

    $45,000,000

5)  Total fee paid:

    $9,000

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)  Amount previously paid:____________________________________________________

2)  Form, Schedule or Registration Statement No.:______________________________

3)  Filing Party:______________________________________________________________

4)  Date Filed:________________________________________________________________

Silicon Gaming, Inc.
2800 W. Bayshore Road
Palo Alto, California 94303

                                                            _________, 2001
Dear Stockholders:

      You are cordially invited to attend a special meeting of stockholders of Silicon Gaming, Inc. to be held on ________, 2001 at 9:00 a.m. local time, at the company's headquarters at 2800 West Bayshore Road, Palo Alto, California 94303.

      At this special meeting, you will be asked to consider and vote to approve an Agreement and Plan of Merger pursuant to which Silicon will merge with a subsidiary of International Game Technology. Under the Merger Agreement, each outstanding share of Silicon's outstanding common stock will be converted into the right to receive cash, without interest. You will receive cash for each share of Silicon common stock you own. The amount of cash you will receive is dependent on various factors discussed in this proxy statement under the caption "The Merger Agreement-Merger Consideration." Silicon anticipates that the cash proceeds per share will be between $0.0825 and $0.0950. As part of the proposed transaction, Silicon has agreed that prior to the closing of the proposed merger, it will dispose of its shares of WagerWorks, Inc. ("WagerWorks"), a majority-owned subsidiary of Silicon, other than a number of shares that would equal 4.9% of WagerWorks on a fully-diluted basis. Silicon is evaluating various options regarding the disposition of its shares of WagerWorks. The estimated per-share proceeds you will receive stated above do not include any estimated amounts to be received from the disposition of the shares of WagerWorks, if any. When and if the disposition of the shares of WagerWorks is consummated prior to the closing of the merger, the per share consideration paid to stockholders of Silicon (including holders of preferred stock who would participate on an "as converted" basis) estimated in the previous paragraph is expected to increase. WagerWorks is a privately held company and there is no trading market for its shares. We cannot predict with any certainty whether we will be able to dispose of the shares of WagerWorks and if so what the price for those shares will be upon any disposition contemplated above.

      The board of directors of Silicon has approved the Merger Agreement. The board of directors believes that the merger is fair to, and in the best interests of, Silicon's stockholders and unanimously recommends that the stockholders vote for approval of the Merger Agreement. US Bancorp Libra, an investment banking firm, has advised us that the merger consideration is fair to the equity holders of Silicon, taken as a whole, from a financial point of view.

      We cannot complete the merger unless we obtain the approval of Silicon's stockholders owning at least a majority of each of Silicon's outstanding classes of capital stock and unless we obtain the necessary regulatory approvals described in the enclosed proxy statement. Completion of the merger is also subject to the satisfaction of several conditions. Accordingly, even if the stockholders approve and adopt the Merger Agreement, there can be no assurance that the merger will be completed.

      We encourage you to read the entire document carefully. The proxy statement provides detailed information about the merger we are proposing and provides specific information about the parties involved and their interests. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. A prepaid return envelope is provided for this purpose. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "for" adoption of the Merger Agreement. If you do not return your card or instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against the Merger Agreement. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and elect to vote in person. Your board of directors and I urge all stockholders to be present in person or by proxy.

      PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          Sincerely,

                                          Andrew S. Pascal
                                          Chairman of the Board,
                                          President and Chief Executive Officer

      Proxy Statement dated _______, 2001 and first mailed to stockholders on ______, 2001.

                              Silicon Gaming, Inc.
                              2800 W. Bayshore Road
                           Palo Alto, California 94303

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _______________, 2001


To the Stockholders of Silicon Gaming, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Silicon Gaming, Inc., a California corporation, will be held on ______________, 2001, at 9:00 a.m., local time, at Silicon's principal executive offices located at 2800
W. Bayshore Road, Palo Alto, California 94303, for the following purposes:

   1. To consider and vote on a proposal recommended by the board of directors of Silicon to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 19 2000, by and among Silicon, International Game Technology, a Nevada corporation ("IGT"), and International Game Acquisition Corporation, a California corporation and a wholly-owned subsidiary of IGT, as a result of which each outstanding share of common stock, par value $.001 per share, of Silicon will be converted, upon the effectiveness of the merger, into the right to receive cash, without interest, with the amount of such cash payment to be determined in accordance with the Merger Agreement.

   2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on ______________, 2001 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the envelope enclosed. Any stockholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,


                                          Andrew S. Pascal
                                          Chairman of the Board, President
                                            and Chief Executive Officer

Palo Alto, California
______________, 2001

      YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ..................................................       1

SUMMARY ................................................................       3

   THE COMPANIES .......................................................       3
   THE MERGER ..........................................................       3
   RECOMMENDATION OF THE BOARD OF DIRECTORS ............................       4
   OPINION OF FINANCIAL ADVISOR ........................................       4
   THE SPECIAL MEETING .................................................       4
   RECORD DATE; VOTE REQUIRED ..........................................       4
   VOTING AGREEMENTS ...................................................       4
   CONDITIONS TO COMPLETION OF THE MERGER ..............................       5
   REGULATORY MATTERS ..................................................       6
   TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES AND EXPENSES ..       6
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES ............................       6
   INTERESTS OF CERTAIN PERSONS IN THE MERGER ..........................       6
   DISSENTERS' APPRAISAL RIGHTS ........................................       8
   GENERAL .............................................................       8
   TIME AND PLACE ......................................................       8
   MATTERS TO BE CONSIDERED ............................................       8
   PROXIES .............................................................       8
   SOLICITATION OF PROXIES .............................................       9
   RECORD DATE, VOTING AND SHARE OWNERSHIP .............................       9

THE MERGER .............................................................      10

   PARTIES TO THE MERGER ...............................................      10
   BACKGROUND OF THE MERGER ............................................      11
   BACKGROUND OF THE MERGER ............................................      11
   REASONS FOR THE MERGER; RECOMMENDATION OF SILICON BOARD .............      13
   OPINION OF FINANCIAL ADVISOR ........................................      14
   REGULATORY MATTERS ..................................................      16
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO SILICON STOCKHOLDERS ....      18
   INTERESTS OF CERTAIN PERSONS IN THE MERGER ..........................      19
   DISSENTERS RIGHTS ...................................................      21

THE MERGER AGREEMENT ...................................................      23

   FORM OF MERGER ......................................................      23
   MERGER CONSIDERATION ................................................      23
   EFFECTIVE TIME ......................................................      26
   EXCHANGE PROCEDURES .................................................      27
   REPRESENTATIONS AND WARRANTIES ......................................      27
   COVENANTS ...........................................................      28
   CONDITIONS TO CONSUMMATION OF THE MERGER ............................      36
   TERMINATION OF THE MERGER AGREEMENT .................................      38
   VOTING AGREEMENTS ...................................................      41

   MARKET PRICE OF SILICON COMMON STOCK ................................      42
   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ......      43
   OTHER STOCKHOLDERS MEETINGS .........................................      44
   WHERE YOU CAN FIND MORE INFORMATION .................................      44
   FORWARD LOOKING STATEMENT MAY PROVE INACCURATE ......................      44
   OTHER MATTERS .......................................................      45



   Annex A       Agreement and Plan of Merger
   Annex B       Fairness Opinion
   Annex C       California General Corporation Law Sections 1300-1312

                              QUESTIONS AND ANSWERS

Q:    WHAT IS THE PROPOSED TRANSACTION?

A: The board of directors of Silicon is proposing to merge the company with a wholly-owned subsidiary of International Game Technology ("IGT"). IGT has formed a subsidiary, International Game Acquisition Corporation, for the sole purpose of consummating the merger. If the merger is consummated, International Game Acquisition Corporation will merge with and into Silicon and Silicon will be the surviving corporation. Silicon stockholders will receive cash for their shares of common stock of Silicon and IGT will be the sole stockholder of the surviving corporation.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A:    You will receive cash for each share of Silicon common stock you own. The amount of cash you will receive is dependent on various factors discussed in this proxy statement under the caption "The Merger Agreement-Merger Consideration." Silicon anticipates that the cash proceeds per share will be between $0.0825 and $0.0950. As part of the proposed transaction, Silicon has agreed that prior to the closing of the proposed merger, it will dispose of its shares of WagerWorks, Inc. ("WagerWorks"), a majority-owned subsidiary of Silicon, other than a number of shares that would equal 4.9% of WagerWorks on a fully-diluted basis. Silicon is evaluating various options regarding the disposition of its shares of WagerWorks. The estimated per-share proceeds you will receive stated above do not include any estimated amounts to be received from the disposition of the shares of WagerWorks, if any. When and if the disposition of the shares of WagerWorks is consummated prior to the closing of the merger, the per share consideration paid to stockholders of Silicon (including holders of preferred stock who would participate on an "as converted" basis) estimated in the previous paragraph is expected to increase. WagerWorks is a privately held company and there is no trading market for its shares. We cannot predict with any certainty whether we will be able to dispose of the shares of WagerWorks and if so what the price for those shares will be upon any disposition contemplated above.

Q:    WHAT DO I NEED TO DO NOW?

A:    Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q:    SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A:    No.  After the merger is complete, we will send you written instructions for transmitting your share certificates for payment.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
MY SHARES FOR ME?

A:    Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:    Yes.  You may revoke your proxy or change your vote by sending a notice to the secretary of Silicon, by sending in a later-dated, signed proxy card before the special meeting to Silicon Gaming, Inc., 2800 West Bayshore Road, Palo Alto, California 94303, or by attending the special meeting and voting in person.

Q:    DO I HAVE DISSENTERS' RIGHTS?

A:    Yes.  Under California law, stockholders have dissenters' rights in connection with the merger.  See "The Merger-Dissenter's Appraisal Rights."

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:    We are working toward completing the merger as quickly as possible.  We expect to complete the merger during the first or second calendar quarters of 2001.

Q:    WILL I RECOGNIZE GAIN OR LOSS ON THE TRANSACTION?

A:    Yes.  If the merger is completed, you will recognize gain or loss for federal income tax purposes. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q:    WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:    We do not expect to ask you to vote on any other matters at the special meeting.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have more questions about the merger or, if you would like additional copies of this document, you should contact:

                              Silicon Gaming, Inc.
                              2800 W. Bayshore Road
                           Palo Alto, California 94303
                          Attention: Investor Relations
                          Phone Number: (650) 842-9000

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED IN THIS DOCUMENT, AND IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS DOCUMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT OR IN THE AFFAIRS OF SILICON OR IGT SINCE THE DATE OF THIS DOCUMENT.

                                     SUMMARY

      This brief summary highlights selected information from the proxy statement but may not contain all of the information that is important to you. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary. We urge you to carefully read this entire document, the annexed documents and the other available information referred to in "WHERE YOU CAN FIND MORE INFORMATION" (Page ___).

THE COMPANIES (PAGE ___)

      Silicon Gaming, Inc.
      2800 W. Bayshore Road
      Palo Alto, California 94303
      (650) 842-9000

   Silicon Gaming, Inc. a California corporation, is engaged in the design, development, production, marketing and sale of interactive, software-based products for the gaming industry.

   At September 30, 2000, our total assets were $15.7 million and we had an accumulated deficit of $100.1 million and a shareholder's deficiency of $13.6 million. Our total revenue for fiscal 1999 was $17.1 million and our total revenue for the nine-month period ended September 30, 2000 was $10.9 million.

      International Game Technology
      9295 Prototype Drive
      Reno, Nevada  89511
      (702) 448-7777

      International Game Technology, which we refer to as IGT, is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.

      At September 30, 2000, IGT's total assets were $1.623 billion and its total stockholder's equity was $96.585 million. Its total revenue for fiscal 2000, which ended September 30, 1999, was $1.004 billion.

THE MERGER (PAGE ___)

      We propose a merger in which Silicon will become a wholly-owned subsidiary of IGT. On completion of the merger, each of your shares of Silicon common stock will automatically become the right to receive cash, without interest.

   The amount of cash you will receive is dependent on various factors discussed in this proxy statement under the caption "The Merger Agreement-Merger Consideration." Silicon anticipates that the cash proceeds per share will be between $0.0825 and $0.0950. As part of the proposed transaction, Silicon has agreed that prior to the closing of the proposed merger, it will dispose of its shares of WagerWorks, Inc. ("WagerWorks"), a majority-owned subsidiary of Silicon, other than a number of shares that would equal 4.9% of WagerWorks on a fully-diluted basis. Silicon is evaluating various options regarding the disposition of its shares of WagerWorks. The estimated per-share proceeds you will receive stated above do not include any estimated amounts to be received from the disposition of the shares of WagerWorks, if any. When and if the disposition of the shares of WagerWorks is consummated prior to the closing of the merger, the per share consideration paid to stockholders of Silicon (including holders of preferred stock who would participate on an "as converted" basis) estimated in the previous paragraph is expected to increase. WagerWorks is a privately held company and there is no trading market for its shares. We cannot predict with any certainty whether we will be able to dispose of the shares of WagerWorks and if so what the price for those shares will be upon any disposition contemplated above.

   We have attached the Merger Agreement to this document as Annex A. Please read the Merger Agreement. It is the legal document that governs the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS (PAGE ___)

      The board of directors of Silicon has determined that the terms of the Merger Agreement, which were established through arm's length negotiations with IGT, is fair to, and in the best interests of Silicon and its stockholders. Accordingly, the board of directors has unanimously approved the Merger Agreement and unanimously recommends that Silicon's stockholders vote FOR approval and adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR  (PAGE ___)

US Bancorp Libra, a division of US Bancorp, Inc., our financial advisor, delivered an opinion to Silicon's board of directors that, as of December 7, 2000, the cash merger consideration was fair from a financial point of view to the equity holders of Silicon taken as a whole. We have attached the opinion as Annex B. This opinion does not constitute a recommendation as to how any stockholder should vote on the Merger Agreement. You should read it completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by US Bancorp Libra in providing this opinion.

THE SPECIAL MEETING (PAGE ___)

      The special meeting of Silicon's stockholders will be held at 9.00 a.m., local time, on _________, 2001, at the company's headquarters at 2800 W. Bayshore Road, Palo Alto, California 94303. At the special meeting, you will be asked to approve and adopt the Merger Agreement, and to act on any other matters that are properly brought before the special meeting.

RECORD DATE; VOTE REQUIRED (PAGE ___)

      You may vote at the special meeting if you owned Silicon common stock at the close of business on ______, 2001. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of each class of Silicon's capital stock entitled to vote at the special meeting. Accordingly, a failure to vote or an abstention has the same effect as voting against the merger.

      You may vote your shares in person by attending the special meeting or by mailing us your proxy if you are unable or do not wish to attend.

VOTING AGREEMENTS (PAGE ___)

      Two major holders of shares of our Common Stock, Andrew Pascal and Paul Mathews have entered into voting agreements with IGT. Mr. Pascal is the company's President and Chief Executive Officer. Mr. Mathews is the company's Executive Vice President and Chief Operating Officer. Under the voting agreements, both of the stockholders agreed to vote all of their Silicon common stock in favor of the merger. These voting agreements will terminate if the merger agreement is terminated. The two stockholders collectively own approximately 45.1% of our outstanding common stock (excluding additional shares that may be acquired upon exercise of stock options).

      In addition, B III Capital Partners, LP ("B III") has entered into a voting agreement with IGT. B III holds 100% of the outstanding shares of Silicon's Series D Preferred Stock the only series of preferred stock outstanding. Under the voting agreement, B III agreed to vote all of its shares of Series D Preferred Stock and any other shares of equity securities owned by it, in favor of, and to otherwise consent to, the merger. In addition to its Series D Preferred Stock, B III owns 441,460 of our outstanding common stock. This voting agreement will terminate if the merger agreement is terminated or the merger is not completed by May 30, 2001.

CONDITIONS TO COMPLETION OF THE MERGER

      Completion of the merger depends on a number of conditions being met, including:

      -     Silicon stockholder approval of the merger;

      -     receipt of necessary regulatory approvals;

      - no temporary restraining order, preliminary or permanent injunction or other order, judgment or decree to restrain or prohibit the consummation of the merger or any other transaction described in the Merger Agreement shall have been issued and remain in effect;

      - there shall not have been instituted or pending, or threatened, any proceeding by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated by the Merger Agreement if such governmental entity were to prevail, would reasonably be expected to have a material adverse effect on IGT or the surviving corporation;

      - all necessary or required gaming approvals from any gaming authorities shall have been received or obtained;

      - the representations and warranties of each of Silicon, IGT and International Game Acquisition Corporation set forth in the Merger Agreement shall be true and correct in all material respects as of the date the Merger Agreement is closed as if made at and as of such date, and each of Silicon, IGT and International Game Acquisition Corporation shall in all material respects have performed each obligation and complied with each covenant to be performed and complied with by it under the Merger Agreement;

      - Silicon will have completed the sale or disposition of it shares of WagerWorks, other than a number of shares representing 4.9% of the equity interest of WagerWorks;

      - Silicon shall have modified its license agreement dated August 3, 2000 with Pearson Television, Inc., as required under Section 6.2(k) of the Merger Agreement; and

      - Silicon shall have modified its Cross License Agreement with WagerWorks as required under Section 6.2(n) of the Merger Agreement.

      - Either IGT or Silicon could choose to complete the merger even though a closing condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

REGULATORY MATTERS (PAGE ___)

      The merger cannot take place until the necessary regulatory approvals have been received and any waiting periods required by law have expired. Silicon and IGT have filed (or will promptly file) all of the required applications or notices necessary to complete the merger with each of the applicable regulatory authorities. We cannot be sure whether or when we will receive the regulatory approvals or that we will obtain the approvals without conditions that would be detrimental to Silicon or IGT.

      We cannot complete the merger unless gaming regulatory requirements are complied with, and approvals obtained, in a number of jurisdictions in which Silicon and IGT operate gaming activities.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES AND EXPENSES (PAGE __)

      Silicon and IGT can mutually decide at any time to terminate the merger agreement without completing the merger. Also, either Silicon or IGT can decide to terminate the merger agreement in a number of situations, including the final denial of regulatory approval or the failure to complete the merger by May 30, 2001.

      If either party terminates the Merger Agreement, under certain circumstances, it will have to pay the other a termination fee. If Silicon terminates the Merger Agreement under certain circumstances, it will have to pay IGT up to $3.5 million. If IGT terminates the Merger Agreement under certain circumstances, it will have to pay Silicon $2.5 million in addition to the $2.5 million prepayment amount.

      Whether or not the merger is completed, the parties will each pay their own fees and expenses.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE ___)

      The merger will be a taxable transaction to you. You will recognize taxable gain or loss in the merger in an amount determined by the difference between the cash merger consideration received and your tax basis in Silicon's common stock canceled for that cash payment. The gain or loss will be a capital gain or loss if Silicon common stock is a capital asset in your hands and will be a long-term capital gain or loss if your holding period exceeds one year.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE ___)

      In considering the recommendation of Silicon's board of directors to approve the merger, you should be aware that some of our directors and executive officers have interests in the merger that are in addition to the benefits they will receive as stockholders. These interests exist because of rights under benefit and compensation plans maintained by Silicon. Additionally, our stock option plans provide for accelerated vesting of stock options as a result of the merger.

      In order to complete the proposed merger transaction we implemented a retention and severance plan under which many of our employees will receive retention and severance packages. We implemented this plan because our revenues no longer justify supporting our full staff of employees, and we do not have sufficient cash to adequately fund a severance and retention plan and still maintain our business operations through the consummation of the merger without incurring additional debt. Any debt we incurred, or cash we expended funding a plan, would result in a lower aggregate merger consideration under the merger agreement. In order for the company to remain a viable entity and to continue operations through the merger transaction we believed we needed to give our existing workforce incentives to remain through consummation of the merger. We also believed we needed to compensate those employees we involuntarily terminated for their efforts to bring value to the company since the consummation of our restructuring in November of 1999. Employees who receive benefits under this plan may also be current stockholders of the company and therefore entitled to vote on the proposed merger transaction. The plan includes severance or retention payments, accelerated vesting of options and waiver of option exercise strike prices.

      IGT has offered Andrew Pascal, Paul Mathews and Thomas Carlson, three of our officers, consulting agreements. All three agreements are for a period of six months. Two of the agreements are for an aggregate of $25,000 and one is for an aggregate of $15,000. Under the terms of the agreements, the consultants will be paid monthly regardless of the amount of consultation provided by each person. Mr. Pascal owns 8,045,410 shares of common stock of Silicon and options to purchase 15,103,509 shares of common stock, and Mr. Mathews owns 7,878,745 shares of common stock of Silicon. Collectively, Messrs. Pascal and Mathews hold approximately 45.1% of the voting common stock of Silicon (excluding additional shares that may be acquired upon exercise of stock options).

      On November 24, 1999, Messrs. Pascal and Mathews were each issued 7,878,745 shares of common stock under the 1999 Long Term Compensation Plan. Messrs. Pascal and Mathews each issued a promissory note to the company for $117,431.17 as consideration for the shares. The board of directors has agreed to waive any amounts due under the promissory notes as part of Messrs. Pascal and Mathews severance and retention package, contingent upon consummation of the merger.

      Following the merger, IGT has agreed that all rights to indemnification of the officers and directors of Silicon for some events occurring before the merger will survive the merger. IGT has also agreed, subject to a limitation on the premium costs, to maintain directors' and officers' liability insurance covering Silicon's directors and officers for a period of six years.

      B III is the holder of 39,750 shares of Series D Preferred Stock, the only series of preferred stock currently outstanding. B III also holds approximately $11.3 million in aggregate principal amount of two classes of outstanding senior notes issued by Silicon in November of 1999. Under the agreements controlling those notes, as well as the Certificate of Determination under which the Series D Preferred Stock is governed, we must get B III's consent prior to consummating this merger. B III has agreed to consent to the transaction, and has entered a voting agreement with IGT under which it agreed to vote all of its shares of capital stock of Silicon in favor of the merger transaction. As part of the merger transaction, all outstanding amounts owed to B III under the notes, including accrued interest and early payment premiums, will be paid to B III out of the merger consideration prior to determining the per share proceeds for the holders of common stock. B III is entitled to receive a prepayment premium under one class of the senior notes of approximately $500,000, if those notes are paid in full prior to their maturity. B III has also agreed that the shares of Series D Preferred Stock it holds will participate in the merger consideration as if those shares had been converted into shares of common stock. The 39,750 shares of Series D Preferred Stock are convertible into 174,285,107 shares of common stock. The 39,750 shares of Series D Preferred Stock, on an as converted basis, represents the right to receive approximately 61% of the per share merger consideration.

      The members of Silicon's Board of Directors knew about these additional interests and considered them when they approved the merger.

DISSENTERS' APPRAISAL RIGHTS (PAGE ___)

      Silicon's stockholders are entitled under California law to exercise dissenters' appraisal rights in connection with the merger.

                               THE SPECIAL MEETING

GENERAL

      This document is furnished in connection with the solicitation of proxies from the holders of Silicon's common stock by Silicon's board of directors for use at the special meeting. This document and the accompanying form of proxy are first being mailed to Silicon stockholders on or about ___________, 2001.

TIME AND PLACE

      The special meeting will be held at our headquarters at 2800 West Bayshore Road, Palo Alto, California 94303, on ____________, 2001, at 9:00 a.m., local time.

MATTERS TO BE CONSIDERED

      At the special meeting, stockholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement and on other matters that may properly be raised at the special meeting. It is not anticipated that any other matters will be raised at the special meeting.

PROXIES

      The accompanying form of proxy is for use at the special meeting if you will be unable or do not wish to attend in person. All shares of Silicon common stock represented by proxies properly received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the shares represented by that proxy will be voted in favor of the Merger Agreement proposal. Any proxy given on the accompanying form may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by:

      - submitting, including by telecopy, a written notice of revocation bearing a later date than the date of the proxy to the Secretary of Silicon, before the vote is taken at the special meeting;

      - submitting a properly executed later-dated proxy relating to the same shares; or

      -     attending the special meeting and voting in person.

      In order to vote in person at the special meeting, you must attend the meeting and cast your votes in accordance with the voting procedures established for the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the vote is taken at the special meeting to:

      Silicon Gaming, Inc.
      2800 W. Bayshore Road
      Palo Alto, California  94303
      Facsimile:  (650) 842-9001
      Phone:      (650) 842-9000
      Attention:  Secretary

      Stockholders who require assistance in changing or revoking a proxy should contact Silicon's Secretary at the address or phone number provided above.

      Stockholders should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing Silicon common stock will be mailed to Silicon stockholders as soon as practicable after the effective time of the merger.

SOLICITATION OF PROXIES

      The cost of soliciting proxies will be borne by Silicon. We retained the services of EquiServe to assist in the solicitation of proxies for which we will pay approximately __________ plus out-of-pocket expenses. In addition, we may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We will furnish copies of solicitation materials to such brokerage houses and other representatives. Proxies may also be solicited by employees, officers and directors of Silicon, personally or by telephone or telecopy. Employees, officers and directors will not be compensated for soliciting proxies. Except as described above, we do not presently intend to solicit proxies other than by mail.

RECORD DATE, VOTING AND SHARE OWNERSHIP

      Stockholders of record on _________, 2001 are entitled to notice of and to vote at the special meeting. As of the record date, __________ shares of Silicon's common stock, $.001 par value, were issued and outstanding and were held by approximately 7,500 stockholders. On the record date, the directors and executive officers of Silicon and their affiliates were entitled to vote 15,924,155 shares of Silicon common stock, or approximately 45.14% of the shares of Silicon common stock outstanding on the record date.

      Each stockholder is entitled to one vote for each share of common stock held by such stockholder. A stockholder who abstains from voting on any or all matters will be deemed present at the meeting for quorum purposes, but will be deemed not to have voted in favor of the particular matter (or matters) as to which the stockholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for beneficial owners does not receive instructions from such beneficial owners as to how to vote those shares on certain matters and does not have discretionary authority to vote on those matters, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such matters (a so-called "broker non-vote").

      Approval and adoption of the Merger Agreement requires the affirmative vote of each of the holders of a majority of Silicon common stock and Silicon preferred stock outstanding on the record date, each voting as a separate class. Accordingly, a proxy marked "abstain" will have the effect of a vote against the proposal. Similarly, the failure of stockholder to return a proxy or attend the special meeting to vote in person will have the effect of a vote against the merger agreement proposal. The board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

      Two executive officers, who collectively own approximately 45.1% of the outstanding Silicon common stock (excluding additional shares that may be acquired upon exercise of stock options), have entered into voting agreements with IGT in which they agree, among other things, to be present at the special meeting and to vote for the Merger Agreement proposal. The voting agreements are described in more detail under the heading "The Merger Agreement - Voting Agreements" below.

      In addition, B III has entered into a voting agreement with IGT. B III holds 100% of the outstanding shares of Silicon's Series D Preferred Stock, the only series of preferred stock outstanding. Under the voting agreement, B III agreed to vote all of its shares of Series D Preferred Stock and any other shares of equity securities owned by it in favor of and to otherwise consent to the merger. In addition to its Series D Preferred Stock, B III owns 441,460 shares of our outstanding common stock. This voting agreement will terminate if the merger agreement is terminated or the merger is not completed by May 30, 2001.

                                   THE MERGER

      The members of the board of directors of Silicon have approved and adopted the Merger Agreement by and among Silicon, IGT, and International Game Acquisition Corporation, a copy of which is attached hereto as Annex A. The board of directors recommends the approval and adoption of the Merger Agreement.

      The members of the board of directors of Silicon believe that the proposed merger is fair and in the best interests of Silicon and the stockholders. Pursuant to the merger, all outstanding shares of Silicon's common stock, $.001 par value per share will be converted into the right to receive cash. See "The Merger Agreement - Merger Consideration".

      No member of the board of directors or management of Silicon has indicated any intention to oppose any action proposed to be taken with respect to the Merger at the Special Meeting.

PARTIES TO THE MERGER

      IGT AND INTERNATIONAL GAME ACQUISITION CORPORATION

      IGT is one of the largest manufacturers of computerized casino gaming equipment and products and operators of proprietary gaming machines, including spinning reel slot machines and video gaming machines. IGT also develops and operates electronically-linked, inter-casino proprietary gaming machine systems, know as wide area progressive systems. In addition, IGT has developed and sells systems for video lotteries and casino management systems.

      International Game Acquisition Corporation is a wholly-owned subsidiary of IGT organized for the sole purpose of effecting the merger. It has not conducted any business operations and, upon completion of the merger, its separate corporate existence will cease.

      ALL INFORMATION CONTAINED IN THIS DOCUMENT CONCERNING IGT OR INTERNATIONAL GAME ACQUISITION CORPORATION HAS BEEN SUPPLIED BY IGT AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY SILICON.

      SILICON GAMING

      We are engaged in the design, development, production, marketing and sale of interactive, software-based products for the gaming industry. To date we have deployed our products in video-based slot machines that we have designed and developed for use in casinos and other gaming establishments. These machines combine a multimedia gaming platform with the software-based games. Our games feature high-quality animation, video clips, digital sound and a level of visual appeal and interactivity. For a more detailed description of our business, please read the enclosed annual report on Form 10-K for the fiscal year ended December 31, 1999.

BACKGROUND OF THE MERGER

      BACKGROUND OF THE MERGER

      The terms and conditions of the merger were determined through arm's length negotiations between the senior management of Silicon and IGT, and the respective boards of directors of Silicon and IGT. The discussions resulted in written proposals from IGT to acquire Silicon in a cash-out merger. The following is a brief discussion of the contacts and negotiations that have occurred between Silicon and IGT.

      In September 2000, Andrew S. Pascal, President and Chief Executive Officer of Silicon, communicated with representatives from six companies to discuss a strategic partnership with or acquisition of Silicon. Between September 2000 and October 5, 2000, Silicon received proposals for the acquisition of Silicon from three separate entities. On October 5, 2000, the board of directors of Silicon met to review the alternative transactions and resolve the most appropriate course of action. After careful consideration of each offer, the board concluded that IGT appeared to be the most viable candidate and instructed Mr. Pascal to continue discussions with IGT.

      On October 6, 2000, Mr. Pascal spoke with representatives of IGT and discussed with them the proposed deal structure and terms. IGT and its counsel reviewed Silicon's balance sheet items and discussed the tax implications of a stock purchase versus an asset sale. IGT then made a counter proposal which contemplated the purchase of the outstanding stock of Silicon, rather than an asset acquisition. Mr. Pascal contacted Mr. Stan Springel and Mr. Rob Reis, the other members of Silicon's Board of Directors, and informed them of IGT's offer. The board concluded that IGT's proposal appeared to be acceptable, and that Silicon should proceed in negotiations with IGT regarding this transaction.

      On October 6, 2000, Mr. Pascal contacted IGT and indicated that Silicon would accept their offer, provided that the parties executed a letter of intent no later than the end of the following week and that the letter of intent provided for a break-up fee payable by IGT equal to of 5% of the transaction value. IGT and Mr. Pascal had further discussions regarding the structure of the deal and how changes in the balance sheet would result in price adjustments and they also discussed the capital structure of Silicon.

      On October 9, 2000, Mr. Pascal contacted the other bidders to inform them that Silicon intended to accept the offer from IGT.

      On October 11, 2000, Mr. Pascal received a fax from one of the other bidders detailing a revised offer. It consisted of a cash-for-stock transaction in the amount of $42.0 million with a $1.0 million non-refundable deposit to be paid upon acceptance of the offer. Mr. Pascal immediately contacted Silicon's outside counsel to inform them of the new offer and to confirm the process for reviewing and considering the proposal. Outside counsel advised Mr. Pascal to contact the other members of the board of directors to inform them of the new proposal and discuss the approach for reaching a decision and obtaining the greatest value for the stockholders of Silicon and the greatest certainty of consummating a transaction.

      On October 12, 2000, Mr. Pascal spoke with Messrs. Springel and Reis, the other directors of Silicon, and outside counsel to discuss the process for obtaining the best offer for Silicon. The board concluded that a deadline would be established, all active bidders would be given an opportunity to submit their best and highest offer prior to this deadline and all offers received prior to the deadline would be given due consideration.

      On October 12, 2000, Mr. Pascal called IGT to inform them of the situation and the process Silicon was adhering to, which was to accept best and final offers by noon on October 13, 2000, after which the board would meet to review the offers and make a decision. Mr. Pascal also indicated that Silicon would look for an irrevocable advance at the time of accepting the offer, in exchange for which Silicon would agree not to solicit additional offers from other parties.

      On October 13, 2000, Silicon extended the deadlines for receiving the best offer to October 16, 2000, and communicated this extension to IGT and the other bidder.

      On October 16, 2000, Silicon received IGT's final proposal for an acquisition of Silicon's common stock for $45.0 million (less outstanding liabilities of Silicon at closing) in cash, of which $2.5 million would be prepaid upon the signing of a letter of intent. The proposal contemplated that Silicon would dispose of all of its shares of WagerWorks other than a number of shares representing 4.9% of the equity interest of WagerWorks. Silicon also received the other bidder's proposal, which now proposed an acquisition of Silicon's common stock for $42.0 million in cash, a refundable $1.0 million advance, and survival of Silicon's representations and warranties beyond the closing of the merger. A meeting of the board of directors was held to review the proposals from both IGT and the competing bidder. After consideration of the alternative proposals, the Silicon board of directors concluded that the IGT transaction was in the best interests of Silicon's shareholders, and it unanimously voted to accept the IGT proposal.

      From October 16, 2000 through December 19, Silicon and its outside counsel worked with IGT and its outside counsel to negotiate and draft the definitive merger agreement as well as the voting agreements and consulting agreements. IGT performed its diligence review on Silicon, and the various officers and personnel of each company met or communicated to discuss in greater detail the business operations of Silicon, including Silicon's agreements with third parties, its employees and its plans for conduct of its business through consummation of the proposed merger. Silicon continued to communicate with B III regarding the proposed transaction, and B III negotiated with IGT and its counsel with regard to its voting agreement.

      On October 26, 2000, the board of directors of Silicon met to discuss the adoption of a severance and retention plan. The board members discussed the functionality of such plan and Silicon's need to avoid the incurrence of additional debt. After discussion with outside counsel, the board of directors of Silicon agreed that the adoption of a severance plan was advisable and would continue investigating various alternatives.

      On November 16, 2000, Silicon engaged US Bancorp Libra, a division of US Bancorp Investments, Inc., to analyze the fairness of the proposed transaction to the stockholders of Silicon.

      On November 7, 2000, the board of directors of Silicon met to discuss the severance plan. After discussion among the board members of the various terms of the severance plan, the severance plan was approved and adopted subject to further refinements and/or adjustments as the board of directors deemed necessary.

      On November 29, 2000, the board of directors of Silicon met to discuss the merger transaction. The board members reviewed the current draft of the merger agreement and discussed the terms and provisions with the outside counsel. US Bancorp Libra attended the meeting via telephone and indicated that, subject to completion of its due diligence, it could render its opinion within the next week.

      On December 7, 2000, the board of directors again met to discuss the merger transaction. US Bancorp Libra participated in the meeting and indicated that, in its opinion, based on its diligence review and analysis, the merger transaction was fair to the equity holders of Silicon, taken as a whole, from a financial point of view, and that it would deliver its written and signed opinion, as of December 7, 2000. The board of directors asked questions of US Bancorp Libra regarding its diligence review and analysis. The board of directors reviewed the latest draft of the Agreement and Plan of Merger and discussed the terms and provisions with outside counsel, our President and Chief Executive Officer, and our Chief Financial Officer. The board of directors determined at that time that the proposed merger transaction was in the best interests of the company and its stockholders. The board of directors voted to approve the Agreement and Plan of Merger, and to call a special meeting of the stockholders to vote on the approval of the merger agreement.

      Between December 7 and December 19, 2000, the parties continued to negotiate minor revisions to the documentation and on December 19, 2000, entered into the definitive Agreement and Plan of Merger attached to this Proxy Statement as Annex A.

      On January 4, 2001, the board of directors met and ratified the final Merger Agreement and severance and retention plan.

REASONS FOR THE MERGER; RECOMMENDATION OF SILICON BOARD

      The board of directors of Silicon believes that the merger is in the best interest of Silicon and its stockholders, and unanimously approved the Merger Agreement and recommends the approval and adoption of the Merger Agreement by Silicon stockholders. In reaching this decision, the board of directors consulted with Silicon management and with Silicon's financial and legal advisors and considered a variety of factors, including the following material factors:

      - the earnings, operations, financial condition and business prospects of Silicon, including the uncertainty of our ability to continue operations in the long term;

      - the belief that IGT is an attractive and strong merger partner because of the existing strong business of IGT and financial ability to complete the proposed merger transaction;

      - a review of the possible alternatives to a sale of Silicon, including the prospects of continuing to operate Silicon as an independent company. We considered the value to the stockholders of these alternatives, the timing and likelihood of achieving value from these alternatives, and the possibility that Silicon's future stock price might not have a present value greater than the consideration to be paid in the merger;

      - the presentation by US Bancorp Libra, its analysis of the value of Silicon and its opinion dated as of December 7, 2000 that, as of the date of the opinion, the merger consideration was fair from a financial point of view to the equity holders of Silicon taken as a whole;

      - the ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approval and the provisions of the Merger Agreement regarding IGT's and Silicon's obligations to pursue the regulatory approvals;

      - the terms of the Merger Agreement, as negotiated, including IGT's agreement to pay, under certain circumstances, a termination fee if it terminates the agreement, our ability to respond to, and to accept, an unsolicited higher offer if consistent with the board of director's fiduciary responsibilities and the requirement that we pay a termination fee in those circumstances;

      - the current and prospective environment in which Silicon operates, including economic conditions and the competitive environment of the gaming industry;

      - the interest of Silicon's officers and directors that are different from or in addition to the interests of Silicon stockholders generally; and

      - the willingness of Silicon's three largest stockholders to approve the merger and to execute voting agreements supporting the transaction.

      The above summary of the information considered and the factors discussed by the board of directors is not meant to be exhaustive, but includes the material matters considered by the board of directors. In reaching its determination to approve the Merger Agreement, the board of directors did not assign any relative or specific weight to the factors, and individual directors may have considered various factors differently. The board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable to and to support the decision to approve the Merger Agreement and to recommend that Silicon's stockholders approve it. The board of directors relied on the experience and expertise of US Bancorp Libra, its financial advisor, for quantitative analysis of the financial terms of the merger.

OPINION OF FINANCIAL ADVISOR

      U. S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. ("Libra"), was retained to serve as a consultant to Silicon in a limited capacity and has delivered a written opinion to the Company's Board of Directors, dated December 7, 2000 (the "Opinion"), to the effect that, as of the date of such opinion, the Merger Consideration to be received by the equity holders of the Company in the Merger is fair from a financial point of view to such holders. The full text of the Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with such Opinion, is attached as Annex B to the this Proxy Statement, as filed with the Securities and Exchange Commission in connection with the Merger, a copy of which is being provided to equity holders. The summary of the Opinion set forth in this proxy statement is qualified in its entirety by reference to the full extent of such Opinion. Equity holders are urged to read such Opinion carefully and in its entirety.

      No limitations were imposed by Silicon on the scope of Libra's investigation or the procedures to be followed by Libra in rendering its Opinion. Libra was not requested to and did not make any recommendation to the board of directors of Silicon as to the form or amount of the consideration to be accepted by Silicon in the merger, which was determined through arm's length negotiations between Silicon and IGT. In arriving at its Opinion, Libra did not ascribe a specific range of value to Silicon, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the holders of Silicon Common Stock in the merger on the basis of the financial and comparative analyses described below.

      It should be understood that, although subsequent developments may affect Libra's Opinion, Libra does not have any obligation to update, revise or reaffirm their Opinion. Libra's Opinion does not address Silicon's underlying business decision to effect the merger or the strategic and operational benefits of the merger. Libra's Opinion is directed only to the fairness, from a financial point of view, of the proposed consideration to be offered to equity holders of Silicon in the merger and does not constitute a recommendation to any holder as to how such holder should vote with respect to the merger.

      In arriving at its Opinion, Libra, among other things: (i) reviewed certain publicly available business and historical financial information relating to Silicon, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Silicon, including estimates and financial forecasts prepared by management of Silicon, that were provided to Libra by Silicon and not publicly available, (iii) discussed the proposed transaction with Silicon's largest equity holder, (iv) discussed the sale process with Silicon's management, (v) conducted discussions with members of Silicon's senior management regarding the information and other data relating to the business and financial prospects of Silicon, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Libra believed to be generally comparable to those of Silicon, (vii) compared the financial terms of the merger with the publicly available information with respect to the financial terms of certain other transactions that Libra believed to be generally relevant, (viii) reviewed the draft Merger Agreement provided, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as Libra deemed necessary or appropriate.

      In arriving at its Opinion, Libra assumed and relied upon the accuracy and completeness of the financial and other information used by Libra without assuming any responsibility for independent verifications of such information and further relied upon the assurances of the management of Silicon that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates of Silicon, upon advice of Silicon, Libra assumed that such forecasts and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Silicon as to the future financial performance of Silicon and that Silicon would perform substantially in accordance with such projections. In arriving at its Opinion, Libra did not make any detailed physical inspection of the properties or assets of Silicon and did not make or obtain any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of Silicon. Libra's Opinion necessarily was based upon economic, monetary, market, and other conditions as they existed on, and could be evaluated as of, December 7, 2000.

      In connection with the preparation and delivery of its Opinion to the board of directors of Silicon, Libra performed a variety of financial and comparative analyses, as described below. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its Opinion, Libra did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Libra believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analyses, Libra made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Silicon. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      Silicon did not authorize Libra to, and Libra did not, solicit indications of interest in a business combination with Silicon from any party. Accordingly, Libra's Opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to Silicon.

      Transaction Terms.

      The value to be received by holders of Silicon common stock is estimated to be between $0.0825 and $0.0950 per share in cash, subject to adjustment under certain circumstances.

      Comparable Public Company Analysis.

      Libra compared the historical operating, financial and stock market performances of certain publicly traded companies that it considered relevant with the historical operating, financial and stock market performance of Silicon, based upon information provided to Libra by the management of Silicon and information that was publicly available. The companies that Libra included as comparable gaming equipment companies were Casino Data Systems, Inc., Innovative Gaming Corp. of America, International Game Technology, Inc., Mikohn Gaming Corp., Shuffle Master, Inc. and WMS Industries, Inc. (the "Silicon Comparable Companies"). For each of the Silicon Comparable Companies with meaningful operating data, Libra reviewed the revenues and earnings before interest, taxes, depreciation and amortization.

      For each of the Silicon Comparable Companies, Libra compared total enterprise multiples of revenue and total enterprise multiples of earnings before interest, taxes, depreciation and amortization.

      Precedent Transaction Analysis.

      Libra compared the price being paid for Silicon to certain other gaming equipment manufacturer transactions. Libra compared the total enterprise value to revenue and total enterprise value to earnings before interest, taxes, depreciation and amortization of such transactions to the comparable multiples being paid for Silicon.

      Libra is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Silicon selected Libra because of its expertise, reputation and familiarity with Silicon in particular and the gaming industry in general and because its investment banking professionals have substantial experience in transactions similar to the merger.

      As compensation for its services in connection with the Opinion, Silicon has agreed to pay Libra a fee, upon rendering of the opinion, equal to approximately $100,000. In addition, Libra is to receive a fee of $100,000 for valuation work performed on WagerWorks, Inc. Furthermore, Silicon has agreed to reimburse Libra for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Libra for certain liabilities that may arise out of its engagement by Silicon and the rendering of its Opinion.

      Libra is acting as the provider of an Opinion with the merger. In the ordinary course of its business, Libra, its successors and affiliates, for their own accounts and for the accounts of their customers, may trade securities of Silicon or IGT and, accordingly, may at any time hold a long or short position in such securities.

REGULATORY MATTERS

      Silicon and IGT are subject to extensive gaming regulations. Silicon, IGT and their subsidiaries hold registrations, approvals, gaming licenses or permits in each jurisdiction in which they operate gaming activities. In each of these jurisdictions, regulatory requirements must be complied with in order for us to complete the merger. Generally, regulatory authorities have broad discretion in granting, renewing and revoking gaming licenses and granting approvals.

      The following discussion is an abbreviated description of the various gaming regulatory requirements applicable to the merger. For a more detailed description of these gaming regulatory requirements generally, please see the Annual Report on Form 10-K of IGT for the year ended December 31, 1999 and the Annual Report on Form 10-K of Silicon for the year ended December 31, 1999.

Nevada Gaming Regulations.

      The manufacturing and distributing of gaming devices and operation of casino slot route within Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the "Nevada Act") and various local ordinances and regulations.

      IGT's and Silicon's respective operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various local licensing agencies (collectively, the "Nevada Gaming Authorities"). Regulations of the Nevada Gaming Commission provide that control of a registered publicly-traded corporation such as Silicon cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. IGT has filed applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission. Silicon also has filed an application in connection with the merger. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. IGT is currently registered as a publicly-traded corporation and has been found suitable to own the shares of its subsidiaries that engage in the manufacture and distribution of gaming devices in Nevada. Accordingly, IGT does not expect significant delays in obtaining necessary approvals. However, there can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

      In seeking approval to acquire control of Silicon, IGT must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others:

      - The business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities;

      -     The adequacy of the proposed financing; and

      - Whether the merger will create a significant risk that IGT, Silicon or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

      Following receipt of the necessary approvals of the Nevada Gaming Commission and completion of the merger, Silicon will be registered by the Nevada Gaming Commission as an intermediary company of IGT and will be found suitable as the sole stockholder of Silicon Gaming-Nevada, Inc. In addition, the officers and directors of Silicon may also be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of Silicon at the time of completion of the merger have filed applications with the Nevada State Gaming Control Board and the Nevada Gaming Commission.

Other Regulatory Matters.

      Other gaming regulatory approvals may be required prior to the merger being consummated. The merger cannot take place until the necessary regulatory approvals have been received and any waiting periods required by law have expired. Silicon and IGT have filed (or will promptly file) all of the required applications or notices necessary to complete the merger with each of the applicable regulatory authorities. We cannot be sure whether or when regulatory approval will be obtained or that the regulatory approval will be obtained without conditions that are detrimental to Silicon or IGT.

      We cannot complete the merger unless gaming regulatory requirements are complied with, and approval is obtained from applicable regulatory authorities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO SILICON STOCKHOLDERS

      The following is a summary of the material United States federal income tax consequences of the merger to Silicon's stockholders. The summary does not purport to be a description of all tax consequences that may be relevant to Silicon stockholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to Silicon stockholders based on their tax status, individual circumstances or other factors unrelated to the merger. Stockholders are encouraged to consult their own tax advisors regarding the merger.

      The receipt of cash by you in exchange for Silicon common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and my also be a taxable transaction under applicable state, local and foreign tax laws. You will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in Silicon common stock exchanged. The gain or loss will be a capital gain or loss if you held the Silicon common stock as a capital asset, and will be a long-term capital gain or loss if, at the effective time of the merger, you held Silicon common stock for more than one year. The deductibility of capital losses is subject to certain limitations.

      Under the federal income tax backup withholding rules, unless an exemption applies, IGT is required to and will withhold 31% of all payments to which you are entitled in the merger, unless you provide a tax identification number and you certify under penalties of perjury that the number is correct. If you are an individual your tax identification number is your social security number. If you are not an individual your tax identification number is your employer identification number. You should complete and sign the substitute Form W-9, which will be included with the letter of transmittal to be returned to the exchange agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Some of our stockholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8 attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability of that year.

      The foregoing discussion may not apply to Silicon stockholders who acquired their Silicon common stock as a result of the exercise of employee stock options or other compensation arrangement with Silicon or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. Each Silicon stockholder is urged to consult his, her or its tax advisor to determine the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

      In considering the recommendation of Silicon's board of directors to approve the merger, you should be aware that some of our directors and executive officers have interests in the merger that are in addition to the benefits they will receive as stockholders. These interests exist because of rights under benefit and compensation plans maintained by Silicon and, in the case of some of the executive officers, under employment agreements with Silicon that may provide some of our executive officers with severance benefits if their employment is terminated following the merger. Additionally, some of our compensation and benefit plans provide for accelerated vesting of stock options as a result of the merger.

      Severance and Retention Plan

      There are currently outstanding options to purchase up to 75,790,509 shares of Silicon common stock issued under the 1999 Long Term Compensation Plan. The board of directors has approved a measure to waive the exercise price of all options outstanding that were issued under this plan and are held by employees currently employed by Silicon or who were recently terminated. In addition, option agreements held by certain terminated employees were amended prior to their termination to allow them to exercise their options past the standard 90 days allowed, until the later of date of the consummation of the merger, or thirty days following the formal termination of the merger agreement. We implemented this plan because our revenues no longer justify supporting our full staff of employees, and we do not have sufficient cash to adequately fund a severance and retention plan and still maintain our business operations through the consummation of the merger without incurring additional debt. Any debt we incurred, or cash we expended funding a plan, would result in a lower aggregate merger consideration under the merger agreement. In order for the company to remain a viable entity and to continue operations through the merger transaction we believe we needed to give our existing workforce incentives to remain through consummation of the merger. We also believe we needed to compensate those employees we involuntarily terminated for their efforts to bring value to the company since the consummation of our restructuring in November of 1999.

      The plan includes severance or retention payments, accelerated vesting of options and waiver of option exercise strike prices. Employees who receive benefits under this plan may also be current stockholders of the company and therefore entitled to vote on the proposed merger transaction. Without this severance and retention plan it is likely that employees would voluntarily leave Silicon and seek employment elsewhere. If too many of our employees left voluntarily, and we were unable to continue our business operations through consummation of the merger, it could result in an adverse impact on the value of Silicon or a termination of the proposed merger agreement, both of which could mean a decrease in value for our stockholders. Employees who voluntarily leave the company prior to consummation of the merger will not participate in the severance and retention plan. Andrew Pascal, Thomas Carlson and Paul Matthews will not receive any cash severance payments under the plan.

      Nearly all of the options granted under the 1999 Long Term Compensation Plan vested 20% upon their issuance, and 1/48th for each of the 48 consecutive months following issuance. Of all the options issued under the plan, approximately 40% of the initial grant amount has vested. Under the terms and provisions of the plan, in the event of a merger, all unvested options immediately become exercisable. All outstanding options held by our employees, or recently terminated employees, will participate in the merger as if they had exercised their options on the date of the consummation of the merger. Essentially, these options will be treated as shares and included in the total outstanding number of shares used to determine the per share merger consideration.

      Of the outstanding options to purchase 75,790,509 shares of common stock, nearly 86% (or approximately 64,972,081) were issued in February of 2000 at an exercise price of $0.0075 per share. Additional options to purchase 6,416,181 shares of common stock were issued subsequent to February of 2000, with exercise prices ranging from $0.0075 per share to $0.075 per share. The total aggregate exercise price to be waived for these options to purchase an aggregate of 71,388,262 shares of common stock is approximately $960,000. The remaining outstanding options to purchase 4,402,247 shares of common stock, were issued at exercise prices ranging from $0.1875 to $0.4531. Although the exercise price will be waived for these options as well, we have excluded the exercise price of these options in calculating the aggregate exercise price to be waived on the assumption that none of the holders of these options would have elected to exercise their options because their exercise prices are substantially in excess of the range of proceeds we estimate will be received by stockholders of the company in the merger. These options to purchase 4,402,247 shares of common stock represent approximately 1.5% of the aggregate merger consideration to be received by the stockholders of Silicon in the proposed merger.

      The exercise prices for outstanding options granted under the 1994 Stock Option Plan, the 1996 Outside Directors Stock Option Plan and the 1997 Nonstatutory Stock Option Plan, all of which are plans adopted prior to our debt restructuring in November 1999, will not be waived.

      Waiver of Promissory Notes

      On November 24, 1999, Andrew Pascal and Paul Mathews were issued restricted stock under the 1999 Long Term Compensation Plan. Each was issued 7,828,745 shares of restricted stock at a price of $0.015 per share. Messrs. Pascal and Mathews issued promissory notes to Silicon as consideration for these shares, each in the amount of $117,431.17, and also pledged their shares as collateral against the obligations under those promissory notes. The board of directors has elected to waive any amounts due under these notes so long as the merger is consummated. As such, Messrs. Pascal and Mathews will likely not have to pay the promissory notes or any interest accrued to date. As of December 1, 2000, each of the notes had accrued interest in the amount of $7,503.85. Mr. Pascal is the company's President and Chief Executive Officer. Mr. Mathews is the company's Executive Vice President and Chief Operating Officer.

      Consulting Agreements

      IGT has offered Messrs. Pascal, Mathews and Carlson, three of our officers, consulting agreements. All three agreements are for a period of six months. Two of the agreements offered to Messrs. Pascal and Mathews are for an aggregate of $25,000 and the consulting agreement offered to Mr. Carlson, the company's Chief Financial Officer, is for an aggregate of $15,000. Under the terms of the agreements, the consultants will be paid monthly regardless of the amount of consultation provided by each person. Mr. Pascal owns 8,045,410 shares of common stock of Silicon and options to purchase 15,103,509 shares of common stock, and Mr. Mathews owns 7,878,744 shares of common stock of Silicon. Mr. Carlson holds options to purchase 5,656,773 shares of common stock. Collectively, Messrs.

Pascal and Mathews hold approximately 45.1% of the voting common stock of Silicon (excluding additional shares that may be acquired upon exercise of stock options).

      Indemnification of Directors and Officers

      Following the merger, IGT has agreed all rights to indemnification the officers and directors of Silicon have for some events occurring before the merger will survive the merger. IGT has also agreed to pay, subject to a limitation on premium costs, for one half of the expense of purchasing directors and officers insurance policies that will cover the officers and directors of Silicon for wrongful acts that occur prior to the consummation of the merger. The policies will remain in force for six years after the date of the merger. All three board members and all of the officers of the company will benefit from this agreement and the policies.

      B III

      B III is the holder of 39,750 shares of Series D Preferred Stock, the only series of preferred stock currently outstanding. B III also holds approximately $11.3 million in aggregate principal amount of two classes of outstanding senior notes issued by Silicon in November of 1999. Under the agreements controlling those notes, as well as the Certificate of Determination under which the Series D Preferred Stock are governed, we must get B III's consent prior to consummating this merger. B III has agreed to consent to the transaction, and has entered a voting agreement with IGT under which it agreed to vote all of its shares of capital stock of Silicon in favor of the merger transaction. As part of the merger transaction, all outstanding amounts owed to B III under the notes, including accrued interest and early payment premiums, will be paid to B III out of the merger consideration prior to determining the per share proceeds for the holders of common stock. B III is entitled to receive a prepayment premium under one class of the senior notes of approximately $500,000, if those notes are paid in full prior to their maturity. B III has also agreed that the shares of Series D Preferred Stock it holds will participate in the merger consideration as if those shares had been converted into shares of common stock. The 39,750 shares of Series D Preferred Stock are convertible into 174,285,107 shares of common stock.

      The members of Silicon's board of directors knew about these additional interests and considered them when they approved the merger.

DISSENTERS RIGHTS

      If you hold Silicon common stock and you do not wish to accept the merger consideration, as described in this proxy statement, then Chapter 13 (Sections 1300 through 1312) of the California General Corporation Law provides that you may elect instead to receive cash in the amount of the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters rights are available. Dissenters' rights will be available if demands for payment are properly filed with Silicon with respect to 5% or more of Silicon outstanding shares on or prior to the date of Silicon's special shareholders meeting.

      Chapter 13 is set forth in its entirety in Annex C to this proxy statement. If you wish to exercise your dissenters' rights or to preserve the right to do so, you should carefully review Annex C. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner, you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

      If you wish to exercise your dissenters' rights under Chapter 13, you must satisfy each of the conditions described below:

      Demand for Purchase. You must deliver to Silicon a written demand for purchase of your shares of Silicon common stock, and it must be received not later than the date of Silicon's special shareholders meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger agreement. Merely voting against the approval of the principal terms of the merger agreement will not constitute a demand for appraisal within the meaning of Chapter 13.

      The demand for purchase must be made in writing and must be mailed or delivered to Silicon's offices at 2800 W. Bayshore Road, Palo Alto, California 94303, Attention: Corporate Secretary. The demand must state the number and class of shares you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on December 18, 2000, the day before the announcement of the merger (exclusive of any appreciation or depreciation in connection with the proposed merger). The statement of the fair market value will constitute an offer by you to sell such dissenting shares at that price.

      Voting Your Dissenting Shares Against the Merger. You must vote your dissenting shares against the merger.

      Submission of Stock Certificates. If it is determined that dissenters' rights are available, you must deliver your shares to Silicon within 30 days after the date on which notice of shareholder approval of the merger is mailed to you by Silicon. The certificates representing the shares will be stamped or endorsed with a statement that they are dissenting shares. The notice will be mailed by Silicon within 10 days after the approval of the merger and will contain a statement of the price which Silicon has determined to be the fair market value of Silicon common Stock on December 18, 2000, the day before the first announcement of the merger. The statement of price will constitute an offer to purchase any dissenting shares at that price.

      Disagreement Regarding Dissenting Shares of Fair Market Value. If Silicon denies that the shares are dissenting shares or if you disagree with Silicon as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your shares of Silicon common stock. This petition must be filed by either you or Silicon within six months of the notice of approval of the merger described above. If a suit is filed to determine the fair market value of the shares of Silicon common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that Silicon must pay all such costs if the value awarded by the court is more than 125% of the price offered by Silicon. You will continue to have all the rights and privileges incident to your dissenting shares until the fair market value of the shares is agreed upon or determined or you lose your dissenters' rights.

      If dissenters' rights are available and you properly demand appraisal of your shares of Silicon common stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your shares of Silicon common stock will be converted into Merger Consideration as described in "The Merger Agreement - Merger Consideration" .

      You will lose your right to require Silicon to purchase your shares of Silicon common stock if:

      -     the merger is terminated,

      - you transfer the dissenting shares prior to submitting them for endorsement as dissenting shares,

      - you and Silicon do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither you nor Silicon files a complaint or intervenes in a pending action within six months after the date on which notice of approval of merger was mailed to shareholders or

      -     with the consent of Silicon, you withdraw your demand for purchase.

      Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. If you are a beneficial owner of shares that are held of record by another person, such as a broker, a bank or a nominee, and you want to dissent from approval of the merger, you should instruct the record holder to follow the procedures in Annex C for perfecting your dissenters' rights.

      If you are considering exercising your dissenters' rights, you should be aware that the fair market value of your shares of Silicon common stock as determined under Chapter 13 could be greater than, the same as, or less than the merger consideration. The Opinion delivered by Libra is not an opinion as to fair market value under Chapter 13.

      The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the State of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Annex C.

                              THE MERGER AGREEMENT

      This section describes the material provisions of the Merger Agreement, the legal document that governs the merger, and the voting agreements. The following information, as it relates to matters contained in or contemplated by the agreements, is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this document. We urge you to read the agreement in its entirety.

FORM OF MERGER

      Pursuant to the Merger Agreement, at the effective time of the merger, International Game Acquisition Corporation will merge with and into Silicon under California law. As a result of the merger, the separate corporate existence of International Game Acquisition Corporation will cease and Silicon, as the surviving corporation in the merger, will continue its existence as a wholly-owned subsidiary of IGT and will continue under the name of Silicon. As a result of the merger, all of the properties, assets, rights, privileges, immunities and powers of Silicon and International Game Acquisition Corporation will vest in the surviving corporation, and all liabilities and obligations of Silicon and International Game Acquisition Corporation will become the liabilities and obligations of the surviving corporation.

      Prior to the merger, Silicon intends to dispose of its shares of common stock of WagerWorks, other than a number of shares equal to 4.9% of the equity interest of WagerWorks, on a fully diluted basis as of the date of the Merger Agreement, in accordance with Section 5.10 of the Merger Agreement. See "WagerWorks Disposition". This disposition is a condition precedent to completion of the merger.

MERGER CONSIDERATION

      At the effective time of the merger, each share of Silicon common stock then outstanding will be converted into the right to receive cash, without interest, as described in Section 2.1 of the Merger

Agreement. Under the Merger Agreement, upon consummation of the merger, IGT, in consideration for 100% of the equity interests in Silicon, will pay $45,000,000 (the "Aggregate Merger Consideration"), of which $2,500,000 (the "Prepayment Amount") was previously paid to Silicon on October 17, 2000 as a nonrefundable deposit. The Aggregate Merger Consideration is subject to adjustments as set forth in Section 2.1(b) of the Merger Agreement, which include:

      - an increase of the Aggregate Merger Consideration, on a dollar for dollar basis, in an amount equal to the aggregate of

            - accounts receivables (net of any allowance for doubtful accounts),

            - cash on hand (including any proceeds from the disposition of WagerWorks), and

            -     prepaid expenses

            to the extent these items are reflected as current assets on the estimated Company closing balance sheet provided by Silicon at least ten business days prior to closing (the "Agreed Upon Pre-Closing Balance Sheet");

      - a decrease of the Aggregate Merger Consideration, on a dollar for dollar basis, in an amount equal to the aggregate of

            - all obligations and liabilities of Silicon that would remain outstanding after the closing, (including transaction costs incurred but not yet paid) as set forth on the Agreed Upon Pre-Closing Balance Sheet; provided that any liabilities or obligations (including, without limitation, estimates of warranty costs, the estimated costs of settling or resolving any pending or threatened litigation (other than a specific existing dispute with a Silicon distributor) and, if applicable, the amount of accounting fees payable by Silicon pursuant to the Merger Agreement not reflected on the Agreed Upon Pre-Closing Balance Sheet will be treated as reductions in the Aggregate Merger Consideration, and

            - any obligations and liabilities of Silicon retired by IGT prior to or as a condition of the closing including, without limitation, $11.3 million in aggregate principal amount of senior discount notes held by B III, and any accrued interest or prepayment premiums due on those notes, and $1.0 million of indebtedness due under a promissory note issued to an individual investor, each of which are to be paid in full in cash at the closing of the merger; and

      - the Aggregate Merger Consideration will be adjusted if the aggregate dollar amount of net operating loss of Silicon for the period from November 24, 1999 through the closing date ("NOL") plus the total amount of inventory reflected on Silicon's balance sheet as of the closing date ("Gross Inventory") (and together, the "NOL-Gross Inventory Amount") as set forth on the Agreed Upon Pre-Closing Balance Sheet is less than $10.0 million or greater than $13.0 million as follows:

            - If the NOL-Gross Inventory Amount is more than $13.0 million the Aggregate Merger Consideration will be increased by the present value of the tax benefit created by the amount of NOL Gross Inventory Amount in excess of $13.0 million using a 37% tax-rate and a 9.75% discount rate.

            - If the NOL-Gross Inventory Amount is less than $10.0 million the Aggregate Merger Consideration will be decreased by the present value of the tax benefit lost by the amount of NOL Gross Inventory Amount less than $10.0 million using a 37% tax-rate and a 9.75% discount rate.

      Silicon's common stockholders will not be entitled to the entire amount of Aggregate Merger Consideration. The holders of Silicon's Series D Preferred Stock (and Series E Preferred Stock, if any) and the holders of the $11.3 million in aggregate principal amount of outstanding senior notes, and the $1.0 million promissory note issued to an individual investor will be paid off as part of the merger transaction, which payment will include any accrued and unpaid interest and any applicable premium. After payments are made to the Series D Preferred Stockholders (and Series E Preferred Stock, if any) and holders of Silicon's outstanding senior notes the remainder of the consideration will be divided among Silicon's common stockholders.

      Series D Preferred Stock

      Under the terms and provisions of the Certificate of Determination for the Series D preferred Stock, in the event of a Change of Control (as defined in the Certificate of Determination, which definition includes a merger of Silicon with another corporation) the holders of at least a majority of the shares of Series D Preferred Stock then outstanding taken together as a series may require Silicon to redeem the outstanding shares of Series D Preferred Stock by delivering a notice to Silicon of their election to redeem the Series D Preferred Stock (a "Redemption Notice") within the ninety (90) day period following the Change of Control.

      Under the redemption provisions of the Certificate of Determination, the shares of Series D Preferred Stock would be redeemed at an amount (the "Series D Redemption Amount") equal to the greater of (A) the amount that would be paid if such holders' Series D Preferred Stock were converted into common stock immediately prior to the Change of Control and such shares of common stock were purchased or participated in such Change of Control or (B) the Fair Market Value (as defined in the Certificate of Determination) of the common stock into which the Series D Preferred Stock held by such holders could be converted as of the date of such Change of Control, and no payment shall be made to the holders of the common stock or any capital stock ranking junior to the Series D Preferred Stock unless such amount is paid in full. Under the Certificate of Determination, the number of shares of common stock into which each share of Series D preferred Stock may be converted is 4,384.53149701.

      B III, the holder of all outstanding shares of Series D Preferred Stock, has agreed to waive its right to require a redemption of those shares, so long as it is paid merger consideration in an amount equal the amount it would receive if it converted all of its shares of Series D Preferred Stock (and Series E Preferred Stock, if any) into shares of common stock. The 39,750 shares of Series D Preferred Stock held by B III are convertible into 174,285,127 shares of common stock.

      Senior Notes

      B III holds approximately $11.3 million in principal amount of outstanding senior secured notes. These notes represent approximately $7.5 million in principal amount of notes that were not converted to equity during our restructuring in November 1999, as well as $3.0 million in new notes, of which $2.0 million were issued contemporaneously with the restructuring and $1.0 million was issued shortly thereafter. The outstanding principal balance includes approximately $828,000 in deferred interest payments that have been added to principal under the terms of the notes. In the restructuring, B III agreed to exchange $39.75 million in aggregate principal amount of our outstanding Senior Discount Notes and to amend the terms of the remaining $7.5 million in aggregate principal amount of Senior Discount Notes in exchange for approximately 57% of the equity interest in the company, as represented by the 39,750 shares of Series D Preferred Stock. The total amount outstanding of the remaining notes, including any interest accrued, prepayment premium and other amounts payable on those notes, is to be paid off as part of the merger transaction contemporaneously with the closing. In the securities purchase agreements pursuant to which the notes were issued, as well as the restructuring agreement entered into in November 1999 between Silicon and B III, and in the Certificate of Determination for the Series D Preferred Stock, we must obtain B III's prior written consent to the transaction. B III has agreed to consent to the merger on the terms set forth in the merger agreement, which provide that all outstanding notes B III holds, plus any accrued interest, prepayment premium and other amounts payable on those notes, is paid off contemporaneously with the closing of the merger. IGT also required cancellation of the notes to consummate the merger.

CONVERSION AMOUNT

      Each share of common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive cash in an amount equal to the quotient of the Aggregate Merger Consideration (as adjusted in accordance with Section 2.1 of the merger agreement) minus the $2.5 million prepayment amount, divided by the total number of shares of Silicon common stock issued and outstanding at the effective time, assuming for such purposes that

            - each outstanding share of Series D Preferred Stock shall have been converted into 4,384.53149701 shares of Silicon common stock,

            - all then outstanding stock options issued under the 1999 Long Term Compensation plan have been accelerated and exercised in full,

            - each outstanding share of Series E Preferred Stock shall have been converted into 1,000 shares of Silicon common stock (and any shares issuable as the result of the exercise prior to the closing of any exchange warrants or any other outstanding warrants are issued and outstanding), rounded to the nearest hundredth of a whole cent (the "Conversion Cash), and each share of Series D Preferred Stock issued and outstanding immediately prior to the effective time will be converted into the right to receive cash in an amount equal to the product of 4,384.53149701 multiplied by an amount equal to the Conversion Cash and each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the product of 1,000 multiplied by an amount equal to the Conversion Cash.

We do not anticipate that there will be any shares of Series E Preferred Stock outstanding at the effective time of the merger. See "Exchange Warrant" and "Series E Preferred Stock". Based on these assumptions, the total number of shares of common stock participating in the merger (assuming for such purpose that the Series D Preferred Stock has been converted into common stock) is 285,355,592 shares.

EFFECTIVE TIME

      As soon as practicable on the day the merger closes, and all regulatory approvals have been received, Silicon and IGT will file articles of merger and all other filing required by California law with the Secretary of State of California in the form required by California law. The merger will become effective when the filings are made with and accepted by the Secretary of State of California or such other time as agreed by IGT and Silicon and specified in the filings.

EXCHANGE PROCEDURES

      As of the effective time of the merger, each certificate previously representing shares of Silicon's common stock will represent only the right to receive the merger consideration upon the surrender of the certificates and the holder of the certificate will not have any additional rights with respect to the shares of Silicon common stock.

      After the effective time of the merger, an exchange agent designated by IGT will mail a notice and letter of transmittal to each record holder of Silicon's common stock advising such record holder of the effectiveness of the merger and providing instructions for surrendering to the exchange agent Silicon certificates representing Silicon common stock in exchange for per share consideration. The holder of the Preferred Stock is expected to surrender its stock certificates at the closing of the merger in exchange for direct payment from IGT.

      Upon proper surrender of a certificate to the exchange agent, together with a properly completed and duly executed letter of transmittal, the holder of the certificate will be entitled to receive in exchange for the certificate a check in an amount equal to the product of the merger consideration and the number of shares of Silicon common stock represented by the certificate surrendered, less any required tax withholding. The surrendered certificate will be canceled. No interest will be paid or accrue on the merger consideration.

      If any Silicon stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Silicon certificate lost, stolen or destroyed, IGT will direct the exchange agent to issue in exchange for the shares of Silicon common stock represented by the missing certificate, the merger consideration. The board of directors of IGT may, in its discretion and as a condition to the issuance of any per share consideration to the owner of shares of Silicon common stock represented by a missing certificate, require the owner to provide IGT with an affidavit and a bond in a sum as IGT may reasonably direct as an indemnity against any claim that may be made against IGT or the exchange agent with respect to the missing certificate.

      Any per share consideration that remains undistributed by the exchange agent to former holders of Silicon common stock and Series D Preferred Stock as of the date that is one year after the effective date shall be returned by the exchange agent to IGT upon demand, and any holder of Silicon certificates who has not theretofore surrendered his or her shares of Silicon common stock in accordance with the Merger Agreement shall thereafter look only to IGT for satisfaction of his or her claims for per share consideration.

REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains various representations, warranties and agreements of Silicon, IGT and International Game Acquisition Corporation, including representations and warranties regarding their due organization, good standing, authority to enter into the Merger Agreement and consummate the merger and compliance with gaming laws and regulations. We also made additional representations and warranties relating to:

      -     capitalization;

      -     ownership of subsidiaries and other equity interest;

      -     timely filing and accuracy of documents filed with the SEC;

      - absences of certain changes or events in our business since Silicon's latest Balance Sheet;

      -     absence of pending or threatened litigation;

      -     bona fide accounts receivable;

      -     validity and enforceability of material contracts;

      - compliance with applicable laws respecting employment and employment practices;

      -     absence of any labor union;

      -     absence of agreements with brokers or finders;

      -     necessary vote of stockholders to approve the merger;

      - good and marketable title to and valid leasehold interest in our material properties;

      -     taxes, benefit plans and ERISA;

      -     compliance with applicable laws and permits;

      -     environmental liabilities and compliance with environmental laws;

      -     licenses to intellectual property and absence of infringement;

      -     insurance and bank accounts;

      -     transactions with related parties;

      - absence of non-competition restrictions on the operation of our business; and

      - the terms of our outstanding "exchange" warrants issued on June 30, 2000.

      Additionally, IGT and International Game Acquisition Corporation made representations and warranties regarding the information to be supplied for inclusion in this document, their due organization and authority to enter into the Merger Agreement, the absence of a broker, and the operation of International Game Acquisition Corporation pending the merger.

COVENANTS

      CONDUCT OF THE BUSINESS PENDING THE MERGER

      We have agreed that during the period from the date of the Merger Agreement to the effective time of the merger, except as expressly permitted by the Merger Agreement, that we will not, and will not allow any of our subsidiaries to:

      -     declare, set aside or pay dividends;

      - split, combine or reclassify any shares of our capital stock or purchase, redeem or otherwise acquire any shares of our capital stock;

      - issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge, or other encumbrance or authorization of any shares of our capital stock or any securities convertible into or any rights, warrants or options to acquire any of our capital stock;

      - accelerate the vesting of any of the stock options, except as contemplated under the terms of the stock options or the stock option plans under which any stock options were granted (other than as contemplated by our severance and retention plan discussed under "Interests of Certain Person in the Merger");

      - amend our articles of incorporation, by-laws or other comparable organizational documents or alter the corporate structure or ownership of any of our material subsidiaries;

      - acquire or agree to acquire (1) by merging or consolidating with or purchasing a substantial portion of the assets of, any organization or division of any organization, or (2) any assets with a fair market value in excess of $250,000, other than purchases of inventory, fixtures, furniture, supplies, vehicles and equipment in the ordinary course of business consistent with past practice;

      - commence or agree to commence the operation or development of a casino or other gaming operations of any nature;

      - mortgage or otherwise encumber or sell, lease, exchange or otherwise dispose of any of our properties or assets;

      - incur any indebtedness for borrowed money, guarantee any indebtedness or debt securities of another person or issue or sell any debt securities or warrants or other rights to acquire any of our debt securities;

      - make any loans advances or capital contributions to, or investments in any other person;

      - make or agree to make any new capital expenditures which individually exceed $250,000 per fiscal quarter;

      - make or rescind any express or deemed election relating to material taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of our methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending March 31, 2000, except as may be required by applicable law;

      -     pay, discharge or satisfy any claims, liabilities or obligations;

      - increase the compensation payable to any of our directors, officers or employees other than usual and customary increases to employees who are not officers;

      - pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing pension plan, benefit plan or employment agreement described in our documents filed with the SEC prior to the date of the Merger Agreement;

      - establish, adopt or commit to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, termination pay or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement;

      - enter into any severance or employment agreement with or for the benefit of any person;

      - increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

      - modify, or amend in any material respect, or renew, fail to renew or terminate, any material contract or agreement which we or one of our subsidiaries is a party or waive, release, or assign any material rights or claims;

      -     change our fiscal year;

      - authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Silicon;

      -     enter into any collective bargaining agreement;

      - engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of our officers or directors;

      - engage in any transaction or enter into any agreement in which we would sell any of our inventory or assets at a price below that which would be negotiated if the merger agreement and the related merger were not contemplated;

      - enter into any agreement of any nature with WagerWorks and any entity controlled by or under common control with WagerWorks or modify, amend, assign, terminate, grant any waiver or release or change in any way any existing agreement with WagerWorks except for the Cross License as required by the merger agreement; or

      - authorize any of, or commit or agree to take any of, the foregoing actions.

      REGULATORY APPROVALS

      Provided that IGT is not obligated to take any action which would require IGT to surrender or terminate a gaming approval held by it or its subsidiaries, IGT and Silicon have agreed to:

      - use all reasonable efforts to file, as soon as practicable after the date of the Merger Agreement, all notices, reports and other documents required to be filed with any governmental entity or any gaming authority with respect to the merger and the other transactions contemplated by the Merger Agreement and Silicon shall, upon the request of

            IGT, submit promptly any additional information requested by any such governmental entity or gaming authority and IGT may, in its discretion, respond to such requests;

      - give the other party prompt notice of the commencement or threat of commencement of any proceedings by or before any governmental entity or gaming authority with respect to the merger or any of the other transactions contemplated by the Merger Agreement;

      - keep the other party informed as to the status of any such proceeding or threat;

      - promptly inform the other party of any communication to or from the any governmental entity or gaming authority regarding the merger; and

      - cooperate with the other party and use its reasonable best efforts to receive all necessary and appropriate consents of third parties to the transactions contemplated by the Merger Agreement, satisfy all requirements prescribed by law for, and all conditions set forth in the Merger Agreement to, the consummation of the merger, and effect the merger in accordance with the Merger Agreement at the earliest practicable date;.

      SPECIAL MEETING

      As soon as practicable following the date of the Merger Agreement, Silicon will call, give notice of and convene a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon a proposal to adopt the Merger Agreement. Silicon will use its best commercially reasonable efforts to solicit proxies representing at least a majority of the outstanding shares of Silicon common stock eligible to vote at the Silicon stockholders meeting. Silicon agrees to promptly advise IGT if at any time prior to the special meeting any material information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide IGT with the information needed to correct such inaccuracy or omission.

      NO SOLICITATION

      Under the terms of the merger agreement, we have agreed that we will not, nor will we permit any of our subsidiaries to, directly or indirectly, through any officer, director, representative, agent or affiliate:

      - initiate, solicit, encourage, induce or otherwise facilitate the initiation or submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to an acquisition proposal;

      - furnish any information regarding Silicon to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal, unless required by law;

      - enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an acquisition proposal;

      -     agree to, approve, recommend or endorse any acquisition proposal; or

      - enter into any letter of intent, contract or similar agreement contemplating or otherwise relating to any acquisition proposal.

However, prior to the adoption of this Merger Agreement by Silicon's stockholders, Silicon is not prohibited from furnishing nonpublic information regarding Silicon to, or entering into discussions with, any person in response to a superior proposal that is submitted to Silicon by such person if:

      - neither Silicon nor any Silicon representative has violated any of the restrictions set forth above;

      - the board of directors concludes in its good faith judgment, that such action is required in order for the board of directors to comply with its fiduciary obligations to Silicon's stockholders under applicable law;

      - at or prior to furnishing any such nonpublic information to, or entering into discussions with, such person, Silicon gives IGT written notice of its intention to furnish nonpublic information to, or enter into discussions with, such person, and Silicon receives from such person an executed confidentiality agreement; and

      - at or prior to furnishing any such nonpublic information to such person, Silicon furnishes such nonpublic information to IGT.

      Silicon will immediately notify IGT after receipt of any acquisition proposal or any request for nonpublic information relating to Silicon in connection with an acquisition proposal or for access to any of the premises, books or records of Silicon by any person or entity that informs Silicon or its board of directors that it is considering making, or has made, an acquisition proposal.

      PRESS RELEASES

      Silicon and IGT will consult each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in the Merger Agreement, except as may be required by law, court process or by obligations pursuant to a listing agreement with Nasdaq.

      ACCESS TO INFORMATION AND CONFIDENTIALITY

      Until the effective time of the merger, we have agreed to give and to cause our subsidiaries to give IGT and its officers, employees, accountants, counsel, financial advisors and other representative reasonable access during normal business hours to all of our properties, premises, books, records, contracts, commitments, and personnel. Additionally, we will furnish promptly to
IGT:

      - a copy of each report, schedule, registration statement and other documents filed by us during such period pursuant to the requirements of federal or state securities laws; and

      - all other information with respect to our business, properties and personnel as IGT reasonably requests.

      Except as required by law, Silicon and IGT have agreed to treat any confidential information of the other party in accordance with the confidentiality agreement between Silicon and IGT.

      CONSULTATION AND REPORTING

      Until the effective time of the merger, Silicon will confer with IGT on a regular and frequent basis to report material operational matters with respect to its business and to report on the general status of its ongoing operations.

      NOTIFICATION OF CHANGES

      Silicon and IGT have each agreed to give the other prompt written notice of any event that causes any representation or warranty given by the other party to become untrue. The parties will each also have until the closing to supplement or amend any of the schedules described in Articles 3 or 4 with respect to any matter arising or discovered after the date of the Merger Agreement, if existing or known on the date of the Merger Agreement, that would have been required to be set forth or described in such schedules.

      DISPOSITION OF WAGERWORKS STOCK

      We own 10,000,000 shares of the common stock of WagerWorks, Inc., a Delaware corporation. Our holdings of WagerWorks stock represent 100% of the outstanding common stock, and approximately 51% of the total equity interest of the company on a fully diluted basis. The other 49% equity interest of the company is represented by Series A Preferred Stock held by three other investors and equity reserved for issuance under WagerWorks' employee stock option plan. WagerWorks is a start-up company that is working on developing products for online or Internet based gaming. It has not developed any working products to date and is not generating any revenues. There is no trading market for the shares of WagerWorks and its fair market value is difficult to ascertain.

      As part of the merger transaction negotiation, we are required to dispose of all of our WagerWorks stock other than a number of shares equal to 4.9% of the total equity interest of WagerWorks on a fully diluted basis on the date of the Merger Agreement. The disposition of the WagerWorks stock must take place on or before the consummation of the merger. The money received for the disposition of WagerWorks would be used towards working capital. The net proceeds received from the disposition that is remaining at the close of the merger would increase the amount of consideration IGT would have to pay in the merger transaction on a dollar for dollar basis, subject to any adjustment to the net operating loss carry forwards that occurs as a result of a gain on the disposition of WagerWorks. We cannot predict with any certainty when the disposition of the WagerWorks stock will take place, if ever. We cannot predict with any certainty whether we will be able to find a suitable purchaser for the WagerWorks stock, or at what price such dispositions would take place.

      We have received a verbal commitment from two of the investors in WagerWorks, that, if we have not found an alternative buyer for our shares of WagerWorks prior to the effective date of the merger they will purchase the shares for cash at a to-be-negotiated price; provided we receive an opinion from our independent financial advisor, that the negotiated price is fair to the equity holders of Silicon, taken as a whole, from a financial point of view. Both of the two investors in WagerWorks that have provided this verbal commitment are currently lenders to Silicon, and one of these parties is also a Silicon shareholder.

      EXCHANGE WARRANTS

      On June 30, 2000, we issued 11,585,457 warrants in an exchange offer, pursuant to which we offered all of our stockholders the opportunity to exchange their shares of common stock for a unit that consisted of one share of common stock and a warrant to purchase 3.59662 shares of common stock at an exercise price of $0.1528 per share. These exchange warrants are not exercisable until the earlier of the first year after their issuance, or, an "Extraordinary Transaction", which is defined as

            - a merger, reorganization or consolidation in which a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were not stockholders of the company immediately prior to such event,

            - the sale or transfer or all or substantially all of the properties and assets of the company and its subsidiaries, or

            - any purchase by any party (or group of affiliated parties) other than any investment fund or funds associated with DDJ Capital Management LLC, of all of the shares of capital stock of the company.

      The merger transaction with IGT would constitute an Extraordinary Transaction under the warrant agreement that governs these exchange warrants. Under their terms, the exchange warrants would become immediately exercisable in connection with the merger. However, we anticipate that the merger consideration payable in exchange for each share of outstanding stock will be considerably less than the $0.1528 exercise price of these exchange warrants. We anticipate that the merger consideration per share of Silicon common stock will be between $0.825 and $0.950 (not including any adjustments from the disposition of WagerWorks). We are required to give the holders of the exchange warrants 20 days prior notice of the merger in order to give them the opportunity to exercise their warrants in connection with the merger.

      In addition, by their terms, the exchange warrants terminate on the effective date of an Extraordinary Transaction unless provision is made in such transaction in the sole discretion of the parties to the transaction for the assumption of the exchange warrants or the substitution for the exchange warrants of new warrants of the successor person or entity or a parent or subsidiary thereof. Until the earlier to occur of the effective date of the Extraordinary Transaction, the holders of exchange warrants may exercise the warrants in accordance with their terms, but after such effective date, holders of exchange warrants may not exercise the warrants unless they are assumed or substituted by the successor as provided above. In the proposed merger transaction, IGT will not assume or substitute for the exchange warrants. As a result, the exchange warrants will terminate upon the effectiveness of the merger.

      STOCK OPTIONS

      Pursuant to the 1999 Long Term Compensation Plan, effective as of the effective time of the merger, each outstanding stock option, granted under that plan, whether or not exercisable or vested, will become fully exercisable and vested. In lieu of administering the simultaneous exercise of options and issuance of stock certificates and participation in the merger transaction, at the effective time of the merger each stock option that is outstanding will be canceled, and in consideration of such cancellation Silicon will pay the holders of the stock options merger consideration as if they had exercised their options and held shares of Silicon common stock.

      Upon payment of all amounts required to be paid, all plans pursuant to which stock options are issued shall terminate as of the effective time of the merger, and no holder of stock options or participant in any such plan shall have any rights thereunder to acquire any equity securities of Silicon, the surviving corporation or any subsidiary or affiliate thereof.

      There are currently outstanding options to purchase up to 75,790,509 shares of Silicon common stock issued under the 1999 Long Term Compensation Plan. The board of directors has approved a measure to waive the exercise price of all options outstanding that were issued under this plan and are held by employees currently employed by Silicon or who were recently terminated. In addition, option agreements held by certain terminated employees were amended prior to their termination to allow them to exercise their options past the standard 90 days allowed, until the later of date of the consummation of the merger, or thirty days following the formal termination of the merger agreement. We implemented this plan because our revenues no longer justify supporting our full staff of employees, and we do not have sufficient cash to adequately fund a severance and retention plan and still maintain our business operations through the consummation of the merger without incurring additional debt. Any debt we incurred, or cash we expended funding a plan, would result in a lower aggregate merger consideration under the merger agreement. In order for the company to remain a viable entity and to continue operations through the merger transaction we believed we needed to give our existing workforce incentives to remain through consummation of the merger. We also believed we needed to compensate those employees we involuntarily terminated for their efforts to bring value to the company since the consummation of our restructuring in November of 1999. The plan includes severance or retention payments, accelerated vesting of options and waiver of option exercise strike prices.

      The plan includes severance or retention payments, accelerated vesting of options and waiver of option exercise strike prices. Employees who receive benefits under this plan may also be current stockholders of the company and therefore entitled to vote on the proposed merger transaction. Without this severance and retention plan it is likely that employees would voluntarily leave Silicon and seek employment elsewhere. If too many of our employees left voluntarily, and we were unable to continue our business operations through consummation of the merger, it could result in an adverse impact on the value of Silicon or a termination of the proposed merger agreement, both of which could mean a decrease in value for our stockholders. Employees who voluntarily leave the company prior to consummation of the merger will not participate in the severance and retention plan.

      Nearly all of the options granted under the 1999 Long Term Compensation Plan vested 20% upon their issuance, and 1/48th for each of the 48 consecutive months following issuance. Of all the options issued under the plan, approximately 40% of the initial grant amount has vested. Under the terms and provisions of the plan, in the event of a merger, all unvested options immediately become exercisable. All outstanding options held by our employees, or recently terminated employees, will participate in the merger as if they had exercised on the date of the consummation of the merger. Essentially, these options will be treated as shares and included in the total outstanding number of shares used to determine the merger consideration to be given to each stockholder.

      Of the outstanding options to purchase 75,790,509 shares of common stock, nearly 86% (or approximately 64,972,081) were issued in February of 2000 at an exercise price of $0.0075 per share. Additional options to purchase 6,416,181 shares of common stock were issued subsequent to February of 2000, with exercise prices ranging from $0.0075 per share to $0.075 per share. The total aggregate exercise price to be waived for these options to purchase an aggregate of 71,388,262 shares of common stock is approximately $960,000. The remaining outstanding options to purchase 4,402,247 shares of common stock, were issued at exercise prices ranging from $0.1875 to $0.4531. Although the exercise price will be waived for these options as well, we have excluded the exercise price of these options in calculating the aggregate exercise price to be waived on the assumption that none of the holders of these options would have elected to exercise their options because their exercise prices are substantially in excess of the range of proceeds we estimate will be received by stockholders of the company in the merger. These options to purchase 4,402,247 shares of common stock represent approximately 1.5% of the aggregate merger consideration to be received by the stockholders of Silicon in the proposed merger.

      The exercise prices for outstanding options granted under the 1994 Stock Option Plan, the 1996 Outside Directors Stock Option Plan and the 1997 Nonstatutory Stock Option Plan, all of which are plans adopted prior to our debt restructuring in November 1999, will not be waived.

      INDEMNIFICATION AND INSURANCE

      All rights to indemnification for acts or omissions occurring prior to the effective time now existing in favor of the current or former directors or officers of Silicon and its subsidiaries as provided in its respective articles or certificates of incorporation or bylaws or existing indemnification agreements shall survive the merger and shall continue in full force and effect in accordance with their terms.

      IGT also will provide, for a period of not less than six (6) years after the effective time, Silicon's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time that is no less favorable than Silicon's existing directors and officers insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that IGT and the surviving corporation shall be required to pay one-half the premium for such insurance coverage, which shall not in the aggregate exceed 150% of the annual premium currently paid by Silicon for such insurance, but in any case shall purchase as much of such coverage as possible for such amount.

CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Silicon and IGT to consummate the merger are contingent upon and subject to the satisfaction or waiver of certain occurrences including the following:

      -     Silicon stockholder approval of the merger;

      -     receipt of necessary regulatory approvals;

      - no temporary restraining order, preliminary or permanent injunction or other order, judgment or decree to restrain or prohibit the consummation of the merger or any other transaction described in the Merger Agreement shall have been issued and remain in effect;

      - there shall not have been instituted or pending, or threatened, any proceeding by any governmental entity as a result of the Merger Agreement or any of the transactions contemplated by the Merger Agreement if such governmental entity were to prevail, would reasonably be expected to have a material adverse effect on IGT or the surviving corporation;

      - all necessary or required gaming approvals from any gaming authorities shall have been received or obtained;

      - the representations and warranties of each of Silicon, IGT and International Game Acquisition Corporation set forth in the Merger Agreement shall be true and correct in all material respects as of the date the Merger Agreement is closed as if made at and as of such date, and each of Silicon, IGT and International Game Acquisition Corporation shall in all material respects have performed each obligation and complied with each covenant to be performed and complied with by it under the Merger Agreement;

      - Silicon will have completed the sale or disposition of WagerWorks, Inc.;

      - Silicon shall have modified its license agreement dated August 3, 2000 with Pearson Television, Inc., as required under Section 6.2(k) of the Merger Agreement; and

      - Silicon shall have modified its Cross License Agreement with WagerWorks as required under Section 6.2(n) of the Merger Agreement.

      - Silicon will have performed or complied in all material respects with the obligations and covenants required to be complied with or performed by it under the Merger Agreement;

      - all consents and approvals of third parties necessary for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained;

      - IGT will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Silicon dated the Closing Date, certifying that the conditions relating to Silicon's representations and warranties, covenants and consents and approvals have been fulfilled. Silicon shall also have delivered to IGT (i) a certificate of good standing from the Secretary of State of the State of California and of comparable authority in other jurisdictions in which Silicon and its Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of Silicon approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of Silicon; and (iii) a true and complete copy of the articles of incorporation or comparable governing instruments, as amended, of Silicon and its Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the by-laws or comparable governing instruments, as amended, of Silicon and its Subsidiaries certified by the Secretary of Silicon and its Subsidiaries, as applicable;

      - IGT shall have received resignations from all of the directors and officers of Silicon, such resignations to be effective as of the Effective Time;

      - Andrew Pascal, Paul Mathews and B III, as parties to their respective voting agreements, shall have voted their shares of Silicon Common Stock in accordance therewith;

      - The parties to that certain Stockholders Agreement dated November 24, 1999 (the "Stockholders Agreement") shall have terminated such Stockholders Agreement subject to effectiveness of the Merger and, upon such effectiveness, the Stockholders Agreement shall no longer be of any legal force or effect;

      - The Consulting Agreements entered into with Andrew Pascal, Paul Mathews and Tom Carlson shall each be in force and effect;

      - There shall be no restriction (other than that imposed by applicable securities laws) on the right of IGT or Silicon to dispose of the shares of WagerWorks retained by Silicon; and

      - All outstanding warrants, options, or rights to acquire equity securities of Silicon shall have been exercised or have been terminated as of the Closing or be exercisable solely for the amount of cash merger consideration per share that would have been received had the warrant been exercised prior to the Closing.

      Please see Article 6 of the Merger Agreement for a complete statement of the conditions to the obligations of the respective parties to consummate the merger.

TERMINATION OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated and the merger abandoned at any time prior to the effectiveness of the merger, whether before or after the approval by the stockholders, as follows:

      -     by mutual consent of the Boards of Directors of Silicon and IGT;

      - by either Silicon or IGT if there has been a material breach by the other of any representation or warranty contained in the Merger Agreement or of any covenant contained in the Merger Agreement which has not been cured within 10 days after written notice is given to the party committing such breach;

      - by either Silicon or IGT if the merger has not occurred by May 30, 2001;

      - by either Silicon or IGT if any governmental entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger;

      - by either Silicon or IGT if Silicon special meeting shall have been held and completed and the Merger Agreement shall not have been adopted by the required affirmative vote of Silicon stockholders at such meeting;

      - by IGT, if the Board of Directors of Silicon (i) withdraws or modifies adversely its recommendation of the merger following the receipt by Silicon of an acquisition proposal, (ii) recommends an acquisition proposal to Silicon stockholders or (iii) fails to call or hold Silicon stockholders meeting because it has received an acquisition proposal; and

      -     by IGT for the following reasons:

            - any representation made by Silicon in the Merger Agreement is materially untrue as of the time such representation is made; provided that such misrepresentation or misrepresentations are, with respect to Silicon, reasonably likely to cause or result in an adverse affect in an amount greater than $1,000,000;

            -     the aggregate liabilities of Silicon at closing exceed
                  $45,000,000;

            - at closing, Silicon does not own the patents or patent applications listed on Schedule 3.19 to the Merger Agreement or Silicon has licensed any of such patents or patent applications to a third party other than IGT or WagerWorks;

            - Silicon fails to negotiate in good faith the terms or conditions of the Merger Agreement and to make commercially reasonable efforts to provide IGT with the information or other assistance reasonably necessary to consummate the transactions contemplated by the Merger Agreement; or

            - Silicon fails to take all reasonable actions within its control necessary to permit the closing of the merger; or

            - on or before May 30, 2001, we have not completed our disposition of WagerWorks; and

      - by Silicon if, prior to approval of the merger by its stockholders and as a result of a superior proposal, the board of directors of Silicon determines, in good faith, after consultation with legal counsel and its financial advisor, that the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties; provided, however, that before Silicon may terminate the merger agreement, Silicon must notify IGT of the proposed termination and IGT, within five (5) business days of receipt of such notice, has the right, in its sole discretion, to offer to amend the merger agreement to provide for terms substantially similar to those of the superior proposal and Silicon must negotiate in good faith with IGT with respect to such proposed amendment; provided, further, that if IGT and Silicon are unable to reach an agreement with respect to IGT's proposed amendment within ten (10) days after such good faith negotiations have commenced, Silicon may terminate the merger agreement.

      IGT has agreed to pay us $2.5 million in addition to the $2.5 prepayment amount, which we may retain, if:

      - IGT is in material breach of any representation or warranty contained in the Merger Agreement or of any covenant contained in the Merger Agreement which in either case cannot be or has not been, cured within 10 days after written notice of such breach is given to IGT.

      If IGT is required to pay such termination fee, Silicon shall grant to IGT for no additional consideration, a fully paid up nonexclusive perpetual worldwide license to Patent Number 6,104,815 ("Method and Apparatus for Providing Authenticated, Secure On-Line Communications Between Remote Locations") for use in IGT's traditional gaming applications and IGT shall grant for no additional consideration to Silicon a fully paid up nonexclusive perpetual license to Patent Number 5,265,874 for use in Silicon's operations.

      We have agreed to pay IGT a termination fee of $3.5 million if the Merger Agreement is terminated by IGT because:

      - we are in material breach of any representation, warranty or covenant contained in the Merger Agreement which is reasonably likely to result in either an adverse effect on Silicon of an amount greater than $1.0 million or a Material Adverse Effect (as described in the Merger Agreement), unless such breach consists solely of any representation or warranty made by Silicon in the Merger Agreement that is materially untrue as of the time such representation or warranty is made and that is reasonably likely to result in an adverse effect on Silicon of an amount greater than $1.0 million;

      - we terminate the Merger Agreement by proposing to approve, recommend or endorse an acquisition proposal in violation of the no solicitation provision of the Merger Agreement (Section 5.3 of the Merger Agreement);

      -     we fail to obtain shareholder approval for the merger;

      - we withdraw or modify adversely our recommendation of the merger, recommend an acquisition proposal to Silicon stockholders or fail to call or hold a Silicon stockholders' meeting;

      - we fail to complete the disposition of WagerWorks prior to May 30, 2001, unless IGT refuses to consent to the proposed WagerWorks disposition on an "as is" basis and which, upon consummation, results in no further liabilities or obligations of any nature whatsoever relating thereto or arising therefrom to Silicon or its subsidiaries or any of the conditions to the closing of the merger contained in Article 6 of the Merger Agreement have not been satisfied; or

      - we enter into a definitive agreement with respect to another acquisition proposal, and IGT is not at such time in material breach of any representation, warranty or covenant set forth in the Merger Agreement.

      Silicon must repay the $2.5 million prepayment amount to IGT and no further payments shall be made by either party to the other if the merger is terminated:

      -     by mutual consent of the Boards of Directors of Silicon and IGT;

      - by either Silicon or IGT if there has been a material breach by the other of any representation or warranty contained in the Merger Agreement or of any covenant contained in the Merger Agreement which has not been cured within 10 days after written notice is given to the party committing such breach and (in the case of any such breach by Silicon) such breach is not reasonably likely to cause or result in either (i) an adverse effect on Silicon of an amount greater than $1.0 million or (ii) a Material Adverse Effect;

      - by either Silicon or IGT if the merger has not occurred by May 30, 2001;

      - by either Silicon or IGT if any governmental entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger; or

      -     by IGT for the following reasons:

            - any representation or warranty made by Silicon in the Merger Agreement is materially untrue as of the time such representation or warranty is made and is reasonably likely to result in an adverse effect on Silicon of an amount greater than $1.0 million;

            - the total aggregate liabilities of Silicon at closing exceed $45,000,000;

            - at closing, Silicon does not own the patents or patent applications listed on Appendix A to the License Agreement dated October 16, 2000 by and between IGT and Silicon or Silicon has licensed any of such patents or patent applications to a third party other than IGT or WagerWorks;

            - Silicon fails to make commercially reasonable efforts to provide IGT with the information or other assistance reasonably necessary to consummate the transactions contemplated by the Merger Agreement; or

            - Silicon fails to take all reasonable actions within its control necessary to permit the closing of the merger.

VOTING AGREEMENTS

      Contemporaneously with the execution of the Merger Agreement, in order to induce IGT to enter into the Merger Agreement, two of our major stockholders, Mr. Andrew Pascal and Mr. Paul Mathews, entered into a voting agreement with IGT. Mr. Pascal is the company's President and Chief Executive Officer. Mr. Mathews is the company's Executive Vice President and Chief Operating Officer. Under the voting agreements, each of these stockholders agreed to vote all of Silicon common stock owned by that stockholder in favor of the merger. Additionally, each of these stockholders has agreed not to pledge or otherwise dispose of any Silicon common stock owned by that stockholder.

      These two major stockholders collectively own approximately 45.1% of our common stock (excluding additional shares that may be acquired upon exercise of stock options). The voting agreements terminate upon a termination of the Merger Agreement.

      Preferred Stock Voting Agreement

      In addition, B III Capital Partners, LP has entered into a voting agreement with IGT. B III holds 100% of the outstanding shares of Silicon's Series D Preferred Stock, the only series of preferred stock outstanding. Under the voting agreement, B III agreed to vote all of its shares of Series D Preferred Stock in favor of the merger. This voting agreement will terminate if the merger agreement is terminated.

      Under the terms of the Series D Preferred Stock, in the event of a change of control, such as the proposed merger, the holders of a majority of the outstanding shares of Series D Preferred Stock could elect to require use to redeem the outstanding shares of Series D Preferred Stock. However, B III, as part of the voting agreement, has agreed that from the date of the voting agreement through the earlier of (a) the closing date of the proposed merger,
(b) the termination of the merger agreement or (c) May 31, 2001, to waive its rights, if any, as a holder of Silicon's Series D Preferred Stock to cause Silicon to redeem its shares of Series D Preferred Stock.

      The obligations of B III under the voting agreement, including the obligations to vote for and consent to the proposed merger and the transactions contemplated by the merger agreement are subject to the condition precedent that Silicon completes the disposition of the WagerWorks shares pursuant to a transaction or series of transactions acceptable to and approved by B III.

      Under the voting agreement, B III:

            - agreed that upon consummation of the merger its shares of Series D Preferred Stock would be converted into a right to receive cash as specified in Section 2.1 of the Merger Agreement;

            - agreed that it would not sell, transfer, pledge or otherwise dispose of any of its shares of capital stock of Silicon or any interest therein (including the granting of a proxy to any person);

            - agreed to not convert its shares of Series D Preferred Stock into shares of common stock during the term of the voting agreement;

            - agreed that from the date of the voting agreement until its termination, B III would not, directly or indirectly, (i) take any action to solicit, initiate or encourage any acquisition proposal of Silicon or
                  (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Silicon or any subsidiary of Silicon (other than WagerWorks) to, or otherwise assist, facilitate or encourage, any person (other than IGT and International Game Acquisition Corporation) that may be considering making, or has made, an acquisition proposal; and

            - agreed that, upon the consummation of the merger and repayment in full, in cash, of the outstanding principal amounts owed it under the senior notes it holds, plus any and all accrued and unpaid interest and other amounts due thereon (including any premium payable) through and including the effective time of the merger, it would release Silicon, in a form of general release reasonably satisfactory to IGT and B III, from any further liabilities and obligations of any nature whatsoever relating to Silicon, subject to retention of certain indemnification obligations we have under the terms of the debt restructuring we effected with B III in November 1999.

MARKET PRICE OF SILICON COMMON STOCK

      Our common stock trades on the OTC Bulletin Board under the symbol SGIC. The following table sets forth the high and low sales price of Silicon's common stock for the periods set forth:


                                1998                          1999                          2000
                      ------------------------       -----------------------       ----------------------
                        HIGH            LOW            HIGH           LOW            HIGH           LOW
                      --------        --------       --------       --------       --------      --------
First Quarter         $11.1875        $ 8.2500       $ 1.6875       $ 0.4375       $  .7500      $  .2344
Second Quarter         10.3750          7.5000         0.8125         0.3125          .5312         .2500
Third Quarter           9.9375          3.1250         0.5938         0.1875          .4531         .1406
Fourth Quarter          3.8750          1.3750         0.3438         0.0781          .3125         .0469


      The preceding table sets forth the high and low closing sale prices as reported for Silicon during each of the quarters in 1998, 1999 and 2000. Until February 1999, Silicon's common stock was listed on the Nasdaq Stock Market under the symbol 'SGIC'. In February 1999 Silicon's common stock was delisted from the Nasdaq National Market and Silicon's stock now trades on the OTC Bulletin Board system under the symbol 'SGIC'.

      As of December 1, 2000 there were approximately 7,500 beneficial owners of Silicon's common stock.

      On December 18, 2000, the last trading day before the execution of the merger agreement was publicly announced, the closing sales price per share of Silicon's common stock on the OTC Bulletin Board was $0.625. The closing price of Silicon's common stock on _________was $_____. Stockholders are urged to obtain current information with respect to the market price of Silicon's common stock.

      Silicon has never paid cash dividends on its common stock and it doesn't anticipate paying cash dividends in the foreseeable future.

      Our registrar and transfer agent is EquiServe, 150 Royall Street, Canton, MA 02021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of Silicon's Common Stock as of December 1, 2000 by (i) each person known by Silicon to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Silicon, (iii) each of Silicon's "named executive officers" and (iv) all directors and current executive officers as a group.

                                                            Shares of Common
                                                           Stock Beneficially
                                                                Owned(1)
Five Percent Stockholders, Directors and Executive                      Percentage
Officers                                                  Number(2)      Ownership (%)
-----------------------------------------------------     ----------    -------------
Andrew S. Pascal..................................        14,527,333        34.79
Paul D. Mathews....................................        7,878,745        22.33
Betsy B. Sutter....................................        1,640,293         4.44
Paul Miltenberger..................................        2,296,410         6.11
Rob Reis...........................................        2,624,469         6.92
Stan Springel......................................        1,312,235         3.59
All directors and current executive officers as a
   group (7 persons)(3)...........................       30,279,485        61.00

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 1, 2000, are deemed outstanding; such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The information set forth in this table does not include shares beneficially owned or outstanding shares of common stock issuable upon conversion of Series D Preferred Stock which is convertible only upon 75 days' prior notice to Silicon. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) On November 24, 1999, Silicon adopted the "1999 Long Term Compensation Plan" pursuant to a resolution of the Board of Directors. On the 7th of February, 2000, the officers along with many of the employees, were granted new options that took effect in fiscal year 2000. The schedule of beneficial shares reflects the effects of this plan with regards to the officers listed thereunder. Options granted under the 1999 Long term Compensation Plan vest 20% on date of issuance, and the remainder vest 1/48th each calendar month after issuance, unless earlier terminated.

(3) Includes 14,355,330 shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after December 1, 2000 from the options that were granted on February 7th, 2000, under the 1999 Long Term Compensation Plan. Does not include shares issuable upon exercise of stock options that are not exercisable at or within 60 days after December 1, 2000 but that will become immediately exercisable upon consummation of the merger.

OTHER STOCKHOLDERS MEETINGS

      We intend to hold an annual meeting of our stockholders in 2001 only if the merger is not consummated. If an annual meeting is held, eligible Silicon stockholders may submit proposals to be considered for stockholder action at the annual meeting if they do so in accordance with applicable regulations of the SEC and our by-laws. If an annual meeting is held, it is expected that a representative of Deloitte & Touche LLP will be present and available to respond to appropriate questions from stockholders. The representative will also have the opportunity to make a statement at the annual meeting if he or she so desires.

WHERE YOU CAN FIND MORE INFORMATION

      Silicon files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

FORWARD LOOKING STATEMENT MAY PROVE INACCURATE

      This document, and documents to which we refer you in this document, contain forward-looking statements about, among other things, Silicon, IGT and our expectations or beliefs concerning future events or future results of operations. These statements are typically identified by terms indicating future expectation such as "anticipates," "believes," "expects," "estimates," "intends," and similar expressions. These forward-looking statements are subject to numerous risks and uncertainties and many factors could cause actual results and events to differ significantly from those discussed in forward-looking statements, including but not limited to,

      - risks associated with negotiating and documenting a merger transaction;

      -     uncertainty of consummating the transaction;

      -     uncertainty of obtaining stockholder approval;

      - risk of failure to obtain necessary regulatory approvals, including gaming regulatory approvals;

      -     risk of failure to obtain necessary consents from third parties;

      - uncertainty generally associated with the operation of the business of Silicon and in particular the financial condition of the company;

      - uncertainty regarding the amount of proceeds expected to be available for distribution to stockholders; and

      - uncertainty of the proceeds to be received from the disposition of the shares of WagerWorks, if any.

      All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. They are necessarily speculative statements, and unforeseen factors, such as competitive pressures, changes in regulatory structure, failure to gain the approval of regulatory authorities, and changes in customer acceptance of gaming could cause results to differ materially from any that may be expected. Forward-looking statements are made in the context of information available as of the date stated. In addition, events may occur in the future that we are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements.

      Readers should not place undue reliance on the forward-looking statements contained in this proxy statement. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents files with the Securities and Exchange Commission, and you should no t place undue reliance on those statements.

OTHER MATTERS

      Silicon knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


                                          THE BOARD OF DIRECTORS


DATED:  _________, 2001

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                         INTERNATIONAL GAME TECHNOLOGY,
                   INTERNATIONAL GAME ACQUISITION CORPORATION,
                                       and

                              SILICON GAMING, INC.






                             Dated December 19, 2000

                                    ARTICLE 1

               THE CLOSING; THE MERGER; THE EFFECTS OF THE MERGER

1.1      Closing..............................................................     2
1.2      The Merger; Effective Date and Effective Time........................     2
1.3      Effects of Merger....................................................     2
1.4      Articles of Incorporation and Bylaws of the Surviving Corporation....     2
1.5      Directors and Officers of the Surviving Corporation..................     3
1.6      Additional Actions...................................................     3

                                    ARTICLE 2

          EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

2.1      Effect on Capital Stock..............................................     3
2.3      No Further Rights in Silicon Stock...................................     6
2.4      Undelivered Merger Consideration.....................................     6
2.5      Escheat..............................................................     7
2.6      Dissenters' Rights...................................................     7

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SILICON

3.1      Organization; Qualification; Subsidiaries..............................       8
3.2      Silicon Capital Stock..................................................       8
3.3      Authority; Enforceability..............................................      10
3.4      No Conflicts or Consents...............................................      10
3.5      Permits; Compliance with Laws..........................................      11
3.6      Title to Properties....................................................      12
3.7      Corporate Formalities; Corporate Documents and Stockholder Agreements..      12
3.8      SEC Documents; Financial Statements; Liabilities.......................      12
3.9      Absence of Certain Changes or Events...................................      13
3.10     Legal Proceedings......................................................      15
3.11     Accounts Receivable....................................................      15
3.12     Contracts..............................................................      15
3.13     Environmental Matters..................................................      16
3.14     Employee Matters.......................................................      17
3.15     ERISA and Related Matters..............................................      18
3.16     Taxes..................................................................      19
3.17     Transactions with Related Parties......................................      21
3.18     Voting Requirements....................................................      21
3.19     Intellectual Property..................................................      21

3.20     Insurance..............................................................      22
3.21     Bank Accounts; Power of Attorney.......................................      22
3.22     Fairness Opinion; No Finder's Fee......................................      22
3.23     Noncompetition.........................................................      23
3.24     WagerWorks Transactions................................................      23
3.25     WagerWorks Intellectual Property.......................................      23
3.26     Exchange Warrants......................................................      23
3.27     WagerWorks Corporate Management Services Agreeemnt.....................      24

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF IGT AND NEWCO

4.1      Organization...........................................................       24
4.2      Authority; Enforceability..............................................       24
4.3      No Conflicts or Consents...............................................       24
4.4      No Finder's Fee........................................................       25
4.5      Information Supplied...................................................       25
4.6      Financing..............................................................       25

                                    ARTICLE 5

                                    COVENANTS

5.1      Regulatory Approvals; Gaming Authority; Cooperation and Best Efforts...       25
5.2      Silicon Special Meeting................................................       27
5.3      No Solicitation........................................................       28
5.4      Press Releases.........................................................       30
5.5      Access to Information and Confidentiality..............................       30
5.6      Consultation and Reporting.............................................       30
5.7      Notification of Changes................................................       30
5.8      Fees and Expenses......................................................       31
5.9      Conduct of Business....................................................       31
5.10     Completion of Disposition of WagerWorks................................       34
5.11     Stock Options..........................................................       34
5.12     Interim Financing......................................................       35
5.13     Indemnification and Insurance..........................................       35
5.14     Certain WagerWorks Transactions........................................       36

                                    ARTICLE 6

                               CLOSING CONDITIONS

6.1      Conditions Applicable to all Parties...................................      36
6.2      Conditions to IGT's and NewCo's Obligations............................      37

6.3      Conditions to Obligations of Silicon...................................      38

                                    ARTICLE 7

                            TERMINATION AND AMENDMENT

7.1      Termination............................................................      39
7.2      Effect of Termination..................................................      41
7.3      Expenses; Termination Fees.............................................      41

                                    ARTICLE 8

                                  DEFINED TERMS

8.1      Definitions............................................................      42

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1      Notices................................................................      49
9.2      Headings; Gender.......................................................      50
9.3      Entire Agreement; No Third Party Beneficiaries.........................      50
9.4      Governing Law..........................................................      50
9.5      Assignment.............................................................      51
9.6      Severability...........................................................      51
9.7      Counterparts...........................................................      51
9.8      Amendment..............................................................      51

EXHIBIT A                  Form of Voting Agreement

EXHIBIT B                  Form of Preferred Stock Voting Agreement

EXHIBIT C                  Form of Consulting Agreement

EXHIBIT D                  Form of Consulting Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated December 19, 2000, is by and among International Game Technology, a Nevada corporation ("IGT"), and International Game Acquisition Corporation, a California corporation ("NewCo"), on the one hand, and Silicon Gaming, Inc., a California corporation ("Silicon"), on the other. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them in Article 8.

                                   Background

         A. The respective Boards of Directors of IGT, NewCo and Silicon have approved the merger of NewCo with and into Silicon (the "Merger") in accordance with California law, whereby, among other things, all outstanding shares of Silicon common stock, $.001 par value per share ("Silicon Common Stock") will be converted into the right to receive cash in the manner set forth in Article 2 of this Agreement.

         B. Prior to the Merger, Silicon intends to dispose of its shares of common stock of WagerWorks, Inc. (formerly known as uBet.com, Inc.), a Delaware corporation ("WagerWorks"), other than an amount equal to 4.9% of the equity interest of WagerWorks, on a fully-diluted basis as of the date of this Agreement (the "WagerWorks Shares"), in a manner satisfactory to IGT, Silicon and the holders of a majority of the outstanding shares of Series D Preferred Stock (the "WagerWorks Disposition").

         C. The respective Boards of Directors of Silicon, IGT and NewCo have determined that the Merger is in furtherance of their respective long-term business interests, and is fair to and in the best interests of their respective stockholders.

         D. Andrew Pascal and Paul Mathews, the principal holders of the issued and outstanding shares of Silicon Common Stock have executed a voting agreement in the form attached hereto as Exhibit A (the "Common Stock Voting Agreement") and B III Capital Partners, L.P., a Delaware limited partnership ("B III"), the sole holder of the issued and outstanding shares of Silicon Series D Preferred Stock has executed a voting agreement in the form attached hereto as Exhibit B (the "Preferred Stock Voting Agreement," and together with the Common Stock Voting Agreement, the "Voting Agreement") concurrent with the execution of this Agreement.

         E. Andrew Pascal and Paul Mathews have each executed a consulting agreement in the form attached hereto as Exhibit C and Tom Carlson has executed a consulting agreement in the form attached hereto as Exhibit D (each, respectively, a "Consulting Agreement") concurrent with the execution of this Agreement, which agreements will commence upon the Effective Date.

                                    Agreement

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, IGT, NewCo and Silicon agree as follows:

                                   ARTICLE 1

               THE CLOSING; THE MERGER; THE EFFECTS OF THE MERGER

         1.1 Closing.

                  (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on the third business day following the satisfaction or waiver of each of the closing conditions set forth in Article 6 (other than those conditions that can only be satisfied on or as of the Closing Date, which must be satisfied or waived at or as of the Closing) of this Agreement at the offices of Squire, Sanders & Dempsey L.L.P., 600 Hansen Way, Palo Alto, California.

                  (b) At the Closing, each party to this Agreement will:

                           (i) deliver the documents and certificates required to be delivered by it pursuant to Article 6;

                           (ii) provide proof or indication of the satisfaction or waiver of each of the conditions to the other party's obligations set forth in Article 6;

                           (iii) cause its appropriate officers to execute and deliver Articles of Merger in substantially the form of Exhibit E (the "Articles of Merger") and with such mutually agreed upon changes, if any, thereto as may be necessary in accordance with the California General Corporation Law in the view of the Secretary of State of the State of California to permit the Articles of Merger to be filed with the Secretary of State, ("CGCL"); and

                           (iv) consummate the Merger by causing to be filed properly executed Articles of Merger with the Secretary of State of the State of California in accordance with CGCL.

         1.2 The Merger; Effective Date and Effective Time. On the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the CGCL, NewCo will merge with and into Silicon at the Effective Time (as defined below). Following the Merger, the separate existence of NewCo will cease and Silicon will continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of NewCo in accordance with the CGCL. The Merger will be effective as of the date and time specified in the Articles of Merger (the "Effective Date" and the "Effective Time", respectively).

         1.3 Effects of Merger. The Merger will have the effects set forth under the CGCL and as set forth in this Agreement.

         1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

                  (a) The Articles of Incorporation of Silicon, as amended and restated and filed with the Articles of Merger with the Secretary of State of the State of California, shall be the

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
Articles of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with the terms of the Articles of Incorporation and as provided by law.

                  (b) The Bylaws of NewCo, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation thereafter unless and until amended in accordance with their terms, the terms of the Articles of Incorporation and as provided by law.

         1.5 Directors and Officers of the Surviving Corporation. At the Effective Time, each of the directors and officers of Silicon shall resign. The directors and officers of NewCo immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation thereafter, each to hold a directorship or office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors are duly elected or appointed and qualified, as the case may be.

         1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider, or be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of NewCo or Silicon or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of NewCo or Silicon, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of NewCo or Silicon, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement

                                   ARTICLE 2

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of IGT, NewCo, Silicon or the stockholders of such entities:

                  (a) Capital Stock of NewCo. Each issued and outstanding share of capital stock of NewCo will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Merger Consideration. The consideration to be paid by IGT for 100% of the equity interests in Silicon shall be $45,000,000 (the "Aggregate Merger Consideration") of which $2,500,000 (the "Prepayment Amount") was previously paid to Silicon on October 17, 2000 upon execution of the Letter Agreement regarding the transaction, and of which the remaining $42,500,000, subject to the following adjustments, will be paid at the Effective Time:

                           (i) The Aggregate Merger Consideration will be increased, on a dollar for dollar basis, in an amount equal to the aggregate of the following items, to the extent such items are reflected as current assets on the Agreed Upon Pre-Closing Balance
         Sheet:

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
                           (A) accounts receivables (net of any allowance for
                  doubtful accounts); plus

                           (B) cash on hand; plus

                           (C) prepaid expenses.

                           (ii) The Aggregate Merger Consideration will be decreased, on a dollar for dollar basis, in an amount equal to the aggregate of the following:

                           (A) all obligations and liabilities of Silicon,
                  including Transaction Costs incurred but not yet paid by Silicon, that remain outstanding as of the Closing as set forth on the Agreed Upon Pre-Closing Balance Sheet, provided that any liabilities or obligations (including, without limitation, estimates of warranty costs, the estimated costs of settling or resolving any pending or threatened litigation (other than the Drews Distributing matter identified on Schedule 3.10 hereto) and, if applicable, the amount of accounting fees payable by Silicon under Section 2.1(c) hereof) not reflected on the Agreed Upon Pre-Closing Balance Sheet shall nevertheless be valued by mutual agreement between Silicon, B III and IGT and such amounts shall be treated as reductions in the Aggregate Merger Consideration; and

                           (B) obligations and liabilities of Silicon retired by
                  IGT prior to or as a condition of the Closing (to the extent not included in Section 2.1(b)(ii)(A) above), including, without limitation, indebtedness owed to B III under the Amended Notes and the New Notes and indebtedness under the Berg Note, each of which shall be paid in full, in cash, at the Closing.

                           (iii) The Aggregate Merger Consideration will be adjusted if the aggregate dollar amount of NOL plus Gross Inventory (the "NOL-Gross Inventory Amount") as set forth on the Agreed Upon Pre-Closing Balance Sheet is less than $10,000,000 or greater than $13,000,000, as follows:

                           (A) If the NOL-Gross Inventory Amount is more than
                  $13,000,000, the Aggregate Merger Consideration will be increased by the present value of the tax benefit created by the amount of NOL-Gross Inventory Amount in excess of $13,000,000 using a 37% tax-rate and a 9.75% discount rate; and

                           (B) If the NOL-Gross Inventory Amount is less than
                  $10,000,000, the Aggregate Merger Consideration will be decreased by the present value of the tax benefit lost by the amount of NOL-Gross Inventory Amount less than $10,000,000 using a 37% tax-rate and a 9.75% discount rate.

                  (c) Pre-Closing Balance Sheet. At least ten Business Days prior to Closing, Silicon will provide IGT with a copy of an estimated Silicon balance sheet as of the anticipated Closing Date (the "Pre-Closing Balance Sheet"). The Pre-Closing Balance Sheet shall be prepared in accordance with GAAP, applied on a basis consistent with Silicon's past practices but shall also reflect estimates of liabilities and obligations not required to be recorded in

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
accordance with generally acceptable accounting principles as required by
Section 2.1(b)(ii)(A) hereof. Upon receipt of the Pre-Closing Balance Sheet, IGT shall have five Business Days in which to review it and either accept it or identify objections to it by written notice to Silicon. If, within five Business Days following delivery of the Pre-Closing Balance Sheet to IGT, IGT has not given notice to Silicon of objections to the Pre-Closing Balance Sheet, then the Pre-Closing Balance Sheet shall be used as the balance sheet for determination of adjustments to the Aggregate Merger Consideration, if any, pursuant to this
Section 2.1 (the "Agreed Upon Pre-Closing Balance Sheet"). If IGT has given timely notice of an objection to any item on the Pre-Closing Balance Sheet then Silicon and IGT shall promptly work with each other to resolve any such objection. If such objection has not been resolved within two Business Days after IGT gives notice of an objection, then the issues in dispute shall be submitted to Ernst & Young (the "Accountants") provided that the date as of which the Accountants shall be seeking to resolve the disagreement shall be the date of the Pre-Closing Balance Sheet; provided, however, if the Accountants shall not resolve any such disagreement within fifteen Business Days after the date of the Pre-Closing Balance Sheet, then the date of the Pre-Closing Balance Sheet shall be changed to a date within fifteen days of the then anticipated Closing Date. If the issues are submitted to the Accountants for resolution, (i) the determination by the Accountants, as set forth in a notice delivered to the Parties, will be binding and conclusive on the Parties, and (ii) (A) if the determination by the Accountants results in a decrease in the Aggregate Merger Consideration of less than $200,000, then IGT will bear 100% of the fees and costs of the Accountants for such determination (b) if the determination by the Accountants results in a decrease in the Aggregate Merger Consideration of $200,000 or more, then Silicon will bear 100% of the fees of the Accountants for such determination and the portion of such costs to be borne by Silicon shall be reflected as a liability of Silicon unless such cost has been paid in cash by Silicon prior to the Closing Date.

                  (d) Conversion of Silicon Capital Stock; Conversion Cash. Subject to Section 2.1(b), each share of Silicon Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the quotient of the Aggregate Merger Consideration (as adjusted in accordance with Section 2.1(b) hereof) minus the Prepayment Amount , divided by the total number of shares of Silicon Common Stock issued and outstanding at the Effective Time (assuming for such purposes that each outstanding share of Series D Preferred Stock shall have been converted into 4,384.53149701 shares of Silicon Common Stock, all then outstanding Stock Options (excluding the Original Stock Options) have been accelerated and exercised in full, each outstanding share of Series E Preferred Stock shall have been converted into 1,000 shares of Silicon Common Stock and any shares issuable as the result of the exercise prior to the closing of any Exchange Warrants or any other outstanding warrants are issued and outstanding ), rounded to the nearest hundredth of a whole cent (the "Conversion Cash), and each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the product of 4,384.53149701 multiplied by an amount equal to the Conversion Cash and each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the product of 1,000 multiplied by an amount equal to the Conversion Cash.

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
         2.2 Exchange of Stock Certificates; Record Date.

                  (a) Prior to the Effective Time, IGT will appoint the American Stock Transfer & Trust Company or another entity selected by IGT (the "Exchange Agent") to arrange for the exchange of certificates that, immediately prior to the Effective Time, represented issued and outstanding shares of Silicon Common Stock and Series D Preferred Stock and Series E Preferred Stock (the "Silicon Certificates") for the per share consideration specified in Section 2.1 hereof. On or before the Closing Date, IGT will deliver to the Exchange Agent, in trust for the benefit of each holder of record of Silicon Common Stock and Series D and Series E Preferred Stock the Conversion Cash. As soon as practicable after the Effective Time, IGT will cause the Exchange Agent to mail a notice and letter of transmittal to each record holder of Silicon Common Stock and Series D and Series E Preferred Stock advising such record holder of the effectiveness of the Merger and providing instructions for surrendering to the Exchange Agent the Silicon Certificates representing Silicon Common Stock and Series D and Series E Preferred Stock in exchange for per share consideration specified in Section 2.1 hereof. Each holder of Silicon Certificates, upon proper surrender thereof and a duly completed letter of transmittal to the Exchange Agent, will be entitled to receive from the Exchange Agent in exchange for the Silicon Certificates (subject to any taxes required to be withheld) the amount specified in Section
2.1 hereof. Until properly surrendered, after the Effective Time each Silicon Certificate will be deemed for all purposes to evidence only the right to receive Conversion Cash. Holders of Silicon Certificates will not be entitled to receive the amount specified in Section 2.1 hereof until their Silicon Certificates are properly surrendered.

                  (b) If any Silicon Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Silicon Certificate to be lost, stolen or destroyed (a "Missing Certificate"), IGT will direct the Exchange Agent to issue in exchange for the shares of Silicon Common Stock represented by the Missing Certificate, the amount specified in Section 2.1 hereof. The Board of Directors of IGT may, in its discretion and as a condition to the issuance of any per share consideration to the owner of shares of Silicon Common Stock represented by a Missing Certificate, require the owner to provide IGT with an affidavit and a bond in a sum as IGT may reasonably direct as an indemnity against any claim that may be made against IGT or the Exchange Agent with respect to the Missing Certificate.

         2.3 No Further Rights in Silicon Stock. As of the Effective Time, all shares of Silicon Common Stock and Series D and Series E Preferred Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a Silicon Certificate representing shares of Silicon Common Stock and Series D and Series E Preferred Stock as of the Effective Time will cease to have any rights with respect to the Silicon Common Stock and Series D and Series E Preferred Stock, respectively, except the right to receive per share consideration specified in Section 2.1 hereof.

         2.4 Undelivered Merger Consideration. Any per share consideration that remains undistributed by the Exchange Agent to former holders of Silicon Common Stock and Series D and Series E Preferred Stock as of the date that is one year after the Effective Date shall be returned by the Exchange Agent to IGT upon demand, and any holder of Silicon Certificates who has not theretofore surrendered his or her shares of Silicon Common Stock or Series D and

Series E Preferred Stock in accordance with 2.2 shall thereafter look only to IGT for satisfaction of his or her claims for per share consideration specified in Section 2.1 hereof.

         2.5 Escheat. Neither IGT nor the Surviving Corporation shall be liable to any holder or former holder of Silicon Common Stock or Series D and Series E Preferred Stock or to any other Person with respect to any per share consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar legal requirement.

         2.6 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and constituting "dissenting shares" (as defined in Section 1300 of the CGCL) ("Dissenting Shares"), shall not be converted into the right to receive the Conversion Cash, as provided in Section 2.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive the Conversion Cash to which such holder is entitled, without interest thereon. Silicon shall give IGT (i) prompt written notice of any demands received by Silicon for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served, pursuant to applicable law received by Silicon relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CGCL. Silicon shall not, without the prior written consent of IGT, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any demands of any holders of Dissenting Shares or approve any withdrawal of such demands.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SILICON

         Silicon represents and warrants to IGT and NewCo that as of the date of this Agreement and, as amended as of the Closing Date:

         3.1 Organization; Qualification; Subsidiaries. Schedule 3.1 lists the jurisdiction of incorporation, the number of authorized and issued shares of capital stock and the members of the Board of Directors of Silicon. Silicon is duly organized, validly existing and in good standing under the laws of its state of organization, having all requisite power and authority to own its property and to carry on its business as it is now being conducted. Except as disclosed in Schedule 3.1, Silicon does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any direct or indirect ownership interest, capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. All outstanding shares of capital stock of Silicon and any of its Subsidiaries (including WagerWorks) have been validly issued and are fully paid, nonassessable and free and clear of any Adverse Claim. No actions or proceedings to dissolve Silicon or any of its Subsidiaries (including WagerWorks) are pending. Silicon and all of its Subsidiaries (including WagerWorks) are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by such entity or the conduct of its

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
business requires qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

         3.2 Silicon Capital Stock(a) The authorized capital stock of Silicon consists of as of the date hereof, and will consist of as of the Effective Time,
(i) 750,000,000 shares of Silicon Common Stock, $.001 par value per share, and
(ii) 6,884,473 shares of Silicon Preferred Stock, $.001 par value per share, of which 39,750 shares are designated as Series D Preferred Stock and 61,000 shares are designated as Series E Preferred Stock. The rights, privileges and preferences of Silicon Common Stock and Silicon Preferred Stock are as stated in Silicon's Articles of Incorporation, as amended to date.

                  (b) As of the close of business on December 19, 2000, (i) 35,279,976 shares of Silicon Common Stock were issued and outstanding, (ii) 39,750 shares of Series D Preferred stock were issued and outstanding, (iii) no shares of Silicon Common Stock were held by Silicon in its treasury, and (iv) no shares of Series E Preferred Stock were issued and outstanding.

                  (c) As of the close of business on December 19, 2000, (i) 75,790,509 shares of Silicon Common Stock were reserved for issuance upon exercise of the Stock Options (as hereinafter defined), (ii) 54,985,667 shares of Silicon Common Stock were reserved for issuance pursuant to the Exchange Warrants issued and outstanding that were issued in the Exchange Offer on June 30, 2000, (iii) 174,285,127 shares of Silicon Common Stock were reserved for issuance upon conversion of shares of Series D Preferred Stock, (iv) 60,807.731 shares of Series E Preferred Stock were reserved for issuance upon exercise of the Series E Warrant (v) 60,807,731 shares of Silicon Common Stock were reserved for issuance upon conversion of shares of the Series E Preferred Stock.

                  (d) All issued and outstanding shares of Silicon Common Stock and all shares which may be issued upon the exercise of Stock Options and conversion of the Series D Preferred Stock and Series E Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive rights.

                  (e) Schedule 3.2 hereto sets forth a schedule of the outstanding Stock Options showing the name of the option holder, the grant date, the current exercise price , the anticipated exercise price as of the Closing Date, vesting schedule, the number of options vested as of the date hereof and the payments, if any, due to the Option holders upon consummation of the Merger (subject to modification as contemplated by Section 5.11 hereof). Schedule 3.2 hereto also sets forth a schedule of all warrants outstanding showing the name of the warrant holder, the grant date, the current exercise price, the anticipated exercise price as of the Closing Date, vesting schedule, the number of warrants vested or exercisable as of the date hereof and the payments, if any, due to the warrant holders upon consummation of the Merger (subject to modification as contemplated by Section 5.11 hereof).

                  (f) Except for the Voting Agreements and the Stockholders Agreement, to the Knowledge of Silicon, there are no voting trusts, voting agreements, irrevocable proxies or other agreements with respect to any voting shares of capital stock of Silicon.

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
                  (g) There are no bonds, debentures, notes or other indebtedness of Silicon or any of its subsidiaries having the right to vote (or convertible into or exchangeable for other securities having the right to vote) on any matters on which the stockholders of Silicon may vote.

                  (h) Except as set forth herein, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Silicon or any of its Subsidiaries (including WagerWorks) is a party or by which any of them is bound obligating Silicon or any of its Subsidiaries (including WagerWorks) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Silicon or of any of its Subsidiaries (including WagerWorks) or obligating Silicon or any of its Subsidiaries (including WagerWorks) to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than Silicon's obligation following the consummation of a change of control to redeem the Series D Preferred Stock and Series E Preferred Stock which obligation B III has, with respect to the Merger, waived in accordance with the terms of the Preferred Stock Voting Agreement, there are no outstanding contractual obligations of Silicon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of Silicon or any of its Subsidiaries. Except as set forth in Schedule 3.2, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues, earnings or financial performance of Silicon or any of its Subsidiaries (including WagerWorks) or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Silicon based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Silicon or any of its Subsidiaries (including WagerWorks) to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or which otherwise relate to the registration of any securities of Silicon.

                  (i) WagerWorks Capital Stock. The authorized capital stock of WagerWorks consists of as of the date hereof, and will consist of as of the Effective Time, (i) 50,000,000 shares of common stock, $0.001 par value per share, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which 4,233,128 shares are designated as Series A Preferred Stock. The rights, privileges and preferences of the common stock and preferred stock of WagerWorks are as stated in WagerWork's Articles of Incorporation, as amended to date. As of the close of business on December 19, 2000, (i) 10,000,000 shares of common stock were issued and outstanding, (ii) 3,742,330 shares of Series A Preferred stock were issued and outstanding (such shares of Preferred Stock are convertible into 3,742,330 shares of Common Stock), (iii) no shares of common stock were held by WagerWorks in its treasury, and (iv) no other shares of its capital stock were issued and outstanding.

                  (j) Other Subsidiary Capital Stock. The Subsidiaries are set forth on Schedule 3.2 hereto. Each of the Subsidiaries (including WagerWorks) is a corporation, limited liability company or partnership duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has full corporate, limited liability company or partnership power and authority, as the case may be, to own and lease its properties, and carry on its business as presently conducted, is duly qualified, registered or licensed as a foreign corporation, limited liability company or partnership to do business and is in good

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
standing in each jurisdiction in which the ownership or leasing of its properties or the character of its present operations make such qualification, registration or licensing necessary, except where the failure so to qualify or be in good standing would not have a Material Adverse Effect. A list of all jurisdictions in which each of the Subsidiaries is qualified, registered or licensed to do business as a foreign corporation, limited liability company or partnership is attached hereto as Schedule 3.2. Except as disclosed on Schedule 3.2, Silicon owns, directly or indirectly, all of the outstanding shares of Capital Stock or other evidences of equity ownership of each of its Subsidiaries free of any Lien, restriction (other than restrictions generally applicable to securities under federal, provincial or state securities laws) or encumbrance, and said shares have been duly issued and are validly outstanding.

         3.3 Authority; Enforceability.

                  (a) Silicon has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement or any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement or any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby has been duly authorized by all necessary corporate action on the part of Silicon, except for the approval of this Agreement by the stockholders of Silicon.

                  (b) This Agreement and each other agreement executed or to be executed by Silicon in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by Silicon and constitute, or when executed and delivered will constitute, valid and binding obligations of Silicon, enforceable against Silicon in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and equitable principles which may limit the availability of certain equitable remedies in certain instances.

         3.4 No Conflicts or Consents.

                  (a) Except as set forth on Schedule 3.4, neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement to which Silicon is a party by Silicon nor the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement to which Silicon is a party:

                           (i) will violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the material properties or material assets of Silicon under, (A) its articles of incorporation or bylaws, (B) any material note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which Silicon is a party or by which any of its material assets are bound, or (C) any material lease, agreement or other instrument or other obligation that is material to the business or operations of Silicon and to which

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
         Silicon is a party, or by which any of its assets are bound, including any contract for the provision of any form of gaming services or products between Silicon or any of its Subsidiaries and any third party; or

                           (ii) subject to obtaining the required Governmental and Gaming Approvals required, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Entity to which Silicon is subject or by which any of its assets are bound (including, without limitation, those of the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming).

                  (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Silicon in connection with the execution and delivery of this Agreement by Silicon, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of a premerger notification and report form (the "HSR Report") by each of IGT and Silicon under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) the filing and recordation requirements of the Law with respect to the Articles of Merger, (iii) the filing of the Proxy Statement with the SEC and any other filings required by the Securities Act or the Exchange Act, (iv) the filing with and approval of any Gaming Authority, including approval by the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and (v) the filing of appropriate documents with the relevant authorities of other states in which Silicon is qualified to do business. Neither Silicon nor any Subsidiary nor, to the Knowledge of Silicon, any director or officer of Silicon or of any Subsidiary has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license of it or them, as applicable, under any Gaming Laws is being or may be revoked or suspended other than such claims, demands, notices, complaints, court orders or administrative orders which would not have a Material Adverse Effect on Silicon.

         3.5 Permits; Compliance with Laws. Each of Silicon and its Subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits, which lack or default would not have a Material Adverse Effect on Silicon. To the Knowledge of Silicon, no Governmental Entity is considering limiting, suspending or revoking any of Silicon's or its Subsidiaries' Permits. Except as disclosed in Silicon's SEC Documents filed prior to the date of this Agreement and publicly available, Silicon and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which would not have a Material Adverse Effect on Silicon. Silicon and each of its Subsidiaries are, and each of their respective directors, officers, and persons performing management functions similar to officers are, in material compliance with all applicable Gaming Laws.

         3.6 Title to Properties. Silicon does not own any real property.
Schedule 3.6 sets forth a list of each real property lease to which Silicon or any of its Subsidiaries is a party setting forth the location of the leased premises, the term of the lease, the square footage of the leased premises and the current monthly lease payments. Silicon and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except where such failure would not have a Material Adverse Effect on Silicon.

         3.7 Corporate Formalities; Corporate Documents and Stockholder Agreements.

                  (a) Each of Silicon and its Subsidiaries (including WagerWorks) has maintained its separate corporate existence and complied with all necessary corporate formalities.

                  (b) Silicon has delivered to IGT true and complete copies of its articles of incorporation and bylaws, as amended or restated through the date of this Agreement, as well as the articles of incorporation and bylaws governing each Subsidiary (including WagerWorks). The minute books of each of Silicon and its Subsidiaries (including WagerWorks) contain complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies of the various entities. The stock transfer records of Silicon contain complete and accurate records of all issuances, and redemptions of stock by Silicon.

                  (c) Except as set forth on Schedule 3.7, there are no agreements among or between any of the Silicon stockholders with respect to the capital stock of Silicon to which Silicon is a party or of which Silicon has Knowledge.

         3.8 SEC Documents; Financial Statements; Liabilities.

                  (a) Silicon has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "Silicon SEC Documents"). The Silicon SEC Documents, and any such reports, forms and documents filed by Silicon with the SEC after the date of this Agreement, complied, or will comply, at the time of filing as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Silicon SEC Documents, and except to the extent that information contained in any Silicon SEC Document has been superseded by a later filed Silicon SEC Document, none of the Silicon SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The Silicon Financial Statements included in the Silicon SEC Documents complied at the time of filing with the SEC as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a basis consistent with prior periods, and fairly present the consolidated financial position of Silicon at such dates and the consolidated results of operations and cash flow for the respective periods then ended, subject, in the case of the Silicon Interim Financial Statements, to normal, recurring year-end audit adjustments that are not, individually or in the aggregate, material in amount. The Silicon Audited Financial Statements have been audited by Deloitte & Touche, LLP, independent auditors of Silicon, in accordance with generally accepted auditing standards. Silicon is not, nor are any of its respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type required by GAAP to be reflected in the Silicon Financial Statements, except, (i) as and to the extent reflected on the Silicon Latest Balance Sheet or the footnotes that are a part of the Silicon Financial Statements, (ii) as may have been incurred or may have arisen since the date of the Silicon Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) are permitted or contemplated by this Agreement. Except as set forth in the Silicon SEC Documents, Silicon has not made any change in the accounting policies or practices applied in the preparation of the Silicon Financial Statements. Schedule 3.8 hereto sets forth a list of any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) of a type not required by GAAP to be reflected in the Silicon Financial Statements that exists as of the date of this Agreement (which schedule shall be updated as of the date of the Pre-Closing Balance Sheet.

                  (c) The Silicon Latest Balance Sheet includes appropriate reserves for all Taxes and other known liabilities incurred as of such date but not yet payable.

         3.9 Absence of Certain Changes or Events. Since the date of the Silicon Latest Balance Sheet, Silicon has conducted its business only in the ordinary course, and, except as set forth on Schedule 3.9, has not:

                  (a) amended its certificate of incorporation, bylaws or similar organizational documents;

                  (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), including, without limitation, increasing indebtedness for borrowed money, except in the ordinary course of business and not exceeding $250,000 individually;

                  (c) brought about any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for its shares of capital stock;

                  (d) suffered or permitted any of its assets to be or remain subject to any mortgage or other encumbrance, except for Permitted Liens;

                  (e) merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or sold, leased, transferred or otherwise disposed of any assets except for assets sold for fair value in the ordinary course of business;

                  (f) made any capital expenditure or commitment therefore, except in the ordinary course of business and, in the aggregate, in excess of $500,000;

                  (g) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest;

                  (h) adopted any employee benefit plan or made any change in any existing employee benefit plans;

                  (i) made any loan to any Person;

                  (j) except for employment agreements entered into in the ordinary course of business and consistent with past practices with employees of Silicon who are not directors or officers of Silicon, entered into or amended any employment, severance or similar agreement or arrangement with any director, officer or employee, or granted any increase in the rate of wages, salaries, bonuses, profit sharing arrangements, severance or termination pay arrangements or other compensation or benefits of any director, officer or employee;

                  (k) canceled, waived, released or otherwise compromised any debt, claim or right, except in the ordinary course of business consistent with past practices;

                  (l) made any change in any method of accounting or auditing practice;

                  (m) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business;

                  (n) entered into any transaction other than on an arm's-length basis;

                  (o) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on Silicon;

                  (p) agreed, whether or not in writing, to do any of the foregoing;

                  (q) been the subject of, or incurred any liability under or with respect to, any determination made by an arbitrator with respect to a grievance filed under any collective bargaining or other labor agreement to which Silicon is a party;

                  (r) suffered any Material Adverse Effect; or

                  (s) taken any other action which, if Article 5 had then been in effect, would have been prohibited by such Article if taken without IGT's consent (and no agreement, understanding, obligation or commitment to take any such action exists).

         3.10 Legal Proceedings. Except as set forth on Schedule 3.10, there is no lawsuit, action, suit, claim or other proceeding at law or in equity, or investigation, before or by any court or Governmental Entity or before any arbitrator that is pending or, to the Knowledge of Silicon, threatened against Silicon, or any unsatisfied judgment, order or decree or any open injunction binding upon Silicon. Except as specifically set forth on Schedule 3.10, no lawsuits, actions, suits, claims, proceedings, investigations, unsatisfied judgments, orders, decrees or open injunctions will or are reasonably likely to have a Material Adverse Effect or adversely effect the ability of Silicon to enter into and perform its obligations under this Agreement.

         3.11 Accounts Receivable. All of the accounts receivable reflected on the Silicon Financial Statements or arising thereafter that have not been collected have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to Silicon and have been accrued in accordance with GAAP.

         3.12 Contracts.

                  (a) Schedule 3.12 lists and describes all Material Contracts. A complete and correct copy of each Material Contract has been furnished to or made available to IGT. To the Knowledge of Silicon, each Material Contract is valid, binding and enforceable, except to the extent that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles. Silicon and, to the Knowledge of Silicon, each other party to each Material Contract are in compliance in all material respects with the provisions of each Material Contract by which such party is bound.

                  (b) Except as may be set forth in the Silicon SEC Documents or described on Schedule 3.12, Silicon is not a party to:

                           (i) any collective bargaining agreement;

                           (ii) any written or oral employment or other agreement or contract with or commitment to any employee;

                           (iii) any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or to compete with any Person;

                           (iv) any oral or written obligation of guaranty or indemnification arising from any agreement, contract or commitment, except as provided in its certificate of incorporation or bylaws;

                           (v) any joint venture, partnership or similar contract involving a sharing of profits or expenses;

                           (vi) any non-disclosure agreement, non-competition agreement, agreement with an officer, director or employee of Silicon, tax indemnity, tax sharing or tax allocation agreement, or any severance, bonus or commission agreement;

                           (vii) any indenture, mortgage, loan, credit, sale-leaseback or similar contract under which Silicon has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; or

                           (viii) any hedge, swap, exchange, futures or similar agreements or contracts.

         3.13 Environmental Matters.

                  (a) Silicon and each of its Subsidiaries is, and has been, and each of Silicon's former subsidiaries, while Subsidiaries of Silicon, was, in compliance with all applicable Environmental Laws, except for noncompliance which would not have a Material Adverse Effect on Silicon. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to:
(A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material; (C) protection of the environment; or (D) employee health and safety.

                  (b) During the period of ownership or operation by Silicon and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the Knowledge of Silicon, any surrounding site, except in each case for those which would not have a Material Adverse Effect on Silicon. Silicon has not shipped any Hazardous Material to any disposal site for which it is or will be subject to any liability, except for such liabilities which would not have a Material Adverse Effect on Silicon. Prior to the period of ownership or operation by Silicon and its Subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled, released or manufactured at, or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which would not have a Material Adverse Effect on Silicon. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Clean Air Act, 42 U.S.C. Section 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material and (E) polychlorinated biphenyls ("PCBs") or materials or fluids containing PCBs in excess of 50 ppm.

         3.14 Employee Matters.

                  (a) Schedule 3.14(a) sets forth:

                           (i) a list of the name, title, current annual compensation rate (including bonus and commissions) of each employee of Silicon;

                           (ii) employment, consulting, employee confidentiality or similar agreements;

                           (iii) any employee handbook(s); and

                           (iv) any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended. Accruals with respect to the bonus, sick leave and vacation benefits of the employees of Silicon have been made in accordance with the terms of the applicable Employee Plans and GAAP.

                  (b) Except as set forth on Schedule 3.14(b):

                           (i) (A) Silicon is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health; (B) Silicon is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act; and (C) there is no proceeding pending or to the Knowledge of Silicon, threatened, or any investigation pending or to the Knowledge of Silicon threatened, against Silicon, relating to subsection (A) or (B) above, and Silicon has no Knowledge of any basis for any such proceeding or investigation;

                           (ii) none of the employees of Silicon is a member of, or represented by, any labor union and to the Knowledge of Silicon, there are no efforts being made to unionize any of such employees; and

         (iii) there are no charges, formal or informal, internal complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to Silicon's Knowledge, threatened. Nor are there any such investigations pending or to the Knowledge of Silicon threatened, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to Silicon.

         3.15 ERISA and Related Matters.

                  (a) Schedule 3.15(a) lists each Employee Plan that Silicon maintains, administers or contributes to. Silicon has provided IGT a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto together with (i) the most recent annual report, if any, that has been prepared in connection with each Employee Plan; (ii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor within the last two years; and (iii) the most recent Internal Revenue Service determination letter with respect to each Employee Plan, if any, and the most recent application for a determination letter, if any.

                  (b) Schedule 3.15(b) identifies each Benefit Arrangement that Silicon maintains or administers. Silicon has furnished to IGT copies or descriptions of each Benefit Arrangement. To the Knowledge of Silicon, each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

                  (c) Except as set forth on Schedule 3.15(c), neither Silicon nor any of its Subsidiaries maintains or has ever maintained an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or was (i) a plan subject to Title IV of ERISA or (ii) a "multi-employer plan" (as defined in Section 3(37) of ERISA).

                  (d) Benefits under any Employee Plan or Benefit Arrangement are as represented in said documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Silicon and its Subsidiaries have not communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (e) Each Employee Plan and related trust which is intended to be qualified under Section 401(a) and 501(a) of the Code satisfies in form the requirements of these sections, except to the extent amendments are not required by law to be made until a date after the Closing Date, and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status; and to the Knowledge of Silicon, no event has occurred regarding the adoption of such plan that would adversely affect such qualification. Each Employee Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan has been operated in a manner which will give rise to penalties, excise taxes or adverse tax consequences that would have a Material Adverse Effect, and no Employee Plan has violated in a material manner any provision of the Code or of ERISA.

                  (f) Except for amounts accrued in the normal course of operation of any Employee Plan or Benefit Arrangement and properly reflected in the financial statements of Silicon, full payment has been made of all amounts that Silicon has, or has been required to have, paid as contributions to any Employee Plan or Benefit Arrangement under Applicable Law or under the terms of any such plan or any arrangement. All amounts withheld by Silicon from its employees have been paid to the appropriate Employee Plan or Benefit Arrangement by the due date prescribed by the Department of Labor to avoid penalties.

                  (g) Silicon does not have any current or projected liability in respect of post-retirement or post-employment health, life or other welfare benefits for retired, current or former employees, except as may be required under Part 6 of Subtitle B of Title I of ERISA.

                  (h) Except as set forth on Schedule 3.15(h) or in this Agreement, no employee or former employee of Silicon or its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated by this Agreement.

         3.16 Taxes. For purposes of this Section 3.16, the "Silicon Group" means, individually and collectively, Silicon and any individual, trust, corporation, partnership or any other entity as to which Silicon is liable for Taxes incurred by such individual or entity either as transferee or pursuant to Treasury Regulation Section 1.1502-6 or pursuant to any other provision of federal, territorial, state, local, or foreign law or regulations. Except as set forth on Schedule 3.16:

                  (a) All Returns required to be filed by or on behalf of members of the Silicon Group have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Silicon Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. No member of the Silicon Group is currently the beneficiary of any extension of time within which to file any Return.

                  (b) Each member of the Silicon Group has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                  (c) There are no Liens on any of the assets of Silicon or its subsidiaries with respect to Taxes other than Liens for Taxes not yet due and payable, or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

                  (d) The Returns of the Silicon Group are not currently the subject of any audit by a governmental or taxing authority.

                  (e) No deficiencies exist or are expected to be asserted with respect to Taxes of the Silicon Group, and there is no basis for the assertion of any material deficiency of Taxes. No notice (either in writing or verbally, formally or informally) has been received by any member of the Silicon Group that it has not filed a Return or paid Taxes required to be filed or paid by it.

                  (f) No member of the Silicon Group is a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either in writing or verbally, formally or informally) against any member of the Silicon Group, or any of its assets.

                  (g) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of any member of the Silicon Group.

                  (h) Silicon and each member of the Silicon Group has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                  (i) There are no requests for rulings, subpoenas or requests for information pending with respect to any member of the Silicon Group.

                  (j) No currently effective power of attorney has been granted by any member of the Silicon Group with respect to any matter relating to Taxes.

                  (k) The amount of Silicon's liability or the liability of any member of the Silicon Group for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate exceed the amount of current liability accruals for Taxes (excluding reserves for deferral of Taxes) as of the date of this Agreement, and the amount of Silicon's liability or the liability of any member of the Silicon Group for unpaid Taxes for all periods ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheets of Silicon or its subsidiaries, respectively, as of the Closing Date.

                  (l) No member of the Silicon Group has prepared or filed any Return inconsistent with past practice or, on any such Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods, or settled or compromised any material federal, state or local income tax liability.

                  (m) Prior to the Effective Time, Silicon has not distributed the stock of any corporation in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

                  (n) No member of the Silicon Group has filed a consent under
Section 341(f) of the Code concerning collapsible corporations. No member of the Silicon Group has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. No member of the Silicon Group has been a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No member of the Silicon Group is a party to any Tax allocation or sharing agreement

         3.17 Transactions with Related Parties.

                  (a) Schedule 3.17(a) and the Silicon SEC Documents list each transaction between January 1, 1997 and the date of this Agreement that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

                  (b) Schedule 3.17(b) lists (i) to Silicon's Knowledge, all material claims of any nature that any officer or director of Silicon or any Affiliate of such officer or director has with or against Silicon as of the date of this Agreement that are not identified on the Silicon Latest Balance Sheet and (ii) all material claims of any nature that Silicon has with or against any officer or director of Silicon or any Affiliate of such officer or director as of the date of this Agreement that are not identified on the Silicon Latest Balance Sheet.

         3.18 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Silicon Common Stock entitled to vote on the Merger, and the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock, if any, are the only votes of the holders of any class or series of Silicon's capital stock necessary to approve this Agreement and the transactions described in this Agreement.

         3.19 Intellectual Property.

                  (a) Schedule 3.19 lists (A) all patents held by Silicon and its Subsidiaries and all pending patent applications by Silicon or any Subsidiary, including for each such patent the serial or patent number, country, filing and expiration date and title; (B) all registered trademarks of Silicon or any of its Subsidiaries, and all pending applications for registration by Silicon or any of its Subsidiaries of trademarks, including for each such trademark the registration or application number, country, filing and expiration date; (C) all registered copyrights of Silicon or any of its Subsidiaries and all applications by Silicon or any of its Subsidiaries for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright; (D) all licenses by Silicon or any of its Subsidiaries to any person or entity of any of the rights identified in subparagraphs (A) through (C) above; and (E) all licenses by any other person or entity to Silicon or any of its Subsidiaries of any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity.

                  (b) Each license identified in Schedule 3.19 (each a "License") is a valid and binding obligation of Silicon or the Subsidiary thereto, enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by Silicon or the Subsidiary thereto or, to the Knowledge of Silicon, the other party thereto. Silicon has not received any notice (and Silicon does not have Knowledge) of claims asserted by any person to use any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes licensed by or to Silicon or challenging or questioning the validity or effectiveness of any License.

                  (c) Silicon and its Subsidiaries have good and valid title to, or otherwise possess adequate rights to use, all patents, trademarks, trade names, copyrights, inventions, trade secrets, software licenses and other proprietary information necessary to permit Silicon and its Subsidiaries to conduct the business and operations of Silicon and its Subsidiaries in substantially the same manner as it had been conducted prior to the date hereof.

                  (d) Except as set forth on Schedule 3.19 neither Silicon nor any of its Subsidiaries has, nor, to Silicon's Knowledge has it been alleged to have, infringed upon any patent, trademark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information entitled to legal protection.

                  (e) Silicon warrants and represents that all software, hardware and firmware used in Silicon's products, except as set forth on
Schedule 3.19, was entirely internally-developed by Silicon and that all inventorship, ownership, authorship, patent, copyright, trademark, trade secret and other rights relating to the system are owned by Silicon free and clear of any obligation or agreement to any other person and will not, as a result of the Merger, be the subject of any obligation or agreement to any third party except for the royalty agreement and obligations set forth in Schedule 3.19.

                  (f) Schedule 3.19 lists all agreements, including all amendments thereto, to which Silicon or its Subsidiaries is a party, which affect the ownership or use of the Media Products (each, a "License Agreement"). Except as set forth on Schedule 3.19 as a result of the transactions contemplated by this Agreement, no additional payments are required under, nor will any changes occur that affect, the terms of any License Agreement. Silicon is not, and to its Knowledge none of the other parties to the agreements set forth on Schedule 3.19 are, in material breach of such agreements. Except as set forth on Schedule 3.19 no License Agreement requires the consent of a third party in connection with the transactions contemplated by this Agreement. For the purpose of this paragraph, "Media Products" shall mean any product of Silicon which utilizes any copyright, trademark, video, film, photo, graphic, sound, text or other content relating to or arising from any of the following television programs or short subject films: (A) The Price is Right and (B) Family Feud.

         3.20 Insurance. IGT has been provided copies of or access to all insurance policies or binders that relate to the businesses of each member of the Silicon Group. All premiums due under the policies and binders have been paid or accrued for and all policies and binders are in full force and effect. As of the date of this Agreement, no notice of cancellation or non-renewal of any policy or binder and no notice of disallowance of any claim under any insurance policy or binder, has been received by Silicon. Except as provided in the applicable policy or binder, Silicon does not have any liability for or exposure to any premium expense for expired policies and there are no current claims by Silicon under any such policy or binder as to which coverage has been denied or disputed by the underwriters of such policies, nor are there any material insured losses for which claims have not been made.

         3.21 Bank Accounts; Power of Attorney. Schedule 3.21 sets forth with respect to each bank account or cash account maintained by Silicon at any bank, brokerage or other financial firm, the name of the institution at which such account is maintained, the number of the account, and the names of the individuals having authority to withdraw funds from such account.

         3.22 Fairness Opinion; No Finder's Fee. Silicon has received a written opinion from US Bancorp Libra to the effect that the Merger Consideration is, as of the date of this Agreement, fair from a financial point of view to stockholders of Silicon. Except as set forth on Schedule 3.22, neither Silicon nor any of its Subsidiaries (including WagerWorks) nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Silicon or any of its Subsidiaries (including WagerWorks) in connection with this Agreement or the transactions contemplated hereby.

         3.23 Noncompetition. Except as set forth in Schedule 3.23, Silicon and its Subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor IGT will be, by reason of any agreement to which Silicon is a party, subject to any non-competition or similar contractual restriction on their respective businesses.

         3.24 WagerWorks Transactions. Except as set forth on Schedule 3.24(a), neither Silicon nor any of its Subsidiaries have (a) transferred or otherwise conveyed in any manner any property or assets to WagerWorks or (b) granted any license or right to WagerWorks to use any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes owned or licensed by Silicon and, except as set forth on Schedule 3.24(b), WagerWorks is not party to any material agreement. Except as set forth on Schedule 3.24(c), Silicon is not a party to any written or oral agreement to which WagerWorks is a party and Silicon has made no representation, warranty or undertaking, contingent or otherwise, to any third party with respect to the business, operations or financial condition of WagerWorks or any agreement to which WagerWorks is a party.

         3.25 WagerWorks Intellectual Property. Silicon represents and warrants that WagerWorks has, pursuant to the Cross License Agreement, granted an exclusive world wide license (including the right to sublicense) to Silicon to use for any gaming-related purpose (excluding Internet Gaming) any patents, trademarks, service mark, trade names, copyrights, technology, know-how or processes owned or licensed by WagerWorks as of the date of the Cross-License Agreement, including any such property that is the subject of pending patent applications. Silicon further represents and warrants that Silicon has provided to IGT copies of all agreements relating to all licenses referred to in this
Section 3.25. Silicon is not, and to its knowledge, WagerWorks is not, in material breach of the license agreement identified on Schedule 3.24 hereto. For the purpose of this Section 3.25 "Internet Gaming" shall mean gaming accessible to end users solely via the world wide web protocol on the interconnected worldwide network of computer networks that employ TCP/IP commonly known as the Internet.

         3.26 Exchange Warrants. Silicon represents and warrants that, by their terms, all Exchange Warrants not previously exercised shall terminate upon the consummation of the Merger and no warrants, options or other rights to purchase shares of the capital stock of Silicon will exist.

         3.27 WagerWorks Corporate Management Services Agreeemnt. Silicon represents and warrants that, by its terms, the Corporate Management Services Agreement by and between Silicon and WagerWorks dated as of June, 2000 is terminable by Silicon for convenience upon 30 days' written notice to WagerWorks.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF IGT AND NEWCO

         IGT and NewCo represent and warrant to Silicon, as of the date of this Agreement and as of the Closing Date, as follows:

         4.1 Organization. Each of IGT and NewCo is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

         4.2 Authority; Enforceability.

                  (a) Each of IGT and NewCo has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement and any of the other agreements referred to in this Agreement to which it is a party. The execution, delivery and performance of this Agreement and any of the other agreements referred to in this Agreement to which it is a party and the consummation of the transactions contemplated hereby or thereby have been (or, in the case of NewCo, will be prior to the Effective
Time) duly authorized by all necessary corporate action on the part of IGT and NewCo.

                  (b) This Agreement and each other agreement executed or to be executed by IGT and NewCo in connection with the transactions contemplated by this Agreement have been, or when executed will be, duly executed and delivered by IGT and NewCo and constitute, or when executed and delivered will constitute, valid and binding obligations of IGT and NewCo, enforceable against IGT and NewCo in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may limit the availability of certain equitable remedies in certain instances.

         4.3 No Conflicts or Consents.

                  (a) Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by IGT and NewCo nor the consummation of the transactions contemplated by this Agreement or any of the other agreements referred to in this Agreement will violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any Adverse Claim against any of the material properties or assets of IGT or NewCo under the articles of incorporation, bylaws or any other organizational documents of IGT or NewCo; any material note, bond, mortgage, indenture, deed of trust, or other debt obligation (other than ordinary course trade credit) to which IGT or NewCo is a party, or by which IGT or NewCo or any of their respective material assets are bound; or any material lease, agreement or other instrument or other obligation that is material to the business or operations of IGT or NewCo and to which IGT or NewCo is a party, or by which IGT or NewCo or any of their respective assets are bound; or, subject to obtaining the required Governmental and Gaming Approvals required, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any Governmental Entity to which either IGT or NewCo is subject or by which IGT or NewCo or any of their respective assets are bound.

                  (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to IGT or NewCo in connection with the execution and delivery of this Agreement by IGT and NewCo, or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for: (i) the filing of an HSR Report by each of IGT and Silicon under the HSR Act, if applicable (ii) the filing and recordation requirements of the CGCL with respect to the Articles of Merger, and (iii) the filing with and approval of any Gaming Authority, including approval by the Nevada State Gaming Control Board and the Nevada Gaming Commission under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder.

         4.4 No Finder's Fee. Neither IGT nor NewCo nor any of their respective officers, directors or employees has employed any broker or finder, or incurred any liability for any financial advisory fees, for a fairness opinion, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for IGT or NewCo in connection with this Agreement or the transactions contemplated hereby.

         4.5 Information Supplied. None of the information supplied or to be supplied by IGT or NewCo specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Silicon's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.6 Financing. IGT has readily available funds sufficient in amount to pay the Aggregate Merger Consideration and to pay all fees and expenses of IGT and NewCo related to the transactions contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

         5.1 Regulatory Approvals; Gaming Authority; Cooperation and Best
Efforts.

                  (a) IGT and Silicon shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Entity or any Gaming Authority with respect to the Merger and the other transactions contemplated by this Agreement (all of the foregoing, collectively "Gaming Approvals"), and to submit promptly any additional information requested by any such Governmental Entity or Gaming Authority. Without limiting the generality of the foregoing, IGT and Silicon shall, within thirty Business Days of the date of this Agreement, prepare and file the notifications required to be filed under the HSR Act. IGT will pay any filings fees required in filing the HSR Report. Silicon shall, if requested to do so by IGT, respond as promptly as practicable
(A) to any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) to any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. IGT shall not be required to respond to such inquiries except in its sole and absolute discretion.

                           (i) Each of Silicon and IGT shall (A) give the other
party prompt notice of the commencement or threat of commencement of any Proceedings by or before any Governmental Entity or Gaming Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such Proceeding or threat, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity or Gaming Authority regarding the Merger. Except as may be prohibited by any Governmental Entity or Gaming Authority or by any legal requirement, Silicon and IGT will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law.

                           (ii) Notwithstanding the foregoing, neither party
will be required to accept any conditions that may be imposed by the FTC or the DOJ in connection with such filings, nor shall IGT be obligated to take any action which would require the voluntary surrender, forfeiture or other termination by IGT of a Gaming Approval then held by IGT or any of its subsidiaries.

                  (b) Each party will cooperate with the other and use its reasonable best efforts to (i) receive all necessary and appropriate consents of third parties to the transactions contemplated by this Agreement, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iii) effect the Merger in accordance with this Agreement at the earliest practicable date.

                  (c) Nothing contained in this Agreement shall give IGT, directly or indirectly, the right to control or direct Silicon's operations prior to the effectiveness of the Merger. Prior to the effectiveness of the merger, Silicon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                  (d) Denial of License; Individuals. If any employee or director of Silicon shall become an Ineligible Person prior to the Closing, then
(i) Silicon shall use its best efforts to cause each Ineligible Person to, immediately resign from any position, including as director or officer, in Silicon and each Ineligible Person shall have no further management role in IGT, NewCo or Silicon, (ii) if required to do so by any Governmental Entity as a condition to receipt of any Gaming Approval, Silicon, IGT or NewCo, as applicable, shall use commercially reasonable efforts to cause each Ineligible Person to, dispose of all of its securities or other ownership interests in Silicon, IGT or Newco and (iii) Silicon, IGT or NewCo, as applicable, shall use commercially reasonable efforts to cause each Ineligible Person to, cooperate with Silicon, IGT and NewCo in their efforts to obtain and retain in full force and effect the Gaming Approval. "Ineligible Person" shall mean any person who owns any capital stock or other interest in Silicon, IGT or NewCo, as applicable
(i) who is denied a Gaming Approval, disqualified from eligibility for a Gaming Approval or found unsuitable by any Governmental Entity before the Closing Date,
(ii) whose continued involvement in the business of Silicon, IGT or NewCo, as applicable, as an employee, director, officer or otherwise, may, in Silicon's or IGT's reasonable opinion after consultation with counsel, have a Material Adverse Effect on the likelihood that any Governmental Entity will issue a Gaming Approval to Silicon, the Surviving Corporation, NewCo or IGT or (iii) is expressly precluded from having any continuing interest in Silicon, the Surviving Corporation, NewCo or IGT in any Gaming Approval granted by a Governmental Entity as a condition to the issuance or continued validity of any Gaming Approval by any Governmental Entity.

         5.2 Silicon Special Meeting.

                  (a) As soon as practicable following the date of this Agreement, Silicon will call, give notice of and convene a meeting of its stockholders (the "Silicon Stockholders Meeting") to be held as promptly as practicable for the purpose of voting upon a proposal to adopt this Agreement. The Silicon Stockholders Meeting shall be held on a date selected by Silicon in consultation with IGT.

                  (b) Silicon shall use its best commercially reasonable efforts to solicit proxies representing at least a majority of the outstanding shares of Silicon Common Stock eligible to vote at the Silicon Stockholders Meeting. As promptly as practicable after the execution of this Agreement, Silicon shall prepare and file with the SEC the Proxy Statement relating to the Silicon Stockholders Meeting. Subject to Section 5.2(c), (i) the Proxy Statement shall include a recommendation (the "Board Recommendation") of the Board of Directors of Silicon that

Silicon's stockholders vote to adopt this Agreement at the Silicon Special Meeting and (ii) the Silicon Board Recommendation shall not be withdrawn or modified in a manner adverse to IGT, and no resolution by the Board of Directors of Silicon or any committee thereof to withdraw or modify the Board Recommendation shall be adopted or proposed. IGT shall furnish all information concerning itself to Silicon as Silicon may reasonably request in connection with the preparation of the Proxy Statement. Silicon will promptly respond to any SEC comments on the Proxy Statement and Silicon will use its commercially reasonable efforts to resolve all SEC comments as promptly as practicable to the satisfaction of the SEC. As soon as reasonably practicable after clearance from the SEC, Silicon shall mail the Proxy Statement to its stockholders. Silicon shall provide IGT and its counsel reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC. Silicon shall not mail any Proxy Statement, or any amendment or supplement thereto, to which IGT reasonably objects. Silicon and its counsel shall permit IGT and its counsel to participate in all communications with the SEC and its Staff, including all meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

                  (c) Silicon agrees to promptly advise IGT if at any time prior to the Silicon Stockholders' Meeting any material information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide IGT with the information needed to correct such inaccuracy or omission. Silicon will furnish IGT with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Silicon and its subsidiaries, to comply with applicable law after the mailing thereof to stockholders of Silicon. IGT agrees promptly to advise Silicon if at any time prior to the Silicon Stockholders' Meeting any material information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Silicon with the information needed to correct such inaccuracy or omission. IGT will furnish Silicon with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to IGT and its subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of Silicon.

                  (d) Notwithstanding anything to the contrary contained in
Section 5.2(b), at any time prior to the adoption of this Agreement by the Silicon stockholders, the Board Recommendation may be withdrawn or modified in a manner adverse to IGT if: (i) a proposal for any merger, reorganization, consolidation, share exchange, recapitalization, business combination, or other similar transaction involving, or, any sale, transfer or other disposition of, all or any significant portion of the assets or 50% or more of the equity securities of, Silicon, is made to Silicon and is not withdrawn; (ii) Silicon's Board of Directors determines in its good faith judgment that such offer constitutes a Superior Proposal (as defined in Section 5.3(c)); and (iii) Silicon's Board of Directors determines in its good faith judgment, that, in light of such Superior Proposal, the withdrawal or modification of the Board Recommendation is required in order for Silicon's Board of Directors to comply with its fiduciary obligations to Silicon's stockholders under applicable law; and (iv) neither Silicon nor any Silicon Representative shall have violated any of the restrictions set forth in Section 5.3.

                  (e) Silicon shall comply with all provisions of the Exchange Act and the Law in the solicitation of proxies from its stockholders to vote upon the proposal to adopt this

Agreement and will comply with the Exchange Act and the CGCL in the preparation, filing and distribution of the Proxy Statement.

         5.3 No Solicitation.

                  (a) In light of the consideration given by the Board of Directors of Silicon prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and in light of Silicon's representations contained in Section 3.22, Silicon agrees that it will not, nor shall it permit any of its Subsidiaries to, directly or indirectly, through any officer, director, representative, agent or affiliate (a "Silicon Representative"), (i) initiate, solicit, encourage, induce or otherwise facilitate the initiation or submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) furnish any information regarding Silicon to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, unless required by Applicable Law, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, (iv) agree to, approve, recommend or endorse any Acquisition Proposal, or (v) enter into any letter of intent, contract or similar agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption of this Agreement by the Silicon stockholders, this Section 5.3(a) shall not prohibit Silicon from furnishing nonpublic information regarding Silicon to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to Silicon by such Person (and not withdrawn) if (w) neither Silicon nor any Silicon Representative shall have violated any of the restrictions set forth in this Section 5.3, (x) the Board of Directors of Silicon concludes in its good faith judgment, that such action is required in order for the Board of Directors of Silicon to comply with its fiduciary obligations to Silicon's stockholders under applicable law, (y) at or prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Silicon gives IGT written notice of Silicon's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Silicon receives from such Person an executed confidentiality agreement, and (z) at or prior to furnishing any such nonpublic information to such Person, Silicon furnishes such nonpublic information to IGT (to the extent such nonpublic information has not been previously furnished by Silicon to IGT).

                  (b) For purposes of this Agreement, "Acquisition Proposal" means a proposal for any of the following (other than the transactions contemplated by this Agreement, including the WagerWorks Disposition) that involves: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 25% or more of the equity securities of, Silicon; (B) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Silicon or the filing of a registration statement under the Securities Act in connection therewith; or (C) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (c) For purposes of this Agreement, "Superior Proposal" means a bona fide proposal made by a third party to acquire Silicon pursuant to an Acquisition Proposal that the Board of Directors of Silicon determines in its good faith judgment to merit the withdrawal of the Board Recommendation because such third party proposal has more favorable terms than the transactions contemplated by this Agreement, such proposal would provide greater value from a financial point of view to the holders of the capital stock of Silicon, and the party making the proposal has demonstrated that the funds required for the consummation of its proposal are available.

                  (d) Silicon will immediately notify IGT after receipt of any Acquisition Proposal or any request for nonpublic information relating to Silicon in connection with an Acquisition Proposal or for access to any of the premises, books or records of Silicon by any person or entity that informs Silicon or its Board of Directors, formally or informally, that it is considering making, or has made, an Acquisition Proposal. Such notice to IGT will be made orally and in writing and will indicate in reasonable detail the identity of the offering party and the terms and conditions of such proposal, inquiry or contact; except such disclosure will be made to IGT only to the extent such disclosure does not violate the fiduciary responsibilities of the Board of Directors of Silicon, after being advised by its legal counsel, in which case Silicon will provide IGT with a summary of the terms and conditions of such proposal, inquiry or contact.

                  (e) Nothing contained in this Section 5.3 will prevent Silicon from complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer by a third party.

                  (f) Silicon shall immediately cease and cause to be terminated any pre-existing discussions with any Person that relates to any Acquisition Proposal; provided, however, that any such discussions may be recommenced so long as Silicon complies with all of the provisions of this Section 5.3 before doing so.

         5.4 Press Releases. Silicon and IGT will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Merger, and will not issue any such press releases or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to a listing agreement with Nasdaq.

         5.5 Access to Information and Confidentiality.

                  (a) Prior to the Closing Date, Silicon will, and will cause its Subsidiaries to, afford to IGT and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to its properties, premises, books, records, contracts, commitments, and personnel and will furnish to IGT (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and
(ii) such other information with respect to its business, properties and personnel as IGT reasonably requests.

                  (b) The confidentiality obligations of Silicon and IGT will continue to be governed by the Confidentiality Agreement.

         5.6 Consultation and Reporting. During the period from the date of this Agreement to the Closing Date, Silicon will confer with IGT on a regular and frequent basis to report material operational matters with respect to its business and to report on the general status of its ongoing operations. Silicon will notify IGT of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicator proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep IGT fully informed of such events and permit IGT's representatives prompt access to all materials prepared by Silicon or on its behalf or served on Silicon in connection therewith.

         5.7 Notification of Changes.

                  (a) Silicon, on the one hand, and IGT and NewCo, on the other hand, will promptly notify the other parties of any event that causes any representation or warranty given by the other parties, respectively, in Article 3 and Article 4 to become untrue.

                  (b) Silicon, on the one hand, and IGT and NewCo, on the other hand, will each have the right until the Closing to supplement or amend any of the Schedules described in Article 3 or Article 4 with respect to any matter arising or discovered after the date of this Agreement which, if existing or known on the date of this Agreement, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 6 have been fulfilled, the Schedules will be deemed to include only that information contained therein on the date of this Agreement and will be deemed to exclude all information contained in any supplement or amendment thereto, except to the extent that they reflect an event or condition that would not have a Material Adverse Effect on the party making the representation and warranty; provided, however, that if the Closing will occur, then all matters disclosed pursuant to any such supplement or amendment will be deemed included in the Schedules at Closing (without necessity of a written waiver or other action on the part of any party) and to modify the applicable representations and warranties for all purposes.

         5.8 Fees and Expenses. IGT and Silicon Gaming will each pay the costs and expenses incurred by it in pursuit of the consummation of the Merger and the other transactions contemplated by this Agreement, including financial advisory fees, fairness opinion fees, legal fees and accounting fees (the "Closing Costs"). Notwithstanding the foregoing sentence, IGT will pay any HSR Report filing fees incurred as a result of the Merger.

         5.9 Conduct of Business. Except as set forth on Schedule 5.9 hereto, Silicon shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them (it being understood that Silicon may from time to time lose customers in the ordinary course of business and that due to Silicon's existing financial condition, Silicon may consider taking actions that are inconsistent with the foregoing undertaking; in such case IGT agrees that it shall not unreasonably withhold its consent to such actions).

         Except as expressly set forth in this Agreement or as consented to in writing by IGT during the period from the date of this Agreement to the Effective Time, Silicon shall not, and shall not permit any of its Subsidiaries to:

                  (a) other than the disposition of WagerWorks as contemplated by Section 5.10, the disposition of the Exchange Warrants as contemplated by
Section 5.10 and the disposition of the Stock Options as contemplated by Section 5.11, (i) declare, set aside or pay (whether in cash, stock, property or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of Silicon to IGT, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Silicon or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the expiration of options in accordance with their terms);

                  (b) other than the issuance of Silicon Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement, and the issuance of shares of Series E Preferred Stock upon the exercise of the Series E Warrant in accordance with its terms, (i) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (ii) amend, waive or otherwise modify the terms of any such rights, warrants or options except as contemplated by this Agreement, or (iii) accelerate the vesting of any of the Stock Options, except as contemplated under the terms of the Stock Options or the stock option plans under which any Stock Options were granted (provided, however, that the foregoing restrictions shall not be applicable to any financing transaction undertaken by Silicon in accordance with Section 5.12);

                  (c) amend its articles of incorporation, by-laws or other comparable charter or organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of Silicon;

                  (d) acquire or agree to acquire (for cash or shares of stock or otherwise) (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets with a purchase price in excess of $250,000 except purchases of inventory, fixtures, furniture, supplies, vehicles and equipment in the ordinary course of business consistent with past practice;

                  (e) commence or undertake or agree to commence the operation or development of a casino or other gaming operations of any nature (excluding the existing gaming operations of Silicon), other than in the ordinary course of business consistent with past practice;

                  (f) mortgage or otherwise encumber or subject to any Lien (other than purchase money security interests or liens granted in connection with leases permitted by this Agreement), or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its properties or assets in the ordinary course of business consistent with past practice;

                  (g) (i) except in the ordinary course of business consistent with past practices or pursuant to existing credit facilities, lines of credit or similar agreements in aggregate amounts not to exceed $4.0 million, incur (which shall not be deemed to include credit facilities, lines of credit or similar arrangements until borrowings are made under such agreements) any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Silicon or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (provided, however, that the foregoing restrictions shall not be applicable to any financing transaction undertaken by Silicon in accordance with Section 5.12), or
(ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to Silicon or any direct or indirect wholly owned subsidiary of Silicon or (B) loans or advances to employees of Silicon or any of its subsidiaries for travel or business expenses in the ordinary course of business;

                  (h) make or agree to make any new capital expenditures which individually exceed $250,000 per fiscal quarter;

                  (i) make or rescind any express or deemed election relating to material taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1999, except as may be required by applicable law;

                  (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims subject to insurance or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Silicon included in Silicon SEC Documents or incurred in the ordinary course of business consistent with past practice; provided that Silicon will not settle or dismiss without the prior written consent of IGT the Drews Distributing litigation identified on Schedule 3.10 hereto;

                  (k) except as set forth on Schedule 5.9, (i) increase the rate of compensation payable or to become payable generally to any of Silicon's or any of its Subsidiaries' directors, officers or employees other than usual and customary increases to employees who are not officers, (ii) pay or agree to pay any pension, retirement allowance, severance, continuation or termination benefit or other material employee benefit not provided for by any existing Pension Plan, Benefit Plan or employment agreement described in the Silicon SEC Documents filed prior to the date of this Agreement and publicly available or disclosed on Schedule 5.9, (iii) establish, adopt or commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other material employee benefit plan, agreement or arrangement, or amend or modify or increase the benefits under or take any action to accelerate the rights or benefits under any collective bargaining agreement or any employee benefit plan, agreement or arrangement, including the Stock Option plans or other Benefit Plan, (iv) enter into any severance, retention or employment agreement with or for the benefit of any person (such agreements or undertakings are referred to herein as "Retention Agreements"), or (v) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

                  (l) with respect to any agreement related to the Media Products and the Cross License, modify, amend, assign, terminate, grant any waiver or release or change in any way any of such agreements and, with respect to any other material contract or agreement, except in the ordinary course of business consistent with past practice, modify, or amend in any material respect, or renew, fail to renew or terminate, any such material contract or agreement to which Silicon or any subsidiary is a party or waive, release or assign any material rights or claims pertaining thereto;

                  (m) change fiscal years;

                  (n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Silicon;

                  (o) enter into any collective bargaining agreement;

                  (p) engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of Silicon's officers or directors other than pursuant to such agreements (x) existing on the date hereof and disclosed on Schedule 5.9, (y) entered into in the ordinary course of business consistent with past practice or (z) contemplated by this Agreement;

                  (q) engage in any transaction or enter into any agreement which would sell any inventory or asset of Silicon or its Subsidiaries at a price below that which would be negotiated if this Agreement and the related merger were not contemplated;

                  (r) enter into any agreement of any nature with WagerWorks and any entity controlled by or under common control with WagerWorks or modify, amend, assign, terminate, grant any waiver or release or change in any way any existing agreement with WagerWorks except for the Cross License as required by
Section 6.2(n) hereof; or

                  (s) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.10 Completion of Disposition of WagerWorks. Promptly following the execution of this Agreement, Silicon shall use its commercially reasonable efforts to dispose of all of the outstanding capital stock of WagerWorks (except the Wager Works Shares) held by Silicon in a manner satisfactory to IGT, Silicon and the holders of a majority of the outstanding shares of Series D Preferred Stock, such disposition to be effected on an "as-is" basis (except that Silicon may represent that upon the disposition of the shares the purchaser will acquire title to the shares free and clear of any encumbrances) and providing that upon the consummation of such disposition, neither Silicon nor any of its Subsidiaries shall have any further liabilities or obligations to any third party of any nature whatsoever relating to or arising from the disposition of all outstanding capital stock of WagerWorks; provided that no consent from IGT shall be required pursuant to this
Section 5.10 if (i) such disposition is a sale to one or more existing stockholders or lenders of Silicon, (ii) Silicon has first obtained an opinion of its financial advisor that the terms of such disposition are fair from a financial point of view to the stockholders of Silicon and (iii) such sale is to be effected on an "as is" basis (except that Silicon may represent that upon the disposition of the shares the purchaser will acquire title to the shares free and clear of any encumbrances).

         5.11 Stock Options.

                  (a) IGT and Silicon shall, effective as of the Effective Time,
(i) cause each Stock Option that is outstanding to be canceled, and (ii) in consideration of such cancellation and, except to the extent IGT or NewCo and the holder of any such Stock Option otherwise agree, cause Silicon to pay such holders of Stock Options which are outstanding and have vested in accordance with its terms an amount in respect thereof equal to the product of (x) the excess, if any, of the Conversion Cash over the exercise price of each such Stock Option, and (y) the number of vested shares of Silicon Common Stock subject to the Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).

                  (b) Upon payment of all amounts required to be paid pursuant to paragraph (a) of this Section 5.11, all plans pursuant to which Stock Options are issued shall terminate as of the Effective Time, and no holder of Stock Options or participant in any such plan shall have any rights thereunder to acquire any equity securities of Silicon, the Surviving Corporation or any subsidiary or affiliate thereof.

                  (c) All other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of Silicon or any of its Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of Silicon, the Surviving Corporation or any subsidiary or affiliate thereof.

                  (d) IGT and Newco agree that Silicon may, with the approval of its Board of Directors and B III, modify the terms (but not the number of shares purchasable upon the exercise of the Stock Options) of outstanding Stock Options (excluding the Original Stock Options) prior to the Closing, including without limitation, the exercise price thereof.

         5.12 Interim Financing. Each time Silicon proposes to incur any indebtedness for borrowed money, other than under existing credit lines, in an amount exceeding $500,000, Silicon shall first (i) provide IGT written notice of its intention to incur such indebtedness and include all material terms of such borrowing proposal and (ii) allow IGT to elect, in its sole discretion, to lend to Silicon the amounts specified in Silicon's written notice at a price and on the terms at least as favorable to Silicon as those specified in such notice provided that such loans shall not, if made by IGT, be senior to the indebtedness outstanding to B III unless B III consents thereto. If the Merger is consummated, any amounts loaned to Silicon under this provision that remain outstanding at the time of the Closing will be deducted from the Merger Consideration in accordance with the provisions of Section 2.1(b). In the event that IGT exercises its rights and chooses to make interim loans to Silicon, such loans shall only be made after IGT has provided notice to any and all gaming authorities requiring such notice and has received all necessary gaming authority approvals required to make such loans.

         5.13 Indemnification and Insurance.

                  (a) IGT and NewCo agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Silicon and its Subsidiaries as provided in their respective articles or certificates of incorporation or bylaws (or similar organizational documents) or existing indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) In addition, IGT will provide (or cause the Surviving Corporation to provide), for a period of not less than six (6) years after the Effective Time, Silicon's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than Silicon's existing directors and officers insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that IGT and the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of 150% of the annual premium currently paid by Silicon for such insurance, but in any case shall purchase as much such coverage as possible for such amount. Silicon hereby represents that the annual premium for such policy for the year ended July 30, 2001 was $267,108.08.

                  (c) This Section 5.13 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Silicon, IGT, the Surviving Corporation and the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of IGT and the Surviving Corporation.

         5.14 Certain WagerWorks Transactions. Except as expressly set forth on
Schedule 3.24, during the period from the date of this Agreement to the Effective Time, Silicon shall not, and shall not permit any of its Subsidiaries to (a) amend any of the agreements set forth on Schedule 3.24 or 3.25, (b) transfer or otherwise convey in any manner any property or assets to WagerWorks or (c) grant any license or right to WagerWorks to use any patents, trademarks, service marks, trade names, copyrights, technology, know how or processes owned or licensed by Silicon or any of its Subsidiaries.

                                   ARTICLE 6

                               CLOSING CONDITIONS

         6.1 Conditions Applicable to all Parties. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, where permissible, waiver by such party of the following conditions at or prior to the Closing Date:

                  (a) Silicon Stockholder Approval. The Merger will have been duly approved by holders of the outstanding shares of Silicon Common Stock and Silicon Preferred Stock in accordance with the CGCL and the Articles of Incorporation of Silicon.

                  (b) HSR Act. The waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act, if applicable, shall have been terminated or shall have expired and no condition will have been imposed on Silicon or IGT to obtain such termination that would require the divestiture of any Silicon or IGT assets or otherwise have a Material Adverse Effect on either party.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order, judgment or decree to restrain or prohibit the consummation of the Merger or any of the other transactions described in this Agreement shall have been issued and remain in effect.

                  (d) Litigation. There shall not have been instituted or pending, or threatened, any Proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected to have a Material Adverse Effect on IGT or the Surviving Corporation.

                  (e) Gaming Approvals. All necessary or required gaming approvals from any Gaming Authorities shall have been received or obtained.

                  (f) WagerWorks Disposition. Silicon will have completed the WagerWorks Disposition in accordance with Section 5.10 hereof.

         6.2 Conditions to IGT's and NewCo's Obligations. The obligations of IGT and NewCo to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by IGT:

                  (a) Representations and Warranties. The representations and warranties of Silicon set forth in this Agreement that are qualified by materiality, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Silicon not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

                  (b) Covenants. Silicon will have performed or complied in all material respects with the obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

                  (c) Consents and Approvals. All consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (d) Closing Certificate. IGT will have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Silicon dated the Closing Date, certifying that the conditions specified in Section 6.2(a) through (c) have been fulfilled. Silicon shall also have delivered to IGT
(i) a certificate of good standing from the Secretary of State of the State of California and of comparable authority in other jurisdictions in which Silicon and its Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing; (ii) duly adopted resolutions of the Board of Directors and stockholders of Silicon approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of Silicon; and (iii) a true and complete copy of the articles of incorporation or comparable governing instruments, as amended, of Silicon and its Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the by-laws or comparable governing instruments, as amended, of Silicon and its Subsidiaries certified by the Secretary of Silicon and its Subsidiaries, as applicable.

                  (e) Director and Officer Resignations. IGT shall have received resignations from all of the directors and officers of Silicon, such resignations to be effective as of the Effective Time.

                  (f) Voting Agreements. The parties to the Voting Agreements shall have voted their shares of Silicon Common Stock in accordance therewith.

                  (g) Stockholders Agreement. The parties to that certain Stockholders Agreement dated November 24, 1999 (the "Stockholders Agreement") shall have terminated such Stockholders Agreement subject to effectiveness of the Merger and, upon such effectiveness, the Stockholders Agreement shall no longer be of any legal force or effect.

                  (h) Consents and Approvals. IGT shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and declarations, registrations and filings (including, without limitation, all Gaming Approvals) (collectively, "Consents and Filings") required to be made or obtained by Silicon or IGT from all Governmental Entities and parties to loan or credit agreements, notes, mortgages, indentures, leases or other contracts, agreements or instruments to which Silicon, IGT or any of their respective subsidiaries is a party or by which Silicon, IGT or any of their respective Subsidiaries or their respective assets are bound or affected, as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained or made, as applicable, by Silicon or IGT, as the case may be, without the imposition of any material limitations, prohibitions or requirements of a type that are not acceptable to IGT in its sole discretion, and are in full force and effect, other than those Consents and Filings (including Gaming Approvals) which, if not obtained or made, would not, either have (i) a Material Adverse Effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the Surviving Corporation or IGT after the Effective Time, or (iii) a Material Adverse Effect on the continuation of the operations and business of IGT and its subsidiaries by the Surviving Corporation after the consummation of the transactions contemplated hereby.

                  (i) The Consulting Agreements entered into with Andrew Pascal, Paul Mathews and Tom Carlson shall each be in force and effect.

                  (j) The agreements specified on Schedule 6.2(k) hereto shall have been modified as set forth on Schedule 6.2(k) hereto.

                  (k) There shall be no restriction (other than that imposed by applicable securities laws) on the right of IGT or the Company to dispose of the shares of WagerWorks retained by the Company.

                  (l) All outstanding warrants, options, or rights to acquire equity securities of Silicon shall have been exercised or have been terminated as of the Closing or be exercisable solely for the amount of Conversion Cash per share that would have been received had the warrant been exercised prior to the Closing.

                  (m) The Cross License Agreement shall have been modified as set forth on Schedule 6.2(n) hereto.

         6.3 Conditions to Obligations of Silicon. The obligations of Silicon to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived in writing by Silicon:

                  (a) Representations and Warranties. The representations and warranties of IGT and NewCo set forth in this Agreement, will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and except where the failure of any representations and warranties, individually or in the aggregate, would not have Material Adverse Effect.

                  (b) Covenants. Each of IGT and NewCo will have performed or complied in all material respects with all obligations and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

                  (c) Closing Certificate. The receipt by Silicon of a certificate executed by the Chief Executive Officer or President and Chief Financial Officer of IGT dated the Closing Date, certifying that the conditions specified in Section 6.3(a) through (c) have been fulfilled.

                  (d) Consents and Approvals. Silicon shall have received evidence, in form and substance reasonably satisfactory to it, that all Gaming Approvals required to be made or obtained by Silicon or IGT from all Governmental Entities as are required in connection with the Merger and the consummation of the transactions contemplated hereby, have been obtained or made, as applicable, by Silicon or IGT, as the case may be, without the imposition of any material limitations, prohibitions or requirements of a type that are not acceptable to Silicon in its sole discretion, and are in full force and effect, other than those Gaming Approvals which, if not obtained or made, would not, either have (i) a Material Adverse Effect on the transactions contemplated hereby, (ii) a Material Adverse Effect on the stockholders of Silicon after the Effective Time.

                                   ARTICLE 7

                            TERMINATION AND AMENDMENT

         7.1 Termination. This Agreement may be terminated and the Merger contemplated by this Agreement abandoned at any time before the Effective Time, whether before or after approval by the Silicon stockholders as follows:

                  (a) Mutual Consent. By the mutual consent of the Boards of Directors of Silicon and IGT.

                  (b) Material Breach. By the Board of Directors of either Silicon or IGT if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 10 days after written notice of such breach is given to the party committing such breach; provided that the right to effect such cure will not extend beyond the date set forth in Section 7.1(c) below and the party seeking to terminate may not then be in material breach of any representation, warranty or covenant contained in this Agreement.

                  (c) Abandonment. By the Board of Directors of either Silicon or IGT if the Merger has not occurred by May 30, 2001, unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required under the terms and provisions of this Agreement to be performed by it.

                  (d) Government Action. By the Board of Directors of either Silicon or IGT if any Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger.

                  (e) Failure to Obtain Required Vote of Silicon Stockholders. By either Silicon or IGT if the Silicon Special Meeting (including any adjournments and postponements thereof) shall have been held and completed and this Agreement shall not have been adopted by the required affirmative vote of the Silicon stockholders at such meeting; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required under the terms and provisions of this Agreement to be performed by it at or prior to the Effective Time.

                  (f) Board Recommendation. By IGT, if the Board of Directors of Silicon (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by Silicon of an Acquisition Proposal, (ii) recommends an Acquisition Proposal to Silicon stockholders or (iii) fails to call or hold the Silicon stockholders' meeting by reason of the receipt by Silicon of an Acquisition Proposal or for any other reason.

                  (g) Failure of Certain Specified Matters.

                           (i) by IGT if

                           (A) any representation made by Silicon in this
                  Agreement is materially untrue as of the time such representation is made; provided, that such misrepresentation or misrepresentations are, with respect to Silicon, reasonably likely to cause or result in an adverse affect of an amount greater than $1,000,000; or

                           (B) at Closing, the total aggregate liabilities
                  reflected on the Agreed Upon Balance Sheet exceed $45,000,000; or

                           (C) at Closing, Silicon does not own the patents or
                  patent applications listed on Appendix A hereto, or Silicon has licensed any of such patents or patent applications to a third party other than IGT or WagerWorks (but, if to WagerWorks, only to the extent that such licenses have been represented as exclusive to Internet applications ); or

                           (D) Silicon fails to make commercially reasonable
                  efforts to provide IGT with the information or other assistance reasonably necessary to consummate the transactions contemplated by this Agreement; or

                           (E) Silicon fails to take all reasonable actions
                  within its control necessary to permit the closing of the Transaction, including if Silicon terminates this Agreement as a result of receipt of an Acquisition Proposal as described in
                  Section 5.4 or withdraws its recommendation of the Merger;

                           (F) On or before May 30, 2001, Silicon has not
                  completed the WagerWorks Disposition and all other conditions to Closing identified in Article 6 hereof have been satisfied provided that such failure did not occur as a result of IGT's refusal to consent to a sale of WagerWorks being made on the basis specified in Section 5.10 hereof, including a sale to one or more existing stockholders or lenders of Silicon except that in the event the disposition is to one or more existing stockholders or lenders of Silicon then Silicon shall first obtain an opinion of its financial advisor that the terms of such disposition are fair from a financial point of view to the stockholders of Silicon.

                           (ii) and by Silicon in the event that a Governmental Entity with responsibility for antitrust matters requests additional information and, within 30 days thereafter IGT has not responded to such request or advised Silicon in writing that it is undertaking to respond to such request provided that, with respect to Silicon's right to terminate, Silicon is not then in material breach of any representation, warranty or covenant contained in this Agreement.

                  (h) Superior Proposal. By Silicon if, prior to approval of the Merger by its stockholders and as a result of a Superior Proposal, the Board of Directors of Silicon determines, in good faith, after consultation with legal counsel and its financial advisor, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of its fiduciary duties; provided, however, that before Silicon may terminate this Agreement pursuant to this subsection 7.1(h), Silicon shall give notice to IGT of the proposed termination under this subsection this 7.1(h) and IGT, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and Silicon shall negotiate in good faith with IGT with respect to such proposed amendment; provided, further, that if IGT and Silicon are unable to reach an agreement with respect to the IGT's proposed amendment within ten (10) days after such good faith negotiations have commenced, Silicon may terminate this Agreement pursuant to this subsection 7.1(h).

         7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 7, this Agreement will be void and of no effect, other than the obligation to repay immediately the Prepayment Amount and to pay the Termination Fee referred to in Section 7.3, if applicable, and will result in no other obligation of or liability to any party or their respective directors, officers, employees, agents or stockholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant will be liable to the other party for damages.

         7.3 Expenses; Termination Fees. Except as set forth in this Section 7.3 or Sections 5.10 and 5.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (a) If this Agreement is terminated by Silicon pursuant to Sections 7.1(b) or 7.1(g)(ii), and Silicon is not at such time in material breach of any representation, warranty or covenant set forth in this Agreement, IGT shall be obligated to pay Silicon $2,500,000, and Silicon may retain the Prepayment Amount without any obligation of repayment to IGT.

                  (b) If this Agreement is terminated by IGT for any of the reasons set forth in Sections 7.1(b), 7.1(e), 7.1(f), 7.1(h) or clause (F) of
Section 7.1(g)(i), and IGT is not at such time in material breach of any representation, warranty or covenant set forth in this Agreement, Silicon shall be obligated to pay IGT $1,000,000, excluding the Prepayment Amount, which Prepayment Amount shall also at the same time be returned to IGT; provided, however, if IGT terminates this Agreement for the reasons set forth in Section 7.1(b) it only be entitled to the Prepayment Amount unless with respect to a breach of a representation made by Silicon, such misrepresentation or misrepresentations are reasonably likely to cause or result in either (i) an adverse effect on Silicon of an amount greater than $1,000,000 or (ii) a Material Adverse Effect.

                  (c) If this Agreement is terminated by both Silicon and IGT pursuant to Section 7.1(a), by either Silicon or IGT pursuant to Section 7.1(c) or 7.1(d), or by IGT pursuant to clauses (A) through (E) of Section 7.1(g)(i), and the terminating party is not at such time in material breach of any representation, warranty or covenant set forth in this Agreement, then Silicon shall repay the Prepayment Amount to IGT and no further payments shall be made by either party to the other.

                  (d) If IGT is obligated to pay the Termination Fee to Silicon, then Silicon shall, as an inducement to cause IGT to enter into this Agreement and for no additional consideration, issue to IGT a fully paid up nonexclusive perpetual worldwide license to Patent Number 6,104,815 ("Method and Apparatus for Providing Authenticated, Secure On-Line Communication Between Remote Locations") for use in IGT's traditional casino gaming applications, and IGT shall issue to Silicon, as an inducement to cause Silicon to enter into this Agreement and for no additional consideration, a fully paid up nonexclusive perpetual worldwide license to Patent Number 5,265,874 for use in Silicon's operations. In such circumstances, the parties hereto agree to negotiate in good faith to promptly enter into and execute an agreement implementing this undertaking.

                                    ARTICLE 8

                                  DEFINED TERMS

         8.1 Definitions. In addition to the other defined terms used in this Agreement, the following terms when capitalized have the meanings indicated.

         "Acquisition Proposal" has the meaning ascribed to it in Section
5.5(b).

         "Adverse Claim" has the meaning ascribed to it in Section 8.102(a) of the Uniform Commercial Code.

         "Affiliate" has the meaning ascribed to it by Rule 12b-2 promulgated under the Exchange Act.

         "Agreed Upon Pre-Closing Balance Sheet" has the meaning ascribed to it in Section 2.1(c).

         "Agreement" means this Agreement and Plan of Merger, including the exhibits and schedules, as amended or otherwise modified from time to time.

          "Amended Notes" means the $7.5 million aggregate principal amount of Senior Discount Notes not exchanged for Series D Preferred Stock of Silicon under the Restructuring Agreement and certain terms and provisions of which were amended pursuant to Amendment No. 2 to the Securities Purchase Agreement."

         "Amended Notes Securities Purchase Agreement" means the Original Securities Purchase Agreement, as amended by Amendment No. 1 to the Securities Purchase Agreement and Amendment No. 2 to the Securities Purchase Agreement.

         "Amendment No. 2 to the Securities Purchase Agreement" means that certain Amendment No. 2 to the Securities Purchase Agreement initially entered into and dated September 30, 1997 (the "Original Securities Purchase Agreement"), and as amended by Amendment No. 1 to the Securities Purchase Agreement dated July 8, 1998 (the "Amendment No. 1 to the Securities Purchase Agreement"), by and between Silicon and BIII Capital Partners, L.P.

         "Applicable Law" means any statute, law, rule or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.

         "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that is maintained, administered or contributed to by the employer and covers any employee or former employee of any member of the Silicon Group.

         "Berg Note" means the promissory note issued by Silicon to Mr. Carl Berg, in the principal amount of $1,000,000, dated as of July 28, 2000.

         "Business Day" means any day (other than Saturday or Sunday) on which commercial banks in Palo Alto, California are open for business.

         "CGCL" means the California General Corporation Law, as in effect on the Closing Date.

         "Closing" means the consummation of the Merger and the other transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock Voting Agreement" has the meaning ascribed to it in the Recitals.

         "Confidentiality Agreement" means the Confidentiality Agreement, dated as of ______,

2000, entered into and delivered by IGT to Silicon.

         "Consents and Filings" has the meaning ascribed to it in Section
6.2(h).

         "Consulting Agreement" has the meaning ascribed to it in the Recitals.

         "Conversion Cash" has the meaning ascribed to it in Section 2.1(d).

         "Cross-License Agreement" means that certain Cross License Agreement dated April 4, 2000 by and between Silicon and Wager Works.

         "Dissenting Shares" has the meaning ascribed to it in Section 2.6.

         "Effective Date" has the meaning ascribed to it in Section 1.2.

         "Effective Time" has the meaning ascribed to it in Section 1.2.

         "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by any member of the Silicon Group and (c) covers any employee or former employee of any member of the Silicon Group.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         "Exchange Warrants" means those certain stock purchase warrants entitling the holders thereof to purchase an aggregate of up to 41,668,486 shares of Silicon Common Stock, issued pursuant to that certain Warrant Agreement dated as of June 30, 2000 by and between Silicon and the Warrant Agent named therein.

         "GAAP" means accounting principles generally accepted in the United States.

         "Gaming Approval" has the meaning ascribed to it in Section 5.1(a).

         "Gaming Authority" means, collectively, the Mississippi Gaming Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the National Indian Gaming Commission and any other tribal or Governmental Entity that holds regulatory, licensing or permit authority over gaming activities conducted by Silicon its Subsidiaries within its jurisdiction.

         "Gaming Laws" means, collectively, (a) the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, together with the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, (b) the Mississippi Gaming Control Act, as codified in Chapter 76 of the Mississippi Code Annotated, as amended from time to time, together with the regulations of the Mississippi Gaming Commission promulgated thereunder, as amended from time to time, and (c) all other laws and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming activities conducted by Silicon or its Subsidiaries within its jurisdiction.

         "Governmental Entity" means any court or tribunal of competent jurisdiction in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign, including, without limitation, the National Indian Gaming Commission, or any other tribal or governmental authority regulating any form of gaming.

         "Gross Inventory" means the total amount of inventory reflected on Silicon's balance sheet as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with the Pre-Closing Balance Sheet.

         "IGT Audited Financial Statements" means the audited balance sheets and related statements of income, retained earnings and cash flow, and the related notes thereto of IGT for the years ended December 31, 1997, 1998 and 1999.

         "IGT Financial Statements" means the IGT Audited Financial Statements and the IGT Interim Financial Statements.

         "IGT Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of IGT for the six-month period ended June 30, 2000.

         "IGT Latest Balance Sheet" means the latest balance sheet of IGT included in the IGT Audited Financial Statements.

         "Ineligible Person" has the meaning ascribed to it in Section 5.1(d).

         "Internet Gaming" has the meaning ascribed to it in Section 3.25.

         "Knowledge" means, when given to qualify or limit a representation or warranty otherwise made by Silicon or IGT, respectively, the actual knowledge, after reasonable inquiry, of the officers and directors of Silicon or IGT, respectively.

         "Leases" means any (i) ground lease or (ii) office, warehouse or facility lease (in each of (i) and (ii), whether or not reduced to writing), to which Silicon (or any predecessor in interest of Silicon) is subject.

         "Letter Agreement" means the letter agreement between IGT and Silicon, dated as of October 16, 2000.

         "License Agreement" has the meaning ascribed to it in Section 3.19(f).

         "Liens" means pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

         "Material Adverse Effect" means, with respect to any Party, any change in, effect on, or circumstance that, individually or in the aggregate, has had or would reasonably be likely to have a material and adverse effect on the operations, business, assets, properties, prospects, results of operations or financial condition of such party and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include (i) any material adverse effect caused by any change resulting from announcement of the Merger, (ii) changes in general economic conditions or changes affecting generally the industries in which such Party operates, (iii) changes in trading prices for such party's capital stock and (iv) the impact of changes in GAAP. For the purposes of this Agreement, a termination or the occurrence of any event which would with or without the passage of time permit a party thereto other than Silicon to terminate any agreement related to the Media Products or that certain Cross License Agreement dated April 4, 2000 by and between Silicon and Wager Works shall be deemed to constitute a "Material Adverse Effect" and a workforce reduction made by Silicon after the date hereof without the prior approval of IGT will be deemed to constitute a "Material Adverse Effect".

         "Material Contract" means any executory contract, agreement or other understanding, whether or not reduced to writing, that is not cancelable within 30 days, to which Silicon, its Subsidiaries, or their property is subject, which provides for future payments to another Person by the relevant entity or entities of more than $100,000 in the aggregate in any calendar year.

         "Nasdaq" means the National Association of Securities Dealers Automated Quotation System.

         "NewCo" shall have the meaning ascribed to it in the heading of this Agreement.

         "New Notes" means the 13% Senior Secured Notes issued by Silicon under the Securities Purchase Agreement between Silicon and B III Capital Partners LP, dated as of November 24, 1999.

         "NOL" means the net operating loss of Silicon for the period from November 24, 1999 through the Closing Date, including a write-off of excess and obsolete inventory (defined as "all inventories in excess of 6 months estimated spares usage") as of the Closing.

         "NOL-Gross Inventory Amount" shall have the meaning ascribed to it in
Section 2.1(c)(iii).

         "Original Stock Options" means outstanding options to purchase Silicon Common Stock identified on Schedule 3.2(e) hereto as "original stock options".

         "Pearson Agreement" shall have the meaning ascribed to it in Section 3.4(c).

         "Permitted Liens" means (i) Liens securing Silicon's credit facility,
(ii) Liens for Taxes not yet due and payable, and (iii) mechanics liens and similar Liens incurred in the ordinary course of business that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or cause a Material Adverse Effect with respect to Silicon.

         "Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

         "Pre-Closing Periods" means all Tax periods ending at or before the Closing Date and, with respect to any Tax period that includes but does not end at the Closing Date, the portion of such period that ends at and includes the Closing Date.

         "Pre-Closing Balance Sheet" has the meaning ascribed to it in Section 2.1(c).

         "Preferred Stock Voting Agreement" has the meaning ascribed to it in the Recitals.

         "Prepayment Amount" has the meaning ascribed to it in Section 2.1(b).

         "Proceedings" means any suit, action, proceeding, dispute or claim before or investigation by any Governmental Entity.

         "Proxy Statement" means the proxy statement of Silicon for the purpose of soliciting proxies from the Silicon stockholders to vote in favor of the adoption of this Agreement at the Silicon Special Meeting, together with any accompanying letter to stockholders, notice of meeting form of proxy, and any amendments or supplements of any of these.

         "Restructuring Agreement" shall mean that certain Restructuring Agreement by and between Silicon and BIII Capital Partners, L.P., dated as of November 24, 1999.

         "Retention Agreements" has the meaning assigned to it in Section
5.9(k).

         "Returns" means all returns, reports, estimates, declarations and statements of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

         "Series D Certificate of Determination" means the Certificate of Determination for Silicon's Series D Preferred Stock.

         "Series D Preferred Stock" means the Series D Convertible Redeemable Preferred Stock of Silicon.

         "Series E Certificate of Determination" means the Certificate of Determination for Silicon's Series E Preferred Stock.

         "Series E Preferred Stock" means the Series E Convertible Redeemable Preferred Stock of Silicon.

         "Series E Warrant" means the Warrant to purchase shares of Series E Preferred Stock initially issued to B III Capital Partners, L.P. pursuant to the Restructuring Agreement.

         "Silicon Audited Financial Statements" means the audited consolidated balance sheets and related consolidated statements of income, retained earnings and cash flow, and the related notes thereto of Silicon for the years ended December 31, 1997, 1998 and 1999.

         "Silicon Financial Statements" means the Silicon Audited Financial Statements and the Silicon Interim Financial Statements.

         "Silicon Interim Financial Statements" means the unaudited balance sheet, and the related unaudited statements of income, retained earnings and cash flows of Silicon for the nine-month period ended September 30, 2000.

         "Silicon Latest Balance Sheet" means the latest balance sheet of Silicon included in the Silicon Interim Financial Statements.

         "Silicon Long-Term Debt" means Silicon's long-term debt (excluding current portions thereof) and any payments on employment contracts and non-competition agreements to which Silicon (or a predecessor in interest of Silicon) is a party, including, without limitation, contingent severance obligations.

         "Silicon Stockholders Meeting" means the special meeting of the Silicon stockholders for the purpose of approving this Agreement.

         "Stock Options" means all options to purchase Silicon Common Stock, including, without limitation, options issued pursuant to The Silicon Gaming, Inc. 1999 Long Term Compensation Plan, The Silicon Gaming, Inc. Amended and Restated 1994 Stock Option Plan, and the Silicon Gaming, Inc. 1997 Nonstatutory Stock Option Plan.

         "Stockholders Agreement" has the meaning ascribed to it in Section 6.2(g).

         "Subsidiaries" means corporations, partnerships, joint ventures, associations, trusts, unincorporated organizations, limited liability companies or other entities, 50% or more of the outstanding voting securities or interests of which (or the right to select a majority of the Board of Directors or other governing body), or, if there are no such voting securities or interests, 50% or more of the equity interests of which, are directly or indirectly owned by Silicon, provided, that except as expressly identified herein, WagerWorks shall not be considered a Subsidiary for the purpose of this Agreement.

         "Superior Proposal" has the meaning ascribed to it in Section 5.3(c).

         "Surviving Corporation" has the meaning ascribed to it in Section 1.2.

         "Taxes" means any federal, state, local or other taxes (including, without limitation, income, alternative minimum, franchise, property, sales, use, lease, excise, premium, payroll, wage, employment or withholding taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties and additions to tax).

         "Transaction Costs" means, to the extent not included in the Pre-Closing Balance Sheet or otherwise deducted from the Aggregate Merger Consideration pursuant to Section 2.1(b), (i) all costs and expenses incurred by Silicon in furtherance of the Merger and any other transactions contemplated by this Agreement, including, but not limited to, accounting, legal, investment banker and financial advisor fees, fairness opinion fees and costs and costs and expense incurred for preparing, filing and delivering the Proxy Statement and holding the Silicon Stockholder Meeting, (ii) all costs and expenses incurred by Silicon, including, but not limited to, accounting, legal, investment banker and financial advisor fees and fairness opinion fees related to the WagerWorks Disposition, (iii) all amounts paid or payable under any Retention Agreements, including, but not limited to, amounts disclosed on Schedule 5.9(h), (iv) one-half of the estimated amount of the costs of providing the insurance coverage required under Section 5.13(b) hereof, (v) any costs to obtain the insurance specified in paragraph (b) of Schedule 2 to the Preferred Stock Voting Agreement, assuming that B III makes an election for Silicon to obtain such insurance and (vi) the amounts set forth in paragraph (c) of Schedule 2 to the Preferred Stock Voting Agreement, in the event that B III elects to increase the maximum indemnification amount set forth therein.

         "Voting Agreements" has the meaning ascribed to it in the Recitals.

         "WagerWorks" means WagerWorks, Inc., a Delaware corporation.

         "WagerWorks Disposition" means the disposition of Silicon's equity interest in WagerWorks other than the WagerWorks Shares.

         "WagerWorks Disposition Date" means the date the shares of WagerWorks owned by Silicon, other than the WagerWorks Shares, are disposed of.

         "WagerWorks Shares" means the shares of common stock of WagerWorks owned by Silicon after the WagerWorks Disposition, and which, in the aggregate, equal 4.9% of the equity interest of WagerWorks, on a fully-diluted basis, on the date of this Agreement.

         "WagerWorks Warrant" has the meaning ascribed to it in Section 6.2(e).

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1 Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service (against a receipt therefore); or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing:

If to IGT, to:

         International Gaming Technology
         9205 Prototype Drive
         Reno, Nevada  68511
         Attn: Sara Beth Brown and J. Kenneth Creighton
         Facsimile transmission no.: (775) 448-0120

With a copy to:

         O'Melveny & Myers LLP
         114 Pacifica, Suite 100
         Irvine, California  92618
         Attn: J. Jay Herron
         Facsimile transmission no.:  (949) 737-2300

If to Silicon, to:

         Silicon Gaming, Inc.
         3800 West Bayshore Road
         Palo Alto, California  95203
         Attn: Andrew S. Pascal
         Facsimile transmission no.:  (650) 842-9001

With a copy to:

         Squire, Sanders & Dempsey L.L.P.
         40 North Central Ave.,
         Suite 2700
         Phoenix, AZ 85044
         Attn:  Joseph M. Crabb
         Facsimile transmission no.:  (602) 253-8129

         9.2 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference will be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender, and the singular will include the plural and vice versa, whenever and as often as may be appropriate.

         9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, including the Letter Agreement, and (b) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

         9.4 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable principles of conflicts of law. Each party to this Agreement hereby irrevocably
(a) submits (to the fullest extent permitted by applicable law) to the jurisdiction of any Nevada state or federal court sitting in the Nevada, over any action or proceeding arising out of or relating to this Agreement and (b) waives, to the fullest extent permitted by law, any objection each may now or hereafter have, to the laying of venue in any such action or proceeding in any such court as well as any right each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

         9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it will be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties.

         9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.

         9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.

         9.8 Amendment. This Agreement may only be amended by an instrument in writing signed by each of the parties to this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have caused it to be signed by their respective duly authorized officers as of the date first above written.

                                INTERNATIONAL GAME TECHNOLOGY


                                By:
                                   ---------------------------------------
                                Name:
                                Title:

                                INTERNATIONAL GAME ACQUISITION CORPORATION


                                By:
                                   ---------------------------------------
                                Name: Sarah Beth Brown
                                Title:  President

                                SILICON GAMING, INC.


                                By:
                                   ---------------------------------------
                                Name: Andrew S. Pascal
                                Title: Chairman of the Board, Chief Executive Officer and President

                                    EXHIBIT A

                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

                                                               December 19, 2000


International Game Technology
9205 Prototype Drive
Reno, Nevada  68511
Attn: Sarah Beth Brown

         Re: Agreement of Principal Stockholder Concerning Transfer and Voting of Shares of Silicon

         I understand that you and Silicon (the "Company"), of which the undersigned is a significant stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary ("Sub") of you with and into the Company, but that you have conditioned your willingness to proceed with such agreement (the "Agreement") upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

         1. Voting. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise, in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions.

         2. Ownership. As of the date hereof, my only ownership of, or interest in, equity securities of the Company, including proxies granted to me, consists solely of the interests described in Schedule 1 attached hereto (collectively, the "Shares").

         3. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein prior to the Merger, without your express written consent. Any transferee of the Shares must, as a condition to receipt of such Shares, agree to bound by the terms hereof, in a form satisfactory to you.

         4. Share Legend. If you request, the undersigned shall have the following legend has been placed on the certificates for the Shares:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING

                  AGREEMENT DATED DECEMBER 19, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND IGT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF IGT.

         5. Effective Date; Succession; Remedies; Termination. Upon your acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. I agree that in light of the inadequacy of damages as a remedy, specific performance shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement shall terminate on May 30, 2001, or such later date, if any, to which IGT and the Company agree to extend the date specified in Section 7.1(c) of the Agreement.

         6. Nature of Holdings; Shares. All references herein to our holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

                                              [PRINCIPAL STOCKHOLDER]:


                                              By:
                                                 -------------------------------

AGREED:
INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation

By:
   --------------------------------
Name:
     ------------------------------
Its:
    -------------------------------

                                      A-S-1

                                   SCHEDULE 1

Class                   Number of Shares        Record Owner               Beneficial Owner        Proxy Holder



                                  A-Schedule 1

                                    EXHIBIT B

                    FORM OF PREFERRED STOCK VOTING AGREEMENT


December 19, 2000


International Game Technology
9205 Prototype Drive
Reno, Nevada  68511

         Re: Agreement of B III Capital Partners, L.P., a Delaware limited partnership ("B III"), Concerning Series D Preferred Stock and Series E Warrants of Silicon Gaming ("Silicon")

         B III understands that you and Silicon (the "Company"), of which the undersigned is a significant stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary ("Sub") of you with and into the Company in the form attached hereto as Exhibit A (the "Agreement"), but that you have conditioned your willingness to proceed with such agreement upon your receipt from B III of assurances satisfactory to you of our support of and commitment to the Merger. B III is familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined herein shall have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, B III hereby represent and warrant to you and agree with you as follows:

         1.       Voting.

         (a) Subject to the provisions of Section 1(b), B III will vote or cause to be voted all shares of capital stock of Silicon now or hereafter owned of record or beneficially owned or held in any capacity by B III or under B III control, by proxy or otherwise, in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions.

         (b) The obligations of B III under this Agreement, including the obligations to vote for and consent to the Merger and the transactions contemplated by the Merger Agreement shall be subject to the condition precedent that Silicon shall have completed the WagerWorks Disposition pursuant to a transaction or series of transactions acceptable to and approved by B III.

         2. Waiver of Redemption Rights. From the date hereof through the earlier of (a) the Closing Date and (b) the termination of the Agreement, B III hereby waives its rights, if any, as a holder of Silicon's Series D Preferred Stock to cause Silicon pursuant to Section 2(c) of that certain Certificate of Determination of Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions of Series D Preferred Stock of Silicon dated as of November 24, 1999 to redeem such Series D Preferred Stock held by B III or any other provision thereof or of any other agreement, to cause

Silicon to redeem shares of Series D Preferred Stock. B III hereby agrees that upon consummation of the Merger its shares of Series D Preferred Stock will be converted into a right to receive cash as specified in Section 2.1(d) of the Agreement and it shall have no other rights with respect to such shares. B III acknowledges that Silicon may, in its discretion, modify the terms of outstanding Stock Options (other than an increase in the number of shares of Silicon Common Stock subject to such Stock Options and other than the terms of any Original Stock Options) prior to the Closing, including without limitation modifying or waiving the exercise price thereof, and hereby consents and agrees thereto and hereby waives any adjustment to the conversion price of shares of preferred stock or warrants it owns that would be caused by such action.

         3. Termination of Warrants. B III hereby agrees that upon the Closing Date and subject to effectiveness of the Merger and payment of the Aggregate Merger Consideration, it shall surrender to the surviving corporation all its right, title and interest in the unexercised warrants issued pursuant to each of (a) the Amended and Restated Warrant Agreement dated as of July 8, 1998, by and between Silicon and B III, and (b) the Warrant Agreement dated November 24, 1999, by and between Silicon and B III, except to the extent exercised as a result of the exercise of Exchange Warrants (collectively, the "Warrant Agreements") and shall treat such warrants and the Warrant Agreements as having terminated upon the Effective Time, each having no further legal effect.

         4. Ownership. As of the date hereof, B III's only ownership of, or interest in, equity securities of Silicon, including all warrants and proxies granted to B III or any other rights to purchase shares of capital stock of Silicon, consists solely of the interests described in Schedule 1 attached hereto (collectively, the "Shares").

         5. Restriction on Transfer. B III will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein prior to the Merger, without your express written consent which consent you may withhold in your sole and absolute discretion. Any transferee of the Shares must, as a condition to receipt of such Shares, agree to be bound by the terms hereof, in a form satisfactory to you. B III shall not convert its shares of Series D Preferred Stock into shares of Common Stock during the term of this Agreement.

         6. Share Legend. If you request, B III shall have the following legend has been placed on the certificates for the Shares:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A PREFERRED STOCK VOTING AGREEMENT DATED DECEMBER 19, 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND IGT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF IGT.

         7. Repayment of Debt; General Release. As of the date hereof, the aggregate outstanding principal balance of all amounts owed by Silicon or its Subsidiaries to B III, including any and all amounts owed to B III pursuant to the Amended Notes and New Notes, is $11,328,018.67(the "Outstanding Debt"). B III hereby acknowledges and agrees that, upon the consummation of the Merger and repayment in full, in cash, of the Outstanding Debt, plus any and all accrued and unpaid interest and other amounts due thereon (including the premium payable under Section 6.6(a) of the Securities Purchase Agreement governing the New Notes) through and including the Effective Time, it shall release Silicon, in the form of general release reasonably satisfactory to you and B III, subject to the matters set forth in Schedule 2 attached hereto, from any further liabilities and obligations of any nature whatsoever relating to Silicon, including, without limitation obligations under the Amended Notes and New Notes and that certain Amended and Restated Security Agreement dated November 24, 1999, by and between B III and Silicon and its Subsidiaries (the "Security Agreement") and shall treat all B III's contractual rights, including, without limitation, all rights pursuant to the Amended Notes, New Notes, the Stockholders Agreement, the Restructuring Agreement by and between Silicon, management stockholders and BIII dated November 24, 1999, and the Securities Purchase Agreement, dated as of September 30, 1997, by and between Silicon and B III, as amended, and the Security Agreement as having terminated upon such repayment to B III, each having no further legal effect.

         8. No Solicitation. From the date hereof until the termination hereof, B III will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Silicon or any subsidiary of Silicon (other than WagerWorks) to, or otherwise assist, facilitate or encourage, any person (other than you and Sub) that may be considering making, or has made, an Acquisition Proposal. B III will notify you and Sub within 24 hours after receipt by B III of any Acquisition Proposal or any indication that any such third party is considering making an Acquisition Proposal or any request for nonpublic information relating to Silicon or any subsidiary of Silicon (other than WagerWorks) or for access to the properties, books or records of Silicon or any such subsidiary by any such third party that may be considering making, or has made, an Acquisition Proposal and will keep you fully informed of the status and details of any such Acquisition Proposal, indication or request.

         9. Effective Date; Succession; Remedies; Termination. Upon acceptance and execution of the Agreement, this letter agreement shall mutually bind and benefit you and B III, any of B III's heirs, successors and assigns and any of your successors. B III will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. B III agrees that in light of the inadequacy of damages as a remedy, specific performance shall be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement shall terminate on the earliest of (i) any termination of the Agreement, (ii) the amendment of the Agreement or (iii) May 30, 2001.

         10. Nature of Holdings; Shares. All references herein to B III's holdings of the Shares shall be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

                                           B III CAPITAL PARTNERS, L.P.,
                                           A LIMITED PARTNERSHIP

                                           BY: DDJ CAPITAL III, LLC,
                                                 ITS GENERAL PARTNER

                                           BY: DDJ CAPITAL MANAGEMENT, LLC,
                                                 ITS MANAGER:


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Its:
                                               ---------------------------------
AGREED:

INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation


By:
   ------------------------------------
Name:
     ----------------------------------
Its:
    -----------------------------------


AGREED TO AND ACKNOWLEDGED (WITH RESPECT TO SCHEDULE 2
ONLY)

SILICON GAMING, INC., a California corporation


By:
   ------------------------------------
Name:
     ----------------------------------
Its:
    -----------------------------------

                                      B-S-1

                                   SCHEDULE 1

Class                   Number of Shares        Record Owner            Beneficial Owner         Proxy Holder




                                  B-Schedule 1

                                   SCHEDULE 2

                                       TO

                        PREFERRED STOCK VOTING AGREEMENT


         At closing, Section 7.1 of the Restructuring Agreement dated as of November 24, 1999 by and between Silicon and B III would be amended and restated to provide the following:

(a) Indemnification obligations would be narrowed to relate solely to third-party claims.

(b) Silicon and IGT would be obligated to indemnify B III for 50% of all losses incurred by B III, including the fees of separate counsel for B III, to be selected by B III at its option. Unless counsel for IGT, Silicon and their respective directors and officers determines that there is a conflict of interest, B III would be entitled to elect to be represented by such counsel at no expense to B III. In the event B III elects to utilize its own counsel for all or any portion of the defense of any claim, the expenses of such counsel shall be paid as set forth in the first sentence of this clause (b). In the alternative, B III shall have the right to require Silicon, by election made by B III prior to February 22 , 2001, to have B III named as an additional loss payee on Silicon's current directors and officers insurance policy or obtain such other insurance coverage acceptable to B III, provided that such additional coverage can be obtained and that the cost thereof is reasonable.

(c) The indemnification obligations described above would be capped at an aggregate of $500,000 (i.e., 50% coverage on up to $1,000,000 of losses); provided that B III may elect to increase prior to February 22, , 2001 such aggregate to up to $2,500,000 (i.e., 50% coverage on $5,000,000 of losses) and the Aggregate Merger Consideration would be reduced at the rate of $75,000 for each $500,000 increase (i.e., 50% coverage on each $1,000,000 of additional losses).

(d) IGT and Silicon would agree to cooperate with B III in the defense of any covered third party claim and would provide such documents and other information reasonably requested by B III or its counsel.

(e) The form of Amended and Restated Indemnification Agreement and Release would, at Closing, be attached as an Exhibit to the Preferred Stock Voting Agreement. B III and Silicon agree to act diligently following the execution of the Merger Agreement to inquire about the availability and costs of insurance. The February 22, 2001 deadlines set forth in paragraphs (b) and (c) may be extended if necessary to allow adequate time to complete any inquiry being made concerning the availability and costs of insurance provided that (i) Silicon and B III have acted diligently after the date of Merger Agreement to inquire about the availability and costs of insurance and have undertaken to obtain underwritten coverage and (ii) in no event may the deadline be extended beyond April 6, 2001 without the prior written consent of IGT. IGT shall be considered a third party beneficiary of the undertakings and conditions contained in this paragraph (e).

                                  B-Schedule 2

                                   EXHIBIT C

                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") is made as of December 19, 2000 by and between International Game Technology, a Nevada corporation (the "IGT"), and _______________, an individual ("Consultant").

         WHEREAS, IGT, a Nevada corporation and a direct wholly owned subsidiary of IGT ("Sub") and Silicon Gaming, a Nevada corporation ("Silicon"), have entered into an Agreement and Plan of Merger, dated December 19, 2000, pursuant to which Silicon will merge with and into Sub, with Sub being the surviving corporation (the "Merger"); and

         WHEREAS, upon consummation of the Merger and Consultant's concurrent resignation from Silicon, IGT wishes to retain Consultant to act as a consultant to IGT under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions.

                  (a) "Company's Business" means (i) the development, manufacturing, marketing and distribution of gaming products, (ii) the development, marketing and operation of wide-area progressive systems, and (iii) the business of Silicon as conducted by Silicon immediately prior to consummation of the Merger.

                  (b) "Confidential Information" means information that would constitute a trade secret under the Uniform Trade Secrets Act or that otherwise is not in the public realm and that is developed, owned or obtained by IGT, including, without limitation, information developed by Consultant in the course of performing the Consulting Services, IGT's technical information, marketing and financial information, customer information and sales information.

                  (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality of a government or political subdivision.

                  (d) "Work Product" means: (i) any and all discoveries, inventions and know how, including, without limitation, any and all test data, findings, designs, machines, devices, apparatus, compositions, methods or processes, and/or any improvements of the foregoing, made, conceived, discovered or developed by Consultant, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of the Consulting Services, or that are derived from, are based upon or utilize in any way any proprietary information, data, materials or products belonging to IGT, whether during or after the Term (as defined below); and (ii) all documents, reports or materials of any kind prepared by Consultant in performing the Consulting Services.

         2.       Retention and Compensation.

                  (a) Consulting Services. IGT retains Consultant for the purpose of assisting IGT with the transition associated with the change in ownership of Silicon that will occur as a result of the Merger. Consultant agrees to make himself reasonably available to assist IGT in such transition and the transfer of knowledge relating to Silicon and its subsidiaries provided that nothing in this Agreement shall obligate the Consultant to provide more than 100 aggregate hours of service to IGT during the Term of this Agreement or, after the third month following the date of this Agreement, to compromise or result in the breach of Consultant's duties to his employer.

                  (b) Compensation and Expenses. During the Term (which is defined below), IGT shall pay the Consultant six payments of $4,166.67, payable monthly in advance during the first three months and at the end of each month during the last three months, subject to applicable withholding taxes.

                  (c) Benefits and Perquisites. During the Term, IGT shall reimburse Consultant for his reasonable and documented out of pocket expenses for travel, telephone and any related incidentals. Except as provided in this
Section 2, Consultant shall not be entitled to any other benefits or perquisites.

         3. Confidentiality. Consultant shall keep in strict confidence, and will not, directly or indirectly, at any time, during and after the Term, disclose, furnish, disseminate, make available or, except in the course or performing his duties as a Consultant under this Agreement, use any Confidential Information, without limitation as to when or how Consultant may have acquired such information.

         4. Nonsolicitation. Consultant shall not, directly or indirectly, at any time during the Term solicit or induce or attempt to solicit or induce any employee, representative, agent or consultant of IGT, Silicon or Sub to terminate his, her or its employment, representation or other association with IGT, Silicon or Sub.

         5. Assignment. All Work Product is deemed a "work for hire" in accordance with the U.S. Copyright Act and is owned exclusively by IGT. If, and to the extent, any of the Work Product is not considered a "work for hire," Consultant shall, without further compensation, assign to IGT, and does hereby assign to IGT, Consultant's entire right, title and interest in and to all Work Product. At IGT's expense and at IGT's request, Consultant shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain IGT's proprietary rights in the Work Product throughout the world. Consultant appoints IGT as its agent and grants IGT a power of attorney for the limited purpose of executing all such documents.

         6. Publication. Consultant shall not publish or submit for publication, or otherwise disclose to any Person other than IGT, any data or results from Consultant's work on behalf of IGT without the prior written consent of IGT.

         7.       Term and Termination.

                  (a) Term. The term of this Agreement commences on the effective date of the Merger and continues for six months (the "Term") unless earlier terminated pursuant to Section 7(b).

                  (b) Termination. This Agreement will terminate upon Consultant's death or permanent disability or, beginning three months after the effective date of the Merger, the inability of Consultant to perform without comprising or breaching Consultant's duties to his employer.

                  (c) Effect of Termination; Effective Time. Upon termination or expiration of this Agreement: (i) IGT promptly shall pay to Consultant all amounts due and owing subject to applicable withholding taxes; and (ii) Consultant promptly shall return, in good condition, all property of IGT, including, without limitation, all copies of the Confidential Information. The term of this Agreement shall commence concurrent with the closing of the Merger and the concurrent resignation of Consultant as an employee of Silicon.

                  (d) Survival. The obligations of IGT and Consultant set forth in this Agreement that by their terms extend beyond or survive the termination or expiration of this Agreement will not be affected or diminished in any way by the termination or expiration of this Agreement.

         8.       General.

                  (a) No License. This Agreement may not be construed to grant and does not grant to Consultant any right or license with respect to any know-how, Confidential Information, trademarks or other proprietary right of IGT (apart from the right to make necessary use of the same in rendering Consulting Services under this Agreement).

                  (b) Gaming Regulatory Authority Approvals. IGT and Consultant agree that performance of this Agreement is contingent upon obtaining any necessary initial and continuing approvals or licenses from any gaming regulatory authorities having jurisdiction over the parties hereto or the subject matter of this Agreement. If any approval or license is denied, suspended or revoked, this Agreement shall terminate immediately; provided, however, that if the denial, suspension or revocation affects only part performance of this Agreement, the parties hereto may by mutual agreement continue to perform under this Agreement to the extent it is not affected by any denial, suspension or revocation. Neither party shall be liable to the other for any damages, fees, costs or expenses arising from any failure to perform this Agreement as a result of any applicable gaming regulatory agency having taken any of the above-mentioned actions.

                  (c) Lack of Agency. Neither party will be responsible, either directly or indirectly, for any liability of the other party. Neither party is deemed an agent of the other party and no actions of either party will be inferred to create an agency relationship by third parties. Consultant shall not have the authority to bind or obligate IGT in any way and Consultant does not represent that he has such authority.

                  (d) Severability. Should any provisions of this Agreement be held illegal, invalid or unenforceable by any court or regulatory agency of competent jurisdiction, such provision is to be modified by such court or regulatory agency in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement will remain in full force and effect and are to be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained in this Agreement.

                  (e) Applicable Law. This Agreement and all disputes arising under it are governed by the laws of the State of Nevada. Each party submits to the jurisdiction of the federal and state courts located within the State of Nevada.

                  (f) No Waiver. None of the terms of this Agreement is deemed waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver is effective only in the specific instance and for the specific purpose for which it was made or given.

                  (g) Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but Consultant may not assign or delegate this Agreement without the prior written consent of IGT.

                  (h) Headings. The headings in this Agreement are inserted for convenience only and do not affect the meaning of this Agreement.

                  (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which are one and the same instrument.

                  (j) Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than IGT and Consultant any rights or remedies under, or by reason of, this Agreement.

                  (k) Notices. All notices and other communications required or permitted under this Agreement must be in writing and are duly given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

                  (i)      If to IGT:

                           International Gaming Technology
                           9205 Prototype Drive
                           Reno, Nevada  68511
                           Attn: Sara Beth Brown and J. Kenneth Creighton Facsimile transmission no.: (775) 448-0120

                  (ii)     If to Consultant:

                  (l) Amendment. This Agreement may be amended only by a writing executed by the parties to this Agreement.

                  (m) Entire Agreement. This Agreement is the entire understanding and agreement between the parties relating to this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to this subject matter.

         IN WITNESS WHEREOF, IGT and Consultant have executed this Agreement as of the date and year first above written.

                                     INTERNATIONAL GAME TECHNOLOGY,
                                     a Nevada Corporation

                                     By:
                                        ---------------------------------------
                                         Name:
                                         Title:



                                     ------------------------------------------

                                     By:
                                        ---------------------------------------



                                      C-S-1

                                    EXHIBIT D

                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") is made as of December 19, 2000 by and between International Game Technology, a Nevada corporation (the "IGT"), and Tom Carlson, an individual ("Consultant").

         WHEREAS, IGT, a Nevada corporation and a direct wholly owned subsidiary of IGT ("Sub") and Silicon Gaming, a Nevada corporation ("Silicon"), have entered into an Agreement and Plan of Merger, dated December 19, 2000, pursuant to which Silicon will merge with and into Sub, with Sub being the surviving corporation (the "Merger"); and

         WHEREAS, upon consummation of the Merger and Consultant's concurrent resignation from Silicon, IGT wishes to retain Consultant to act as a consultant to IGT under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions.

                  (a) "Company's Business" means (i) the development, manufacturing, marketing and distribution of gaming products, (ii) the development, marketing and operation of wide-area progressive systems, and (iii) the business of Silicon as conducted by Silicon immediately prior to consummation of the Merger.

                  (b) "Confidential Information" means information that would constitute a trade secret under the Uniform Trade Secrets Act or that otherwise is not in the public realm and that is developed, owned or obtained by IGT, including, without limitation, information developed by Consultant in the course of performing the Consulting Services, IGT's technical information, marketing and financial information, customer information and sales information.

                  (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality of a government or political subdivision.

                  (d) "Work Product" means: (i) any and all discoveries, inventions and know how, including, without limitation, any and all test data, findings, designs, machines, devices, apparatus, compositions, methods or processes, and/or any improvements of the foregoing, made, conceived, discovered or developed by Consultant, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of the Consulting Services, or that are derived from, are based upon or utilize in any way any proprietary information, data, materials or products belonging to IGT, whether during or after the Term (as defined below); and (ii) all documents, reports or materials of any kind prepared by Consultant in performing the Consulting Services.

         2.       Retention and Compensation.

                  (a) Consulting Services. IGT retains Consultant for the purpose of assisting IGT with the transition associated with the change in ownership of Silicon that will occur as a result of the Merger. Consultant agrees to make himself reasonably available to assist IGT in the such transition and the transfer of knowledge relating to Silicon and its subsidiaries provided that nothing in this Agreement shall obligate the Consultant to provide more than 60 aggregate hours of service to IGT during the Term of this Agreement, or, after the third month following the date of this Agreement, to compromise or result in the breach of Consultant's duties to his employer.

                  (b) Compensation and Expenses. During the Term (which is defined below), IGT shall pay the Consultant six payments of $2,500, payable monthly in advance during the first three months and at the end of each month during the last three months, subject to applicable withholding taxes.

                  (c) Benefits and Perquisites. During the Term, IGT shall reimburse Consultant for his reasonable and documented out of pocket expenses for travel, telephone and any related incidentals. Except as provided in this
Section 2, Consultant shall not be entitled to any other benefits or perquisites.

         3. Confidentiality. Consultant shall keep in strict confidence, and will not, directly or indirectly, at any time, during and after the Term, disclose, furnish, disseminate, make available or, except in the course or performing his duties as a Consultant under this Agreement, use any Confidential Information, without limitation as to when or how Consultant may have acquired such information.

         4. Nonsolicitation. Consultant shall not, directly or indirectly, at any time during the Term solicit or induce or attempt to solicit or induce any employee, representative, agent or consultant of IGT, Silicon or Sub to terminate his, her or its employment, representation or other association with IGT, Silicon or Sub.

         5. Assignment. All Work Product is deemed a "work for hire" in accordance with the U.S. Copyright Act and is owned exclusively by IGT. If, and to the extent, any of the Work Product is not considered a "work for hire," Consultant shall, without further compensation, assign to IGT, and does hereby assign to IGT, Consultant's entire right, title and interest in and to all Work Product. At IGT's expense and at IGT's request, Consultant shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain IGT's proprietary rights in the Work Product throughout the world. Consultant appoints IGT as its agent and grants IGT a power of attorney for the limited purpose of executing all such documents.

         6. Publication. Consultant shall not publish or submit for publication, or otherwise disclose to any Person other than IGT, any data or results from Consultant's work on behalf of IGT without the prior written consent of IGT.

         7.       Term and Termination.

                  (a) Term. The term of this Agreement commences on the effective date of the Merger and continues for six months (the "Term") unless earlier terminated pursuant to Section 7(b).

                  (b) Termination. This Agreement will terminate upon Consultant's death or permanent disability or, beginning three months after the effective date of the Merger, the inability of Consultant to perform without comprising or breaching Consultant's duties to his employer.

                  (c) Effect of Termination; Effective Time. Upon termination or expiration of this Agreement: (i) IGT promptly shall pay to Consultant all amounts due and owing subject to applicable withholding taxes; and (ii) Consultant promptly shall return, in good condition, all property of IGT, including, without limitation, all copies of the Confidential Information. The term of this Agreement shall commence concurrent with the closing of the Merger and the concurrent resignation of Consultant as an employee of Silicon.

                  (d) Survival. The obligations of IGT and Consultant set forth in this Agreement that by their terms extend beyond or survive the termination or expiration of this Agreement will not be affected or diminished in any way by the termination or expiration of this Agreement.

         8.       General.

                  (a) No License. This Agreement may not be construed to grant and does not grant to Consultant any right or license with respect to any know-how, Confidential Information, trademarks or other proprietary right of IGT (apart from the right to make necessary use of the same in rendering Consulting Services under this Agreement).

                  (b) Gaming Regulatory Authority Approvals. IGT and Consultant agree that performance of this Agreement is contingent upon obtaining any necessary initial and continuing approvals or licenses from any gaming regulatory authorities having jurisdiction over the parties hereto or the subject matter of this Agreement. If any approval or license is denied, suspended or revoked, this Agreement shall terminate immediately; provided, however, that if the denial, suspension or revocation affects only part performance of this Agreement, the parties hereto may by mutual agreement continue to perform under this Agreement to the extent it is not affected by any denial, suspension or revocation. Neither party shall be liable to the other for any damages, fees, costs or expenses arising from any failure to perform this Agreement as a result of any applicable gaming regulatory agency having taken any of the above-mentioned actions.

                  (c) Lack of Agency. Neither party will be responsible, either directly or indirectly, for any liability of the other party. Neither party is deemed an agent of the other party and no actions of either party will be inferred to create an agency relationship by third parties. Consultant shall not have the authority to bind or obligate IGT in any way and Consultant does not represent that he has such authority.

                  (d) Severability. Should any provisions of this Agreement be held illegal, invalid or unenforceable by any court or regulatory agency of competent jurisdiction, such provision is to be modified by such court or regulatory agency in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement will remain in full force and effect and are to be construed in accordance with the modified provision as if such illegal, invalid or unenforceable provision had not been contained in this Agreement.

                  (e) Applicable Law. This Agreement and all disputes arising under it are governed by the laws of the State of Nevada. Each party submits to the jurisdiction of the federal and state courts located within the State of Nevada.

                  (f) No Waiver. None of the terms of this Agreement is deemed waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver is effective only in the specific instance and for the specific purpose for which it was made or given.

                  (g) Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but Consultant may not assign or delegate this Agreement without the prior written consent of IGT.

                  (h) Headings. The headings in this Agreement are inserted for convenience only and do not affect the meaning of this Agreement.

                  (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which are one and the same instrument.

                  (j) Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than IGT and Consultant any rights or remedies under, or by reason of, this Agreement.

                  (k) Notices. All notices and other communications required or permitted under this Agreement must be in writing and are duly given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

                  (i)      If to IGT:

                           International Gaming Technology
                           9205 Prototype Drive
                           Reno, Nevada  68511
                           Attn: Sara Beth Brown and J. Kenneth Creighton Facsimile transmission no.: (775) 448-0120

                  (ii)     If to Consultant:

                  (l) Amendment. This Agreement may be amended only by a writing executed by the parties to this Agreement.

                  (m) Entire Agreement. This Agreement is the entire understanding and agreement between the parties relating to this subject matter and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties relating to this subject matter.

         IN WITNESS WHEREOF, IGT and Consultant have executed this Agreement as of the date and year first above written.

                                      INTERNATIONAL GAME TECHNOLOGY,
                                      a Nevada Corporation

                                      By:
                                         --------------------------------------
                                            Name:
                                            Title:


                                      TOM CARLSON

                                      By:
                                         --------------------------------------


                                      D-S-1

                                    EXHIBIT E

                               AGREEMENT OF MERGER
                                     MERGING
                   INTERNATIONAL GAME ACQUISITION CORPORATION
                                  WITH AND INTO
                              SILICON GAMING, INC.

         Pursuant to Section 1103 of the California General Corporation Law ("CGCL"), Silicon Gaming, Inc., a California corporation, hereby submits the following agreement of merger ("Agreement of Merger") and applicable officers' certificates, whereby International Game Acquisition Corporation, a California corporation, will merge with and into Silicon Gaming, Inc. (the "Merger").

         1. Constituent Corporations. The names and places of incorporation of the constituent corporations planning to merge pursuant to this Agreement of Merger are as follows:

                  (a) Silicon Gaming, Inc., a California corporation
         ("Silicon");

                  (b) International Game Acquisition Corporation, a California corporation ("NewCo").

         2. Surviving Corporation. Silicon shall be the surviving corporation of the Merger (Silicon is hereinafter referred to as the "Surviving Corporation"). The separate existence of NewCo shall cease upon the effective date of the Merger, ____________, 2001 (the "Effective Date"), at 12:01 a.m. Pacific Standard Time (the "Effective Time"), in accordance with the provisions of the CGCL.

         3. Articles of Incorporation. The Articles of Incorporation of Silicon, as amended and restated and filed with the Articles of Merger with the Secretary of State of the State of California, shall be the Articles of Incorporation of the Surviving Corporation thereafter unless and until amended in accordance with the terms of the Articles of Incorporation and as provided by law.

         4. Boards of Directors' Approval. The Boards of Directors of Silicon and NewCo, respectively, have approved the terms of this Agreement of Merger.

         5. Shareholders' Approval. The shareholders of Silicon and NewCo, respectively have approved the terms of this Agreement of Merger.

         6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of NewCo, Silicon or the stockholders of such entities:

                  (a) Capital Stock of NewCo. Each issued and outstanding share of capital stock of NewCo will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (b) Merger Consideration. The consideration to be paid by IGT for 100% of the equity interests in Silicon shall be $45,000,000 (the "Aggregate Merger Consideration"), of which $2,500,000 (the "Prepayment Amount") was previously paid to Silicon on October 17, 2000 upon execution of that certain letter agreement (the "Letter Agreement") regarding the transaction, and of which the remaining $42,500,000, subject to the following adjustments, will be paid at the Effective Time:

                           (i) The Aggregate Merger Consideration will be
                  increased, on a dollar for dollar basis, in an amount equal to the aggregate of the following items, to the extent such items are reflected as current assets on the Agreed Upon Pre-Closing Balance Sheet:

                                    (A)      accounts receivables (net of any
                           allowance for doubtful accounts); plus

                                    (B)      cash on hand; plus

                                    (C)      prepaid expenses.

                           (ii) The Aggregate Merger Consideration will be
                  decreased, on a dollar for dollar basis, in an amount equal to the aggregate of the following:

                                    (A)      all obligations and liabilities of
                           Silicon, including Transaction Costs incurred but not yet paid by Silicon, that would remain outstanding after the Closing as set forth on the Agreed Upon Pre-Closing Balance Sheet, provided that any liabilities or obligations (including, without limitation, estimates of warranty costs, the estimated costs of settling or resolving any pending or threatened litigation (other than the Drews Distributing litigation identified on Schedule 3.10 to the Agreement) and, if applicable, the amount of accounting fees payable by Silicon under Section 6(c) hereof) not reflected on the Agreed Upon Pre-Closing Balance Sheet shall nevertheless be valued by mutual agreement between Silicon and IGT and such amounts shall be treated as reductions in the Aggregate Merger Consideration; and

                                    (B)      obligations and liabilities of
                           Silicon retired by IGT prior to or as a condition of the Closing (to the extent not included in Section 6(b)(ii)(A) above) including, without limitation, indebtedness owned to B III under the Amended Notes, the New Notes and indebtedness under the Berg Note, each of which shall be paid in full, in cash, at the Closing.

                           (iii) The Aggregate Merger Consideration will be
                  adjusted if the aggregate dollar amount of NOL plus Gross Inventory (the "NOL-Gross Inventory Amount") as set forth on the Agreed Upon Pre-Closing Balance Sheet is less than $10,000,000 or greater than $13,000,000, as follows:

                                    (A)      If the NOL-Gross Inventory Amount
                           is more than $13,000,000, the Aggregate Merger Consideration will be increased by the present value of the tax benefit created by the amount of NOL-Gross Inventory Amount in excess of $13,000,000 using a 37% tax-rate and a 9.75% discount rate; and

                                    (B)      If the NOL-Gross Inventory Amount
                           is less than $10,000,000, the Aggregate Merger Consideration will be decreased by the present value of the tax benefit lost by the amount of NOL-Gross Inventory Amount less than $10,000,000 using a 37% tax-rate and a 9.75% discount rate.

                  (c) Conversion of Silicon Capital Stock; Conversion Cash. Subject to Section 6(b) of this Agreement of Merger, each share of Silicon Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the quotient of the Aggregate Merger Consideration (as adjusted pursuant to Section 6(b) hereof) minus the Prepayment Amount to the extent not previously reflected on an adjustment to the Aggregate Merger Consideration pursuant to Section 6(b) hereof), divided by the total number of shares of Silicon Common Stock issued and outstanding at the Effective Time (assuming for such purposes that each outstanding share of Series D Preferred Stock shall have been converted into 4,384.53149701 shares of Silicon Common Stock, all then outstanding Stock Options (excluding the Original Stock Options) have been accelerated and exercised in full, each outstanding share of Series E Preferred Stock shall have been converted into 1,000 shares of Silicon Common Stock and any shares issuable as the result of the exercise prior to the closing of any Exchange Warrants or any other outstanding warrants are issued and outstanding rounded to the nearest hundredth of a whole cent (the "Conversion Cash), and each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the product of 4,384.53149701 multiplied by an amount equal to the Conversion Cash and each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the product of 1,000 multiplied by an amount equal to the Conversion Cash.

                  (d) Definitions. In addition to the other defined terms used in this Agreement, the following terms when capitalized have the meanings indicated.

         "Agreed Upon Pre-closing Balance Sheet" means (1) the Pre-Closing Balance Sheet if, within three Business Days following delivery of the Pre-Closing Balance Sheet to International Game Technology, a Nevada corporation ("IGT"), IGT has not given notice to Silicon of objections to the Pre-Closing Balance Sheet, or (2) the Pre-Closing Balance Sheet as amended after any objections by IGT have been resolved either by the parties or by a "Big 5" accounting firm selected by mutual agreement of IGT and Silicon.

         "Amended Notes" means the $7.5 million aggregate principal amount of Senior Discount Notes not exchanged for Series D Preferred Stock of Silicon under the Restructuring Agreement and certain terms and provisions of which were amended pursuant to Amendment No. 2 to the Securities Purchase Agreement."

         "Berg Note" means the promissory note issued by Silicon to Mr. Carl Berg, in the principal amount of $1,000,000, dated as of July 28, 2000.

         "Gross Inventory" means the total amount of inventory reflected on Silicon's balance sheet as of the Closing Date, determined in accordance with accounting principles generally accepted in the United States, applied on a basis consistent with the Pre-Closing Balance Sheet.

         "New Notes" means the 13% Senior Secured Notes issued by Silicon under the Securities Purchase Agreement between Silicon and B III Capital Partners LP, dated as of November 24, 1999.

         "NOL" means the net operating loss carry forwards, including a write-off of excess and obsolete inventory (defined as "all inventories in excess of 6 months estimated spares usage") as of the closing.

         "Original Stock Options" means options to purchase Silicon Common Stock issued pursuant to The Silicon Gaming, Inc. Amended and Restated 1994 Stock Option Plan, and the Silicon Gaming, Inc. 1997 Nonstatutory Stock Option Plan and identified on Schedule 3.2(e) hereto as "original stock options".

         "Pre-Closing Balance Sheet" means an estimated closing Silicon balance sheet provided to IGT by Silicon at least seven business days prior to closing.

         "Stock Options" means options to purchase Silicon Common Stock issued pursuant to The Silicon Gaming, Inc. 1999 Long Term Compensation Plan, The Silicon Gaming, Inc. Amended and Restated 1994 Stock Option Plan, and the Silicon Gaming, Inc. 1997 Nonstatutory Stock Option Plan.

         "Transaction Costs" means all costs and expenses incurred by Silicon in furtherance of the Merger and any other transactions contemplated by this Agreement, including, but not limited to, accounting, legal, and fairness opinion fees and costs as well as costs and expense incurred for preparing, filing and delivering the Proxy Statement and holding the Silicon Stockholder Meeting.

         7. Further Assurances. NewCo shall, from time to time, take all such actions, and execute and deliver, or cause to be executed and delivered, all such instruments and documents, as may be deemed necessary or advisable to carry out the intent and purpose of the Merger.

         8. Counterparts. This Agreement of Merger may be executed in two counterparts, both of which shall be deemed an original and both of which shall constitute but one and the same instrument.


                            [Signature page follows]

         IN WITNESS WHEREOF, the duly authorized, undersigned officers execute the Agreement of Merger on behalf of their respective corporations on this _____ day of __________, 2001.


         SILICON GAMING, INC.


                                       By:
                                          -------------------------------------
                                       Name: Andrew S. Pascal
                                       Its:     Chairman of the Board, President
                                                and Chief Executive Officer


                                       By:
                                          -------------------------------------
                                       Name:
                                       Its:     Secretary



         INTERNATIONAL GAME ACQUISITION CORPORATION


                                       By:
                                          -------------------------------------
                                       Name: Sarah Beth Brown
                                       Its:     President


                                       By:
                                          -------------------------------------
                                       Name: Sarah Beth Brown
                                       Its:     Secretary

                                     ANNEX B

                                FAIRNESS OPINION

                        [LETTERHEAD OF US BANCORP LIBRA]

                                December 7, 2000

The Board of Directors
Silicon Gaming, Inc.
2800 West Bayshore Road
Palo Alto, CA  94303

        Dear Members of the Board:

We understand that Silicon Gaming Inc., a California corporation ("SGIC" or the "Company"), is considering a transaction (the "Transaction") in which the Company will be merged with and into a newly formed wholly-owned subsidiary of International Game Technology, a Nevada corporation ("IGT"), with the Company as the surviving corporation.

The proposed Agreement and Plan of Merger between IGT and the Company, as provided to us by the Company (the "Merger Agreement") provides, among other things, that IGT will pay $45,000,000 in cash as aggregate merger consideration (the "Merger Consideration"), subject to adjustment as set forth in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company's equity holders of the proposed merger consideration.

In the ordinary course of business, U.S. Bancorp Libra, its successors and affiliates may trade securities of the Company or IGT for their own accounts or for their customers and accordingly, may at any time hold a long or short position in such securities. We have been engaged to deliver our opinion by the Board of Directors of the Company for a fee of $100,000, irrespective of whether or not the Transaction is consummated.

Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any equity holder of the Company as to how such equity holder should vote with respect to the Transaction.

In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft provided to us for our review and that IGT and the Company will comply with all material terms of the Merger Agreement. You have not authorized us to, and we have not, solicited indications of interest in a business combination with the Company from any party; Our opinion does not address the relative merits of the Transaction contemplated pursuant to the Merger Agreement as compared to any alternative business transaction that might be available to the Company.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) discussed the proposed transaction with the Company's largest equity holder, (iv) discussed the sale process with the Company's management, (v) conducted discussions with members of the Company's senior management regarding the information and other data relating to the business and financial prospects of the Company, (vi) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company, (vii) compared the financial terms of the Transaction with the publicly available information with respect to the financial terms of certain other transactions that we believe to be generally relevant, (viii) reviewed the Merger Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate;

In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, we have not made or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any detailed physical inspection of the properties or assets of the Company.

With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future performance of the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the Company's underlying business decision to effect the Transaction or the strategic and operational benefits of the Transaction. Our opinion is directed only to the fairness, from a financial point of view to the Company's equity holders of the proposed Merger Consideration and does not constitute a recommendation to any Company equity holder as to how such holder should vote with respect to the Transaction.

In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the proposed Transaction will not significantly delay consummation of the Transaction, and that, in the course of obtaining such approvals, no requirement or restriction will be imposed that will have a material adverse effect on the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof the Merger Consideration, subject to the adjustments set forth in the Merger Agreement, is fair to the Company's equity holders taken as a whole from a financial point of view.

Our opinion expressed herein is provided solely for the use of the Company's Board of Directors in evaluating the Transaction and is not on behalf of, and is not intended to confer rights or remedies upon any person other than the Company's Board of Directors (including, without limitation, any equity holder). Our opinion may not be published or otherwise issued or referred to, nor shall any public reference to U.S. Bancorp Libra be made without our prior written consent; provided, however, that this opinion may be included in its entirety and referred to in any prospectus or proxy statement distributed to the Company's equity holders in connection with the Transaction so long as each inclusion and reference is in form and substance satisfactory to U.S. Bancorp Libra.

                     Very truly yours,

                     U.S. Bancorp Libra


                     By:  /s/ Gregory Bousquette
                     Managing Director

                                     ANNEX C

                               DISSENTER'S RIGHTS

CALIFORNIA CODES
CORPORATIONS CODE
SECTION 1300-1312

1300. (a) If the approval of the outstanding shares (Section 152)of a corporation is required for a reorganization under subdivisions(a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

         (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A)or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

         (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

         (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

         (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. 1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

         (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

         (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

         (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

         (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

         (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

         (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

         (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

         (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

         (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

         (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

         (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

         (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

         (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                      PROXY

                              SILICON GAMING, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE SPECIAL MEETING OF STOCKHOLDERS, _____________, 2001

         KNOW ALL MEN BY THESE PRESENTS that the undersigned, stockholder(s) of SILICON GAMING, INC., do(es) hereby appoint Andrew S. Pascal and Paul Mathews, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Special Meeting of Stockholders of SILICON GAMING, INC., to be held on ______________, 2001, and at any and all adjournments thereof, to vote all shares of capital stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTLY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. IT WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER OF BUSINESS PROPERLY COMING BEFORE THE MEETING.

_________________, 2001


Dear Stockholder,

You are cordially invited to attend the Special Meeting of Stockholders to be held at 9:00 a.m. on ______________, 2001 at Silicon's principal executive offices which are located at 2800 W. Bayshore Road, Palo Alto, California 94303. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Special Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided.

                                                 Sincerely,


                                                 Andrew S. Pascal
                                                 Secretary

[X]      PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy revokes any and all other proxies heretofore given by the undersigned.

1. To approve the Agreement and Plan of Merger among Silicon, International Game Technology and International Game Acquisition Corporation.

     [__]     FOR              [__]     AGAINST           [__]     ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [__]

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN PROXY IN THE ENVELOPE PROVIDED.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in a fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or authorized person. If a partnership, please sign in partnership's name by authorized person.

Signature:                                             Date
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Signature:                                             Date
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